THE UNITED ILLUMINATING COMPANY

401(k)/EMPLOYEE STOCK OWNERSHIP PLAN

(“THE UI KSOP”)

Amended & Restated to Incorporate All Amendments Since the 1997 Restatement and the Applicable Provisions of the 2007 Cumulative List
(Including Selected Provisions of the Pension Protection Act of 2006)

GENERALLY EFFECTIVE AS OF JANUARY 1, 2002

ADOPTED AS OF JULY 28, 2008

TABLE OF CONTENTS

Page
ARTICLE I	1
ESTABLISHMENT OF PLAN	1
1.01 Establishment of Plan	1
1.02 Purpose of Plan	1
1.03 Nature of Plan	1

ARTICLE II	1
ELIGIBITLIYT FOR PARTICIPATION	2
2.01 Eligible and Ineligible Classes of Employees	2
2.02 Participation On the Effective Date	3
2.03 General Participation Rule	3
2.04 Transfer In or Out of Eligible Class of Employees	3
2.05 Rehired Employees	3
2.06 Misclassification or Mistake of Fact	3
2.07 Absence from Employment	4
ARTICLE III	6
FUNDING	6
3.01 Funding Policy	6
3.02 Company Contributions	7
3.03 Reversion of Contributions to the Company	13
3.04 After-Tax Employee Contributions	14
3.05 Forfeitures	15
3.06 Investment of Contributions	15
3.07 Valuation of Company Stock	19
3.08 Expenses of Plan Amendment and Administration	19
3.09 Fund is Sole Source of Benefits	20
3.10 Transfers	21
3.11 Suspension of Salary Reduction Agreements	21
ARTICLE IV	22
ALLOCATIONS AND ACCOUNT BALANCES	22
4.01 Books and Records to Show Account Balances	22
4.02 Separate Accounts Maintained	22
4.03 Allocation of Contributions	22
4.04 Allocation of Accruals; Application of Dividends	24
4.05 Valuation and Allocation of the Fund	26
4.06 Account Balance Subject to Change Until Distributed	27
ARTICLE V	22
BENEFITS AND VESTING	28
5.01 Benefits Are Based on Account Balances	28
5.02 Vesting in Account Balances	28
5.03 Normal Retirement Benefits	28
5.04 Early Retirement Benefits	28
5.05 Deferred Retirement Benefits	28
5.06 Disability Retirement Benefits	28
5.07 Death Benefits	29
5.08 Benefits Before Termination of Employment	29
5.09 Benefits Following Termination of Employment	32
5.10 Changes in Vesting Provisions	34
5.11 No Vesting or Benefits Except As Expressly Provided	34
5.12 Loans to Participants	35

i

ARTICLE VI	38
PAYMENT OF BENEFITS	38
6.01 General Rules for Payment	38
6.02 Commencement of Benefits	44
6.03 Code Section 401(k) Restrictions on Distribution	45
6.04 Form of Payment	46
6.05 Eligible Rollover Distributions	47
6.06 Automatic Rollover Distributions	49
6.07 Payment of Death Benefits	49
6.08 Designation of Beneficiaries	49
6.09 Benefit Elections	50
6.10 Information to be Furnished Participant	51
6.11 Payments to Minors or Incompetents	51
6.12 Settlement of Small Benefits	51
6.13 Suspension of Benefits Upon Reemployment	52
6.14 Discharge of Obligation; Receipt and Release	52
6.15 Nonalienation of Benefits	52
6.16 Benefit Claims Procedures	53
6.17 Qualified Domestic Relations Order Procedures	55
6.18 Unclaimed Benefits	56
ARTICLE VII	57
LIMITATIONS ON BENEFITS	57
7.01 Limitation on Defined Contribution Plan Annual Additions	57
7.02 Benefit Reductions to Meet Annual Addition Limitations	59
7.03 Handling of Excess Amounts Caused by Annual Additions Limitation	59
7.04 Salary Reductions in Excess of Permissible Dollar Limits	60
7.05 Limitations on Salary Reduction Contributions	61
7.06 Average Contribution Percentage Test for Company Matching and Voluntary After-Tax Contributions	67
ARTICLE VIII	73
TOP HEAVY REQUIREMENTS	73
8.01 When Top-Heavy Provisions Are Operative	73
8.02 Top-Heavy Minimum Contributions	74
8.03 Top-Heavy Minimum Vesting	75
8.04 Determination of Top-Heavy Status	76
ARTICLE IX	76
LEVERAGE, VOTING RIGHTS AND OTHER PROVISIONS RELATING TO STOCK	76
9.01 Leverage	76
9.02 Voting of Stock	77
9.03 Voting of Unallocated Stock	79
9.04 Restrictions on Stock Distributed	79
9.05 Puts, Calls and Options	79
9.06 Protections and Rights Are Nonterminable	79
9.07 Diversification Election Rights Prior to January 1, 2007	79
9.08 Dissenters’ Rights	80
ARTICLE X	81
AMENDMENT, MERGER OR TERMINATION	81
10.01 Amendment	81
10.02 Merger or Consolidation	81
10.03 Termination	82
10.04 Termination Distributions	82

ii

ARTICLE XI	83
PARTICIPATING EMPLOYERS	83
11.01 Application of Plan to Participating Employers	83
11.02 Adoption of Plan	83
11.03 Extent of Participation	83
11.04 Transfer of Employees Among Employers	83
11.05 Plan Administration and Expenses	84
11.06 Plan Amendment	84
11.07 Termination of an Employer's Participation	85
11.08 Restrictions on Amendments, Mergers or Terminations by Employers	85
ARTICLE XII	85
PLAN FIDUCIARIES AND ADMINISTRATION	85
12.01 Administration by Named Fiduciaries	85
12.02 Administrative and Investment Committee	86
12.03 Duties, Powers and Authority of the Plan Administrator	86
12.03A Duties, Powers and Authority of the Investment Committee	87
12.04 Agent for Service of Legal Process	87
12.05 Company Actions	88
12.06 Communications To and From Plan Fiduciaries	88
12.07 Multiple Capacities; Fiduciary Duties	88
12.08 Reliance; Fiduciary Liability; Exoneration	89
12.09 Indemnification of Fiduciaries	89
12.10 Bonding	89
ARTICLE XIII	90
MISCELLANEOUS PROVISIONS	90
13.01 Plan for Exclusive Benefit of Employees	90
13.02 Rights of Participants Not Expanded	90
13.03 Plan Subject to Insurance Contracts and Trusts	91
13.04 Governing Law and Savings Clause	91
13.05 Headings	91
13.06 Gender and Number	91
13.07 Definitions	91
GLOSSARY	91
EXECUTION PAGE	106
APPENDIX A	107
Matching Contributions	107
APPENDIX B	108
Limitation on Annual Additions Prior to January 1, 2008	108
APPENDIX C	110
Required Minimum Distributions Prior to January 1, 2003	110
EXHIBIT A	112
Participating Employers As of January 1, 2008	112

iii

 Section 1.01

ARTICLE I
ESTABLISHMENT OF PLAN
1.01  Establishment of Plan.  Effective as of August 1, 1998, The United Illuminating Company Employee Savings Plan was merged into The United Illuminating Company Employee Stock Ownership Plan.  The United Illuminating Company (the “Company”) amended and restated its employee stock ownership plan to reflect such merger, and to incorporate certain changes required by the Family Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997.  The Plan was further amended and restated effective retroactively as of January 1, 1997, by a restatement adopted on September 24, 2001, to incorporate all amendments made to the Plan since the prior restatement and to bring the Plan into compliance with applicable provisions of the Small Business Job Protection Act of 1996 that were effective for Plan years beginning after December 31, 1998, as well as with applicable provisions of the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Tax Relief Act of 2000.
Effective as of January 1, 2002, except as otherwise specified herein, the Plan is hereby amended and restated to incorporate all Plan amendments made since the 1997 restatement, including amendments made pursuant to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), the final regulations under Section 401(a)(9) of the Code and applicable provisions of the 2007 Cumulative List (including certain provisions of the Pension Protection Act of 2006).
1.02  Purpose of Plan.  The purpose of the Plan is to provide eligible Employees with an opportunity and incentive to save for their retirement, and to enable eligible Employees and their Beneficiaries to share in the growth and prosperity of the Company by providing them ownership of Company Stock.
1.03  Nature of Plan.  The Plan is intended to qualify as a defined contribution 401(k) plan, and a stock bonus plan and trust meeting the requirements of Sections 401(a), 501(a) and related provisions of the Internal Revenue Code.  The Plan is also intended to allow leveraged acquisitions of Company Stock and, accordingly, is intended to meet the requirements of Sections 409 and 4975(e)(3) of the Code pertaining to employee stock ownership plans.  The ESOP portion of the Plan, as defined in the Glossary of the Plan, is intended to be, and shall remain, primarily (that is, more than 50%) invested in Company Stock.

 Section 1.03

ARTICLE II
ELIGIBILITY FOR PARTICIPATION
2.01  Eligible and Ineligible Classes of Employees.  All salaried and hourly Employees except those in the ineligible classes of Employees designated below, shall be eligible to participate in the Plan upon completing the eligibility requirements of Sections 2.02 or 2.03.  The following classes of Employees shall be ineligible to participate in the Plan:
(i) Non-Participating Collectively Bargained Employees:  Employees included in a unit of Employees covered by a collective bargaining agreement which does not provide for their participation in the Plan or any particular feature thereof, where such benefits were the subject of good faith bargaining;
(ii) Employees of Non-Participating Employers:  Individuals who are employed by Related Employers of the Company which have not adopted the Plan for the benefit of their Employees.
           (iii) Leased Employees:  Individuals who are classified by the Company as Leased Employees under Section 414(n) of the Code, even if the individual actually is, or is reclassified by the Internal Revenue Service as, a common law employee of the Company;
(iv) Project Employees:  Individuals who are classified by the Company as Project Employees and who were retained to work on one or more discrete projects of a finite duration, unless the Company extends Plan participation to such individuals pursuant to a written agreement;
(v) Per Diem or Casual Workers:  Individuals who are classified by the Company as per diem or casual and who work only on an “as needed basis”;
(vi) Temporary Employees:  Individuals who are classified by the Company as employed on a temporary basis, provided that their employment does not continue beyond one (1) year;
(vii) Independent Contractors or Contract Workers:  Individuals who are classified by the Company in good faith as independent contractors or contract workers and not common law employees, as evidenced by the fact that the Company is not paying such individuals through the Company’s payroll system or withholding taxes from his or her compensation, even if the individual actually is, or is reclassified by the Internal Revenue Service as, a common law employee of the Company; and

 Section 2.01

(viii) Individuals Waiving Participation:  Any individuals who have knowingly waived their right to participate in the Plan, as evidenced by a written agreement to that effect.

During any period when an Employee is included in an ineligible class of Employees, he shall be ineligible to become a Participant in the Plan, or if otherwise a Participant, shall be ineligible to make Salary Reduction Contributions and share in Company contributions.  Effective January 1, 2006, notwithstanding the foregoing, with respect to the ineligible Employees described in subparagraphs (iv) (project employees), (v) (per diem or casual workers) and (vi) (temporary employees) above, if any such Employee is credited with 1000 Hours of Service during a Plan Year, then such Employee shall be in an eligible class of Employees and shall participate in the Plan in accordance with Section 2.04.
2.02  Participation On the Effective Date.  Each eligible Employee employed by the Company on the Effective Date, who was a Participant in the Prior Plan, shall continue as a Participant.  Each Employee of the Company on the Effective Date who was not a Participant in the Prior Plan shall be or become a Participant in accordance with Sections 2.03 or 2.04.
2.03  General Participation Rule.  Except as otherwise provided in Section 2.04, en eligible Employee not becoming a Participant under Section 2.02, above, shall become a Participant as of the Employee’s date of hire.
2.04  Transfer In or Out of Eligible Class of Employees.  In the event a Participant becomes ineligible to participate in the Plan because he is no longer a member of an eligible class of Employees, such Employee shall resume his status as an Eligible Participant under the Plan immediately upon his return to an eligible class of Employees.  In the event an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, such Employee shall commence participation in the Plan immediately upon becoming a member of the eligible class.
2.05  Rehired Employees.  If a rehired Employee meets the participation requirements and is in an eligible class of Employees at the time of his rehire, he shall become a Participant or resume his status as an eligible Participant under the Plan immediately upon his rehire.  If the Employee had not met participation and eligibility requirements as specified in this Article prior to separation from employment, such Employee shall be eligible to participate in the Plan in accordance with Section 2.03.
2.06  Misclassification or Mistake of Fact.  Any contribution made by the employer because of a mistake of fact must be returned to the Company within one year of the contribution.  If a misclassification or mistake is made

 Section 2.06

concerning the participation of an Employee in the Plan, either by including an ineligible Employee, or excluding an eligible Employee, and if such mistake is not timely discovered and corrected for the Plan Year in which it occurred, upon discovery of such error in a subsequent Plan Year an adjustment to the Employee's Account Balances shall be made.
In the case of the inclusion of an ineligible Employee, (a) the portion of such Employee's Account Balance attributable to Salary Reduction Contributions for a period of ineligibility shall be distributed to the individual, and (b) the portion of such Employee's Account Balance attributable to Company Contributions for the period of ineligibility shall be returned to the Company as a mistaken contribution in accordance with Section 3.03(a) hereof if return is requested within one year of payment; otherwise such amount shall be treated as a forfeiture and allocated in accordance with Section 3.05 hereof.
In the case of the exclusion of an eligible Employee, the Company shall correct such error as soon as practicable by making a qualified non-elective contribution to the Plan on behalf of the Employee that is equal to the Actual Deferral Percentage for the Employee’s group (either Highly Compensated Employees or Non-Highly Compensated Employees), as applicable, for each Plan Year during which the Employee was omitted from participation in the Plan. For matching contributions on Salary Reduction Contributions which the Employee would have received if such Employee were not omitted from participation in the Plan, the Employer shall make a qualified non-elective contribution to the Plan on behalf of such Employee for each Plan Year during which the Employee was omitted from participation in the Plan that is based on the Average Contribution Percentage for the Employee’s group (either Highly Compensated Employees or Non-Highly Compensated Employees). Alternatively, the Company may correct under any one of the other permissible correction methods provided in regulations or other IRS guidance.
2.07  Absence From Employment.  The Company's leave policy shall be applied in a uniform and nondiscriminatory manner to all Participants under similar circumstances.
(a) Absence from employment on account of active duty with the Armed Forces of the United States will be counted as employment with the Company, provided that the Employee returns to service with the Company within the period during which employment rights are protected by law following severance from such government service.  If the Employee does not return to active employment with the Company, the Employee’s service will be

 Section 2.07
deemed to have ceased on the date the Administrator receives notice that such Employee will not return to the active service of the Company.
(b) Notwithstanding any provision of this plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with §414(u) of the Internal Revenue Code, effective for reemployments initiated on or after December 12, 1994.  Accordingly, if an Employee in qualified military service returns to employment with the Employer during the time that re-employment rights are protected, the Employee shall receive credit for Vesting Service for the period of qualified military service.  With respect to contributions under this Section 2.07(a), the following rules shall apply:

(i) Upon reemployment following a period of qualified military service, a Participant shall be entitled (but not required) to make up his or her Salary Reduction Contributions to the Plan for the period during which he or she was absent from employment on account of qualified military service.  Such contributions may not exceed the amount that such Participant would have been permitted to make under the Plan had he or she remained continuously employed during the period of qualified military service, adjusted for any Salary Reduction Contributions made during the period of qualified military service.  Accordingly, the Participant is not permitted to contribute interest on the make-up contributions.  Such make-up contributions shall not be subject to the limits described in Sections 3.02(a)(1)(ii), 7.01, 7.05 and 7.06 of the Plan with respect to the Plan Year in which such contributions are made, but shall be subject to such limits with respect to the Plan Year to which they relate.  A Participant is not required to make up the full amount of Salary Reduction Contributions that were missed due to the period of absence due to qualified military service.  The reemployed Participant shall be entitled to make up such Salary Reduction Contributions beginning from the date of reemployment and continuing to the first to occur of: (1) the end of the period which is three (3) times the length of the Participant’s immediate past period of qualified military service; (2) five years from the date of reemployment; or (3) such Participant’s subsequent termination of employment, provided, however, that if the formerly reemployed Participant is subsequently rehired, any remaining make-up time shall again be available to him or her.

(ii) To the extent the Participant makes up any portion of his or her missed Salary Reduction Contributions, the Employer shall contribute Company Matching Contributions with respect to such Salary Reduction Contributions, in accordance with the timing and other rules for Company Matching

 Section 2.07

     Contributions set forth in Article III of the Plan.  To the extent that the Company Matching Contribution percentage or amount specified in Section 3.02(a)(2) of the Plan changed during the period of absence due to qualified military service, the Plan Administrator shall develop a reasonable, nondiscriminatory procedure for allocating make-up Salary Reduction Contributions to the period of absence that corresponds to periods during which the different match level(s) were in effect.

(iii) To the extent that the Plan provides for Company contributions under Article III of the Plan that are not dependent upon any level of Salary Reduction Contributions by a Participant, the Company shall make such Company contributions with respect to a Participant reemployed following a period of qualified military service within 90 days of such Participant’s reemployment, or the date by which contributions are normally made for the year in which the military service was performed, if later.

(iv) The make-up Salary Reduction Contributions and any make-up Company Contributions shall not be adjusted for any investment experience (gains or losses) that such Participant’s Plan account experienced during the period of qualified military service.

(v) Contributions made in accordance with this Section 2.07(a) of the Plan shall be considered annual additions with respect to the Limitation Year(s) to which they relate, not with respect to the Limitation Year(s) in which they are made.

(c) With respect to unpaid family and medical leave, contributions, benefits and service credit will be provided in accordance with 29 CFR §825.215, effective for leaves commencing on or after August 5, 1993.  During an unpaid medical or family leave under the FMLA, the Participant shall not incur any Break in Service, but shall not receive credit for Vesting Service during such leave. Paid FMLA leave shall count toward Vesting Service up to the 501 Hour limit specified in the definition of Hour of Service.
ARTICLE III
FUNDING
3.01  Funding Policy.  The Company shall establish a funding policy and method consistent with the objectives, terms and conditions of the Plan and, as appropriate, communicate the same to other Plan Fiduciaries.  The Plan Administrator shall arrange for the establishment and maintenance of such funding accounts as may be required by ERISA or appropriate in connection with the administration of the Plan.

 Section 3.02

3.02  Company Contributions.
(a) Amount of Contributions.  The Company shall contribute the following amounts without regard to whether the Company has current or accumulated income for the period during which such amounts are being contributed and without regard to the age of the Participant. The sum of employer contributions made pursuant subsections 3.02(a)(2) and (3) shall not exceed the amount deductible for federal income tax purposes, currently twenty-five percent (25%) of total Compensation of Eligible Participants with respect to fiscal years commencing on or after January 1, 2002, such limit being applied excluding Salary Reduction Contributions and Catch-Up Contributions.
(1) Salary Reduction Contributions for Employees.  Each Participant may elect by means of a signed writing filed with the Plan Administrator to have his Compensation (only with respect to Compensation not currently available (within the meaning of Treas. Reg. §1.401(k)-1(a)(3)(iii)) as of the date of the election), reduced during the period for which such Compensation is paid, and have that amount contributed to the trust fund by his Participating Employer on his behalf as a Salary Reduction Contribution.  Effective with respect to Plan Years beginning on and after January 1, 2006, such contribution cannot be “pre-funded” or otherwise precede the Participant’s election or the services with respect to which the contribution is made are performed, in accordance with Treas. Reg. §1.401(k)-1(a)(3)(iii).  Notwithstanding the foregoing, contributions are permitted to be made before the services with respect to a pay period are performed, on an occasional basis, provided the contributions are made early in order to accommodate a bona fide administrative consideration and are not paid early with a principal purpose of accelerating deductions.  Except as otherwise determined by the Plan Administrator, Salary Reduction Contributions shall be made in whole percentages of Compensation in an amount of no less than one percent (1%) of such Participant’s Compensation (the Participant’s “Salary Reduction Contributions”). Except to the extent permitted under Section 3.02(a)(5) hereof and Section 414(v) of the Code, if applicable, in no event shall Salary Reduction Contributions for a Participant with respect to a Plan Year exceed the least of the following amounts:
(i) 75% of the Participant’s Compensation for such Plan Year, with such Compensation being calculated after deduction for all applicable taxes and other payroll deductions and reductions (for Plan Year 2002, 100% of the Participant’s Compensation for the Plan Year, and

 Section 3.02

prior to the Plan Year commencing January 1, 2002, 15% of the Participant’s Compensation for the Plan Year);
(i) the amount specified in Section 402(g) of the Code, as adjusted by the Secretary of the Treasury from time to time (i.e., $11,000 for 2002, $12,000 for 2003, 13,000 for 2004, $14,000 for 2005, $15,000 for 2006, $15,500 for 2007); or
(ii) with respect to Limitation Years beginning prior to January 1, 2002, the amount that can be contributed as a result of a Hardship Distribution made in accordance with Section 5.08 hereof.

With respect to periods during which Salary Reduction elections are in force for Participants, the Participating Employer shall contribute to the Plan an amount equal to the Salary Reduction for each electing Participant.  Salary Reduction elections shall be subject to nondiscriminatory rules and procedures approved by the Plan Administrator in its discretion from time to time.  Normally, Salary Reduction elections are effective as soon as administratively feasible following receipt of the election by the Plan Administrator or its designee, and may be prospectively revoked or modified either orally or in writing effective as soon as administratively feasible following receipt of such revocation or modification by the Plan Administrator or its designee. Salary Reduction Contributions are subject to the limitations of Section 5.08 hereof (with respect to Hardship Distributions) and to the limitations of Article VII hereof and may be limited, adjusted or returned in accordance with the provisions of Article VII.  Salary Reduction Contributions fully vested and non-forfeitable at all times and shall be allocated to Participants' Salary Reduction Account Balances as provided in Section 4.03 hereof.

(2) Company Matching Contributions.
(i) Safe Harbor Matching Contribution.  With respect to each pay period commencing on or after January 1, 2003, the Company (and each other Participating Employer) shall make a Company matching contribution to the trust for the benefit of each Participant on whose behalf it made a Salary Reduction Contribution for the pay period.  The amount of the matching contribution shall be equal to 100% of the Salary Reduction Contribution made for the Participant’s benefit for the pay period up to three percent (3%) of the Participant’s Compensation for the pay period, and 50% of the Salary Reduction Contribution made on the Participant’s

 Section 3.02

benefit for the pay period on Salary Reduction Contributions made in excess of three percent (3%) up to and including five percent (5%) of such Participant’s Compensation for the pay period.  The maximum matching contribution shall be equal to four percent (4%) of the Participant’s Compensation for the pay period.  Contributions made under this subsection are intended to satisfy the designed based safe harbor provisions of Code Sections 401(k)(12)(B) and 401(m)(11).  All matching contributions made under this Subsection shall be immediately and fully vested and non-forfeitable.  All matching contributions made under this subsection shall be subject to 401(k) distribution restrictions; provided, however, that subject to approval by the IRS, Company matching contributions shall be made in Company Stock unless the Board of Directors determines that they shall be made in cash.  Notwithstanding the foregoing, or any other provision of this Plan to the contrary, effective with respect to Plan Years beginning on and after January 1, 2006, Catch-up Contributions that are re-characterized as non-Catch-up Salary Reduction Contributions (because the Participant did not make elective deferrals in excess of any applicable Code or Plan limit), shall not be disregarded in allocating Safe Harbor Company matching contributions, to the extent necessary to satisfy the requirements of Code Sections 401(k)(12) and 401(m)(11) and the regulations thereunder.
(ii) Safe Harbor Notice Requirements. At least thirty (30) days (and no more than ninety (90) days) before the beginning of the Plan Year, the Committee shall provide each Eligible Employee with a notice (the “Notice”) in writing, or through an electronic medium reasonably accessible to the Employee, which is (A) sufficiently accurate and comprehensive to apprise the Employee of his or her rights and obligations under the Plan, and (B) written in a manner calculated to be understood by the average Employee eligible to participate in the Plan.  For purposes of the preceding sentence, the Notice shall be considered sufficiently accurate and comprehensive provided that it accurately describes:
(A) the safe harbor matching formula used under the Plan (including a description of the levels of matching contributions, if any, available under the Plan);
(B) any other contributions under the Plan and the conditions under which such contributions are made;

 Section 3.02

(C) the Plan to which safe harbor contributions will be made (if different than this Plan);
(D) the type and amount of Compensation that may be deferred under this Plan;
(E) how to make cash or deferred elections including any administrative requirements that apply to such elections;
(F) the period available under the Plan for making cash or deferred elections; and
(G) withdrawal and vesting provisions applicable to contributions under the Plan.
In the case of an Employee who does not receive the Notice within the period described in the first sentence of this subsection (ii) because the Employee becomes eligible at a point not within the 30-90 day notice period, the timing requirement is deemed to be satisfied if the Notice is provided no more than ninety (90) days before the Employee becomes eligible (and no later than the date the Employee becomes eligible).
(iii) True-up for Maximum Safe Harbor Match.  If, with respect to any Plan Year commencing on or after January 1, 2004, (a) a Participant has made Salary Reduction Contributions to the Plan (excluding any Catch-up Contributions) equal to the amount specified in Section 402(g) of the Code, as adjusted by the Secretary of the Treasury from time to time (i.e., $13,000 for 2004, $14,000 for 2005 and $15,000 for 2006, and $15,500 for 2007), and (b) the aggregate Company matching contribution made under (a)(2) above is less than 100% of such Participant’s Salary Reduction Contributions up to and including 3% of his Compensation for the Plan Year, and less than 50% of the Participant’s Salary Reduction Contributions on Salary Reduction Contributions made in excess of 3% up to and including 5% of such Participant’s Compensation for the Plan Year, then the Company (or, if applicable a Participating Employer) shall make a supplemental Company matching contribution on behalf of the Participant with respect to such Plan Year, but in no event shall such aggregate Company matching contribution exceed 4% of the Participant’s Compensation for the Plan Year.  The Company may make such supplemental Company matching contribution by continuing the Company matching contribution

 Section 3.02

in effect at the time that the Participant’s Salary Reduction Contributions were terminated due to having reached the maximum limit permitted under Section 402(g) of the Code until such time as the aggregate Company matching contribution, calculated in accordance with the foregoing provisions of this subsection (iii) have been made.  In the event that the Company fails to fully make such supplemental Company matching contribution by the end of the Plan Year to which such Contribution relates, then it shall make such contribution as soon as administratively feasible following the end of such Plan Year, but in no event later than the end of the first calendar quarter following such Plan Year end.
For Plan Years beginning on or after January 1, 2002, Salary Reduction Contributions that are determined to be Catch-up Contributions pursuant to Section 3.02(a)(5) hereof and Code section 414(v), shall not be eligible for Company matching contributions pursuant to this Section 3.02(a)(2) and 4.03(c) hereof.  In the event that a Participant’s matched Salary Reduction Contributions is later re-characterized as a Catch-up Contribution, the related Company matching contributions (and earnings thereon), if any, shall be forfeited by the Participant, to the extent then forfeitable.
(3) Other Company Contributions.
(i) 25% Dividend Match.  Effective as of January 1, 2003, with respect to dividends paid on and after that date, the 25% dividend match was eliminated.
(ii) Additional Company Contributions.  Effective as of April 1, 2005, with respect to collectively bargained Employees hired on or after that date or rehired following their previous termination of service, effective May 1, 2005, with respect to non-collectively bargained Employees hired on or after that date or rehired on or after that date, and effective January 1, 2007, with respect to Employees (whether or not collectively bargained) who irrevocably elect, during the 2006 “pension choice” election period, to cease benefit accruals under The United Illuminating Pension Plan as of December 31, 2006, the Company shall make the following contributions:
(A) 4% of eligible Compensation for the Plan Year, regardless whether the Employee makes Salary Reduction Contributions hereunder or performs a certain number

 Section 3.02

of Hours of Service during a Plan Year, but only if the Participant is not, in fact, accruing benefits under the UI Pension Plan; plus
(B) $1,000 per Plan Year, regardless whether the Employee makes Salary Reduction Contributions hereunder or performs a certain number of Hours of Service.
Contributions under this subsection 3.02(a)(3)(ii) shall be spread ratably throughout the Plan Year with each pay period, and shall be pro-rated for 2005 (with respect to those Employees who first became eligible for such contribution in 2005), and for any Plan Year in which the Employee participates in this contribution feature of the Plan for only a portion of such Year.  Contributions made under this Subsection (ii) shall be subject to the vesting schedule contained in Section 5.09, and shall be distributable at the same time and in the same manner as that portion of the Participant’s Account attributable to Salary Reduction and Company matching contributions, provided, however, effective with respect to Additional Company Contributions made on or after April 1, 2005, that such contributions (and the income thereon) shall not be available for distribution on account of hardship, under  Section 5.08(d) of the Plan, and shall not be available to loan under the Participant loan provisions of Section 5.12 of the Plan.
(4) Acquisition Loan Repayments.  With respect to any Plan Year in which an Acquisition Loan is outstanding, the Company shall contribute to the Plan an amount sufficient to pay interest and principal then due on any Acquisition Loan for such Plan Year.  All Company contributions made to pay interest on such Acquisition Loan shall be fully deductible when paid, and Company Contributions made to repay Acquisition Loan principal shall be deductible up to twenty-five percent (25%) of the total Compensation of all participants for the fiscal year of the Company in which such loan repayment is made.
As the currently maturing obligation under the Acquisition Loan is paid and Leveraged Shares are released from encumbrance in accordance with Section 4.03(g), the Company may use the Company Stock so released to make any and all Company Contributions provided for in Sections 3.02(a)(2) and 3.02(a)(3)(i).  To the extent that the Company Stock released is insufficient to make the full Company Contribution provided for in Sections 3.02(a)(2) and (a)(3)(i), the remainder of such Company Contributions shall be made by the Company.

 Section 3.02

(5) Catch-up Contributions.  Effective for Salary Reductions Contributions made in Plan Years commencing on or after January 1, 2002, all Employees eligible to make Salary Reduction Contributions who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-up Contributions in accordance with and subject to the limitations of section 414(v) of the Code (i.e., for 2002 the “applicable dollar limit” is $1,000, $2,000 for 2003, $3,000 for 2004, $4,000 for 2005, and $5,000 for 2006 and thereafter).  Such Catch-up Contributions shall not be taken into account for purposes of Section 415 of the Code.  The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(12), 402(g), 410(b), 415  or 416 of the Code, as applicable, by reason of the making of such Catch-up Contributions.  Catch-up Contributions shall be made by eligible Participants by the end of each calendar year for such year.  Catch-up Contributions shall be treated as Salary Reduction Contributions for purposes of Sections 3.02(a)(1) and 4.03(a) and allocated to Participants’ Salary Reduction Contribution Accounts but shall not be eligible for Company matching contributions pursuant to Sections 3.02(a)(2) and 4.03(c).  Catch-up Contributions shall not be considered Salary Reduction Contributions for purposes of the Average Deferral Percentage test of Section 7.05 of the Plan, and shall not be included in the calculation of applicable 415 limits or 404 deduction limits.  The determination of whether a Salary Reduction Contribution shall be treated as a Catch-up Contribution shall be made at the end of the Plan Year.
(b) Payment of Contributions.  The Company shall pay the contributions under Section 3.02 above, to the Trustee in such amounts and at such times as the Company may determine to be desirable to further the purposes of the Plan.  Normally, Company matching contributions shall be made on a monthly basis.  However, in no event shall such Company matching contributions be made with respect to a Plan Year later than the due date (including extensions) of the Company's federal tax return for the fiscal year of the Company during which the Plan Year ends.  Salary Reduction Contributions for Participants shall be paid to the Trustee as soon as they can be reasonably segregated from the Company’s general assets, but in no event later than the fifteenth (15th) business day of the month following the month in which such amounts would have been paid to Participants if no Salary Reduction had been in force.
3.03  Reversion of Contributions to the Company.  Consistent with Section 6.15(a), hereof, no contributions shall revert to the Company, except that:

 Section 3.03

(a) in the case of a contribution or portion thereof which is made by the Company by mistake of fact, the amount contributed by mistake may be returned to the Company upon its request within one year after the payment thereof;
(b) the Company's contributions under Section 3.02 hereof are conditioned on qualification of this Plan under Section 401 of the Code, and if the Plan receives an adverse determination from the Internal Revenue Service after an application has been timely filed for such determination, such contributions shall be returned to the Company upon its request within one year after the date of denial of qualification of the Plan;
(c) the Company's contributions under Section 3.02, above, are hereby conditioned on their deductibility under Section 404 of the Code and, to the extent not so deductible (either with respect to the tax year for which made, or, in the case of a contribution intentionally made in excess of the current tax year's deductible amount under Section 404 of the Code, in an appropriate subsequent tax year), such contributions shall be returned to the Company upon its request within one year after the disallowance of the deduction; and
(d) in the event the Plan terminates at a time when there are unallocated funds in a suspense account provided for by the Plan in order to comply with the limitations under Section 415 of the Code, any and all such funds shall be returned to the Company upon its request.
Notwithstanding the foregoing, no refund shall be made from the Fund of any property or funds otherwise subject to refund hereunder which have been distributed to Participants or Beneficiaries.  No interest shall be paid to the Company with respect to any refundable contribution.  In determining the amount to be refunded pursuant to Section 3.03(a) or (c), above, the refund shall be reduced by any net loss attributable to the contribution to be refunded, but shall not be increased by any net gain so attributable.
3.04  After-Tax Employee Contributions.
           (a) Prior to 1987, Participants were permitted to make Voluntary After-tax Contributions under the TRAESOP provisions of the Prior Plan which were matched by Company TRAESOP matching contributions.
(b) Prior to June 30, 1998, any Participant could elect, by means of a signed writing filed with the Plan Administrator, to make Voluntary Employee Contributions to the Plan on an after-tax basis equal to the amount of cash dividends which actively employed Participants have elected to have applied to purchase additional shares of Company Stock in accordance with Section 4.04.  Voluntary Employee After-tax Contributions are credited to a Participant's Voluntary Employee After-tax Contribution Account Balance, and such amounts shall be one hundred

 Section 3.04

percent (100%) vested and non-forfeitable at all times.  No Voluntary Employee Contributions or after-tax dividend reinvestment shall be permitted in the Plan after June 30, 1998.
3.05  Forfeitures.  All amounts in a Participant's Salary Reduction Contribution Account Balance, Rollover or Transferred Account Balances, Voluntary After-Tax Contribution Account Balance, and Company Mandatory (i.e., dividend matching) and Company Matching Contribution Account Balance shall at all times be fully vested and non-forfeitable under the Plan.  A Participant's Additional Company Contribution Account Balance shall be subject to the Vesting Schedule in Section 5.09, unless otherwise provided in Article V.  Non-vested amounts treated as forfeitures or amounts from misclassification or mistake of fact which are not otherwise returnable to the Company may be applied to pay Plan administrative expenses or applied to reduce Company matching contributions, then Additional Company Contributions for the year in which the forfeiture occurs.
3.06  Investment of Contributions.
(a) Generally.  All contributions under the Plan shall be added to the Fund held by the Trustee under the Trust Agreement, to be managed, invested, reinvested and distributed in accordance with the Plan, the Trust Agreement and any agreement with an insurance company or other financial institution constituting a part of the Plan and Fund.  The management and control of the assets of the Plan shall be vested in the Trustee designated by the Company, provided that the Company may appoint one or more Investment Managers to manage, acquire or dispose of any assets of the Plan.
(b) Participant Directed Investments.
(i) Of Salary Reduction and Additional Company Contribution Account Balances.  A Participant or, in the event of a Participant’s death, a Beneficiary may direct the investment of the Participant’s Account which consists of the Participant’s Salary Reduction Account Balance and, effective as of April 1, 2005, Additional Company Contribution Account Balance, in accordance with the rules and regulations from time to time promulgated by the Administrative Committee as to the specific investments offered and the timing and frequency of investment changes.
(ii) Of  ESOP Account Balances.
(1) On and After January 1, 2007.  Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2007, any Participant or alternate payee with an Account under the Plan, and any Beneficiary of a deceased Participant, shall have the right to diversify that portion of his

 Section 3.06

or her Company Stock Account into any other investments offered by the Plan (consisting of not fewer than three other diversified investment options with materially different risk and return characteristics), in the same manner and with the same frequency as other investment transfers that are permitted under the Plan, as follows:
(A) that portion of such ESOP Account Balance attributable to elective deferrals, employee after-tax contributions, and rollover contributions, if any, including earnings thereon shall be immediately diversifiable; and
(B) that portion of such ESOP Account Balance attributable to Company contributions (including earnings thereon) shall be diversifiable if the Participant has completed at least three years of Vesting Service. The diversification right under this subparagraph (b)(ii) shall also apply with respect to any alternate payee who has an Account under the Plan attributable to any Participant who has completed at least three years of Vesting Service, and shall apply to any Beneficiary of a deceased Participant.
The provisions of this Section 3.06(b)(ii)(1) shall supersede Sections 5.08(e) and 9.07 as of January 1, 2007. This right of diversification shall exist so long as the Company Stock is publicly traded on an established securities market.  Such right of diversification shall be subject to such restrictions as the Administrative Committee may impose from time to time as part of the Company’s securities laws compliance policies. For example, and not by way of limitation, such right shall not apply (i) to Participants during periods in which they are prohibited from trading in Company Stock in connection with the release of the Company’s quarterly earnings, interim earnings guidance or other potentially material information, or during any event specific blackout period; or (ii) during any blackout period imposed by the Plan (e.g., for changes in record keepers or plan investments); or (iii) to insiders during any blackout period imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002.
Effective as of April 1, 2007 or such later date as may be provided by Treasury regulations or other guidance, individuals who have diversified out of Company Stock shall be permitted to redirect such investment back into Company Stock in accordance with the terms and conditions of such guidance.  Notwithstanding the foregoing, prior to April 1, 2007 or such later

 Section 3.02

date as may be provided by Treasury regulations or other guidance, such individuals shall not be permitted to re-direct their investment back into Company Stock once they have diversified out of such investment.
(2) Prior to January 1, 2007.  Effective as of January 1, 1999 and prior to July 1, 2002, any Participant who has been a Participant in the Plan for at least five (5) years, may elect to diversify the investment of up to 25% of the then dollar value in his ESOP Account (as defined in the Glossary) from Company Stock to the other investment options available under the terms of the Plan.  Effective as of July 1, 2002 and prior to January 1, 2007, the percentage diversifiable under this subsection shall increase to 40% (from 25%).  In the event such a Participant is deceased, his Beneficiary shall have such right of diversification.  This right of diversification is in addition to the rights afforded Participants under Section 9.07 of the Plan. The Participant may transfer the diversified portion of his ESOP Account with the same frequency and manner, and in accordance with the same rules as are applicable generally to Participant directed investments under the Plan.  Notwithstanding the foregoing, the Participant may not elect to redirect investment of his ESOP Account Balance back into Company Stock, except that the Participant shall have the rights accorded him under Section 6.04 to receive a distribution of his ESOP Account, including any portion diversified under this Section 3.06(b)(ii)(2) (but not under Section 9.07), in Company Stock with fractional shares paid in cash upon his termination of service. Notwithstanding anything in this Section 3.06(b)(ii), it is the intent of the Company that the ESOP portion of the Plan remain primarily invested in Company Stock.  The Company may take any and all actions necessary to the extent that such diversification threatens to cause the ESOP portion of the Plan to fail to be invested primarily in Company Stock.  This Section 3.06(b)(ii)(2) shall be superseded by Section 3.06(b)(ii)(1) as of January 1, 2007.
(iii) Status of Plan under Section 404(c) of ERISA.  By virtue of the Participant directed investments in this Section 3.06(b)(i) and (ii), the Plan is intended to constitute a plan described in Section 404(c) of ERISA and the final regulations issued thereunder.  As such, the fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by the Participant (or Beneficiary).  However, the Participant or Beneficiary shall not be deemed to be a

 Section 3.06

Plan fiduciary by reason of the exercise of control over the investment of his Account.  Participant investment directions shall be subject to such rules and regulations as to the timing and frequency of investment changes, limitations, allocations of expenses and other aspects of Plan investment as the Investment Committee may from time to time establish in writing.  The Company may change the types of investments offered from time to time, and may add or delete any particular investment option by resolution of the Board of Directors or the Investment Committee if so authorized by the Board.
(iv) Restrictions on Insiders.  Any election by an officer of the Company to (a) transfer money out of  Company Stock in the Plan into another investment offered under the Plan, (b) invest in Company Stock under the Plan, or (c) receive a cash distribution from Common Stock in the Plan, shall be automatically ineffective and void if (i) it would involve the acquisition or disposition of one or more shares of Company Stock in a Discretionary Transaction, and (ii) the officer attempting to make the election has engaged in a Discretionary Transaction, under the Plan or any other employee benefit plan of the Company, involving the acquisition or disposition of one or more shares of Company Stock within the six-month period immediately preceding the date of such attempted election.
A “Discretionary Transaction” means any transaction pursuant to the Plan or any employee benefit plan of the Company that is made at the volition of a Participant, other than a transaction made in connection with the Participant’s death, disability, retirement or termination of employment, or a transaction that is required to be made available to the Participant pursuant to the terms of the Code or applicable regulations.  Transfers by Restricted Participants of funds out of, or into, Company Stock in the Plan may be made only with the approval of the Company and in accordance with applicable securities regulations and may not be made via telephonic transfer instructions.  The restrictions contained in this subsection apply to transfers among investment funds, investment and reinvestment, withdrawals, and distributions affecting a Participant’s Company Stock Account.  Effective as of January 1, 2007, in addition to the foregoing restrictions of this subsection, any election by a Participant to (a) transfer out of Company Stock in the Plan into another investment offered thereunder, (b) invest in Company Stock under the Plan, or (c) receive a cash distribution shall be ineffective during any ‘blackout’ period in which such Participant is prohibited from effecting such transaction due to restrictions imposed by the Company as part of the Company’s securities laws compliance policies.

3.07  Valuation of Company Stock.
(a) For Purposes of Acquisition.  In determining the value of Company Stock contributed as Company Contributions, and in determining the price at which the Trustee shall purchase Company Stock from the Company, the value of Company Stock as of a date shall be computed on the basis of the average of the closing prices of the Shares, as reported on the composite tape for New York Stock Exchange listed securities, for the five (5) consecutive trading days immediately preceding such date.
(b) For Purposes of Allocation.  In determining the value of Company Stock being allocated to Participants' Accounts, including the value of Company Stock being allocated as it is released from the Loan Suspense Account, the value of Company Stock as of such allocation date shall be computed on the basis of the average of the closing prices of the Shares, as reported on the composite tape for the New York Stock Exchange listed securities for the five (5) consecutive trading days immediately preceding such allocation date.
(c) For Purposes of Disposition.  With respect to distributions which are to be made to Participants in cash, that portion or all of the vested Account Balances of (1) Participants terminating during a Plan Year and electing a cash distribution and (2) Participants electing a cash distribution of Shares of Company Stock subject to diversification, shall be liquidated by the Plan Trustee as soon as administratively practicable but not later than sixty (60) days following the close of the Plan Year in the case of (1) above and (ii) during the second quarter following the close of the Plan Year, in the case of (2) above.  The amount to be distributed to each Participant shall equal the net proceeds of all Company Stock sales transacted by the Trustee on account of distributions on the date in question, divided by the number of whole and fractional shares of Company Stock then being cashed out of Participants' Accounts.
3.08  Expenses of Plan Amendment and Administration.  The expenses of amending, restating and administering the Plan and Fund shall be paid by the Fund, to the extent not paid directly or reimbursed by the Company. The Company may advance funds to the Plan for the payment of Plan ordinary operating and administrative expenses, and shall be entitled to be reimbursed therefor from the Plan without interest.  Administrative expenses include fees and expenses of the Fiduciaries of the Plan for the performance of their duties under the Plan, reasonable fees and expenses of any legal counsel, accountant, actuary or agent for authorized services rendered in respect of the Plan and all other proper charges and disbursements in respect of the Plan (including settlements of claims or legal actions approved by legal counsel to the Plan), to the extent that such

 Section 3.08

expenses are not incurred in connection with settlor decisions; provided, however, that reasonable expenses incurred in the implementation of settlor decisions by the Plan Fiduciaries may be paid by the Fund.  Administrative expenses that may be paid by the Fund generally would include, without limitation, those reasonable expenses related to (i) the submission of the Plan to the Internal Revenue Service for a determination letter; (ii) the amendment of the Plan to comply with changes in the law or applicable regulations; (iii) routine nondiscrimination testing; and (iv) preparation and distribution of benefit statements, annual reports, summary annual reports, and summary plan descriptions.  All expenses directly or indirectly caused or incurred as a result of individual investment direction shall be paid from and constitute a charge against the respective account of a Participant requesting such individual investment direction.  Effective with respect to Plan Years beginning on and after January 1, 2008, the Plan Administrator, may, in its discretion, implement a policy whereby each Participant in the Plan (including, and/or limited to, terminated vested Participants) may be charged a reasonable administrative fee on a per capita or pro-rata basis, as determined by the Plan Administrator,  for recordkeeping and other administrative services, which fee may be changed from time to time as the Plan Administrator may determine in a uniform and nondiscriminatory manner.  Such fee shall be in addition to any investment management fees, commissions and other expenses that each investment fund may incur and that may be charged to the accounts of participants exercising their option to invest in such fund.  Effective with respect to Plan Years beginning on and after January 1, 2008, the Plan Administrator, may, in its discretion, implement a policy whereby reasonable expenses associated with the determination of QDRO status shall be chargeable directly to the Participant whose account is the subject of such QDRO; provided, however, that the terms of a QDRO may provide that the assigned benefit be reduced by all or a portion of the amount charged to the Participant by the Plan for such determination. The members of the Administrative Committee, Investment Committee, Review Committee and any other committee permitted under this Plan shall serve without compensation for their services as such, but shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties.
3.09  Fund is Sole Source of Benefits.  The Fund shall be the sole source of benefits under the Plan.  Neither the Company nor any other Fiduciary of the Plan guarantees the Fund in any manner against investment loss or depreciation in asset value or assumes any liability or responsibility for payment out of its or his own assets of any benefits promised under the Plan. Each Participant, Beneficiary or other person who shall claim the right to any payment under or in respect of the Plan shall bear all risk in connection with any decrease in the value of the assets

 Section 3.09

 of the Fund or in their Account Balance.  Any Participant, Beneficiary or other person claiming any benefit under or in respect of the Plan shall be entitled to look only to the Fund for such payment and, unless otherwise required by applicable law, shall not have any right, claim or demand therefor against the Company or any other Fiduciary of the Plan.
3.10  Transfers.  With the written permission of the Plan Administrator, to be determined in its sole discretion, and without regard to the limitations imposed under Article VII, the Plan may directly receive a transfer of all or part of the entire amount distributable on behalf of a Participant from a pension or profit sharing or stock bonus plan meeting the requirements of Internal Revenue Code Section 401(a), pursuant to the terms of an elective transfer as provided in Section 1.411(d)-4, Q&A(3) of the Treasury Regulations.  Likewise, the Company may receive direct transfers representing assets of any predecessor plan.  In its sole discretion, the Plan Administrator may refuse to permit transfers from any plan subject to Sections 401(a)(11) or 417 of the Code, but, if permitted, such transfers (and income thereon) shall be separately accounted for.  Transfers may be invested in any manner authorized under the provisions of this Plan or may be segregated and invested separately according to the provisions of the transferor plan.  Transfers (and the income thereon) shall continue to be subject to the distribution restrictions of Treas. Regulation §1.401(k)-1(d), to the extent applicable.
3.11  Suspension of Salary Reduction Agreements.  The following provisions shall apply with respect to suspension of Salary Reduction Agreements.
(a) Elective Suspension.  An Active Participant may elect to suspend his Salary Reduction Agreement by filing a written notice thereof with the Plan Administrator at any time in accordance with administrative procedures then in place.  Such notice shall be effective as soon as administratively feasible following the filing of the notice of suspension with the Plan Administrator.
(b) Suspension for Leave.  A Participant who is absent from employment on account of an authorized leave of absence or military leave shall have his Salary Reduction Agreement suspended during such leave.  Such suspension of Contributions shall be effective on the date payment of Compensation by the Company to him ceases, and shall remain in effect until payment of Compensation is resumed.
(c)  Resumption of Contributions.  At the expiration of the suspension period described in (a) and (b) above, the Participant's Salary Reduction Agreement shall automatically become effective again and such applicable contributions shall be resumed on behalf of the Participant.

 Section 3.11

ARTICLE IV
ALLOCATIONS AND ACCOUNT BALANCES
4.01  Books and Records to Show Account Balances.   The Plan Administrator shall maintain, or cause to be maintained, books and records in such a manner as to allow a determination of the Company's contributions and each Participant's Account Balance (including the number of Shares each Participant is entitled to under the Plan and the data used in computing such Account Balance).
4.02  Separate Accounts Maintained.  In connection with the administration of the Plan, separate accounts shall be maintained to record (a) Salary Reduction Contributions made on behalf of Participants under the 401(k) savings feature of the Plan; (b) the Company Stock Contributions made to the Prior Plan by the Company; (c) the Company Stock Contributions made to the Prior Plan by the Participant; (d) each Participant’s Additional Company Contributions Account Balance, Company Matching Contribution Account Balance, Company Mandatory Contribution Account Balance, Voluntary After-tax Contribution Account, and Transfer Account Balance, if any; (e) the Acquisition Loan Suspense Account Leveraged Share balance; and such other or different account balances or amounts as the Plan Administrator may determine to be appropriate from time to time.  Except as provided in Section 3.10, above, the establishment and use of such accounts shall not require a segregation of fund assets, all of which may be administered as a single trust, nor vest in any Participant any right, title or interest in any specific assets of the fund.
4.03  Allocation of Contributions.  Subject to such different allocation as may be required by the terms of any order of a court of competent jurisdiction, the Top-Heavy provisions of Article VIII hereof, the annual additions limitations of Article VII hereof, contributions under Section 3.02 hereof and forfeitures under Section 3.05 hereof shall be allocated as provided in this Section.  Allocations (or the rate of allocations) of contributions (and forfeitures) shall not be discontinued or decreased because of a Participant's attainment of any age.
(a) Allocation of Salary Reduction Contributions.  Salary Reduction Contributions with respect to a Plan Year attributable to a Participant's Salary Reduction election shall be allocated to the Participant's Salary Reduction Contribution Account Balance no later than the 15th business day following the end of the month in which the contribution with respect to his Salary Reduction is made.

 Section 4.03

(b) Allocation of Additional Company Contributions.  Additional Company Contributions shall be allocated to the Additional Company Contribution Account Balance of those Participants who are eligible to receive such contributions as set forth in Section 3.02(a)(3)(ii).
(c) Allocation of Company Matching Contributions.  Company matching contributions, if any, made by the Company with respect to a Plan Year, shall be allocated to the Company Matching Contribution Account Balances of those Participants who elect to have Salary Reduction Contributions made with respect to such Plan Year in accordance with Section 3.02(a)(2) based upon the amount of such Participant's Salary Reduction Contributions for such Plan Year, provided, however, that effective for Plan Years commencing on or after January 1, 2002, the portion of the Participant’s Salary Reduction Contributions determined to be Catch-up Contributions in accordance with Section 3.02(a)(5) hereof and section 414(v) of the Code, shall be disregarded when allocating Company matching contributions for the Plan Year.
(d) Company Mandatory Contributions.  Company mandatory contributions, made by the Company with respect to a Plan Year shall be allocated to the Company Mandatory Contribution Account Balance of each Participant who was eligible to receive such allocation in accordance with Section 3.02(a)(3)(i).
(e) Allocation of Forfeitures.  With respect to a Plan Year, forfeitures that are not returnable to the Company shall be applied to pay Plan administrative expenses and/or reduce Company contributions in accordance with Section 3.05.
(f) Additional Allocation Rules.  Any portion of a contribution or forfeiture that is insufficient to purchase an additional Share of Stock shall be handled in such nondiscriminatory manner as the Plan Administrator shall determine.
The amount of the Company's contributions and forfeitures allocated to a Participant under this Section shall be added to such Participant's Account Balance as of the end of the Plan Year and the resulting balance shall constitute that portion of such Participant's Account Balance derived from Company contributions and forfeitures until the same is re-determined, reduced by distribution or otherwise changed in accordance with the provisions of the Plan.
(g) Allocation of Leveraged Shares Released from Loan Suspense Account.  Shares of Company Stock that are acquired with an Acquisition Loan as provided in Article IX ("Leveraged Shares") shall be initially credited to a Loan Suspense Account and shall be allocated to Participants' Account Balances only as payments of principal and

 Section 4.03

interest on any Acquisition Loan are made.  The number of Leveraged Shares to be released from the Loan Suspense Account for allocation in accordance with the provisions of Section 4.03(c) and (d) of this Section as determined by the Company shall be based upon the ratio that the payments of principal and interest on the Acquisition Loan for that Plan Year bears to the total projected payments of principal and interest over the duration of the Acquisition Loan period.  Leveraged Shares released from the Loan Suspense Account shall be allocated first (i) to the Company Matching Contribution Account Balance of Participants electing Salary Reduction Contributions in such amounts as are necessary to make the Company matching contributions required by Section 3.02(a)(2) and, to the extent that released Shares remain to be allocated, then (ii) to the Company Mandatory Contribution Account Balance of Eligible Participants as required by Section 3.02(a)(3)(i). To the extent that the Leveraged Shares so released are insufficient to make the full Company matching contribution and/or mandatory contribution, the Company shall make the remainder of such matching contribution and/or mandatory contribution in accordance with Section 3.02(a).
(h) Allocation of Reinvested Dividends.  Those dividends on Company Stock which, prior to July 1, 1998, are reinvested by Participants in shares of Company Stock in accordance with Section 4.04 below shall be allocated to the Voluntary Employee After-tax Contribution Accounts of Participants electing dividend reinvestment as soon as administratively feasible following the reinvestment of the dividend paid, but in no event later than 90 days following the close of the Plan Year to which the dividend relates.
4.04  Allocation of Accruals; Application of Dividends.
(a) Distribution of Dividends in Cash; Election to Reinvest Prior to July 1, 1998.  Cash dividends on shares held by the Trustee and allocated to the Account Balances of Participants in whole or in part shall, in accordance with Section 404(k) of the Code, be paid directly to Participants, or paid to the Trustee and then distributed to Plan Participants on a current basis as soon as practical but no later than ninety (90) days after the close of the Plan Year in which such dividends are paid, unless, prior to July 1, 1998, the Participant elects to have such distributed cash dividends used instead to purchase additional shares of Company Stock to be allocated to the Participant's Account.  The ability to elect to have dividends applied to purchase shares of Company Stock is restricted to those Participants who are actively employed by the Company at the time the dividend reinvestment election is filed.  If, prior to July 1, 1998, the Participant elects to have the cash dividends used to purchase additional Shares of Company Stock, the Participant shall be deemed to have elected to receive the distribution of dividends in cash and to have further

 Section 4.04

elected to contribute such cash to the Plan as a Voluntary Employee After-Tax Contribution.  Such election shall be made in writing annually in advance of the Plan Year with respect to which the dividends are to be paid.  Dividend distributions shall not be subject to the spousal consent requirement.  If additional shares are purchased pursuant to a Participant's election pursuant to this Section 4.04, such additional Shares shall be allocated to the Participant's After-Tax Contribution Account Balance, to the nearest thousandth of a Share (for record keeping purposes), on the basis of the following ratio multiplied by such additional Shares purchased:
Amount of Participant's Cash Dividend Repurchase Election
Total amount of all Participants' Cash Dividend Repurchase Elections

(b) Distribution of Dividends, and Rules Governing Reinvestment on or after July 1, 1998.
(1) Effective as of June 30, 1998, and prior to February 1, 2003, the dividend reinvestment feature of the Plan was eliminated and dividends paid thereafter on shares of Company Stock allocated to Participants’ Accounts were distributed in cash to Participants.
(2) Effective as of February 1, 2003, with respect to dividends declared and paid after that date, the following rules shall apply.
(i) Such dividends will automatically be reinvested in shares of the Company Stock Fund, unless the Participant (or in the event of the Participant's death, his Beneficiary) elects, in accordance with uniform and non-discriminatory procedures adopted by either the Administrative or Investment Committee, to have such dividends directly paid to such Participant (or in the event of the Participant's death, to his Beneficiary) within 90 days after the end of the Plan Year in which the dividend is paid, all in accordance with Code Section 404(k) and guidance issued thereunder.  Regardless whether such dividends are reinvested, or paid to the Participant (or Beneficiary, as applicable), the Company shall be entitled to deduct the amount of the dividends (but not any earnings on such dividends earned while in the Plan).   A Participant shall at all times be deemed vested in any dividends allocated to his Account, with respect to which he is offered the foregoing reinvestment and distribution election.

 Section 4.04

(ii) In order for the dividend reinvestment election to be effective:
(a) Participants must be given a reasonable opportunity before the dividend is reinvested to elect to have the dividend paid directly in cash, rather than have it reinvested in the Company Stock Fund;
(b) Participants must have a reasonable opportunity to change their dividend reinvestment election at least annually; and
(c) if there is a change in the Plan terms governing the manner in which dividends are paid or distributed to Participants, Participants must be given a reasonable opportunity  to make an election under the revised Plan terms prior to the date on which the first dividend subject to the new Plan terms is paid or distributed.
(iii) No dividends paid or reinvested as provided for above shall be treated as annual additions under Code Section 415, or as Salary Reduction Contributions or Voluntary After-tax Contributions subject to Code Sections 410(k), 402(g) or 401(m).
(c) Application of Dividends on Leveraged Shares to Repay Acquisition Loan.  All dividends on Leveraged Shares that are held by the Trustee in the Loan Suspense Account shall be used by the Trustee (together with Company contributions and the proceeds from the sale, exchange or disposition of such Leveraged Stock) to make debt service payments in accordance with Section 404(k) of the Code and Section 4.03(f) of the Plan.
(d) Stock Splits; Stock Dividends.  Any Shares received by the Trustee as a stock split or stock dividend with respect to Shares held in the Account Balances of Participants shall be allocated to their respective Account Balances.  In the event any rights, warrants, or options are issued on the Shares, the Trustee on behalf of Participants shall sell them and invest the proceeds in Employer Shares, which shall be equitably allocated to each Participant's Account Balance on the basis of the ratio of the Shares in each such Account Balance to the total Shares in all Participants' Account Balances.
4.05  Valuation and Allocation of the Fund.  The Plan Administrator shall revalue at current fair market value and allocate the Fund as of the end of each Plan Year. In its discretion, it may so revalue and allocate the Fund as of any other date, including on a daily basis. Such revaluation shall be done separately for each sub-account, such sub-accounts consisting of Salary Reduction Contributions, Additional Company Contributions, Company matching contributions, Company mandatory contributions and other sub-accounts established.  All income earned, expenses

 Section 4.05

incurred and profits and losses realized and unrealized with respect to each Participant directed investment during the period since the last valuation shall be determined in accordance with acceptable account methods reasonably and consistently applied and shall be added to, or deducted from the Account of each Participant, based on the amount in each Participant directed investment as of the preceding valuation date, plus contributions to a Participant’s Account allocated to such Participant directed investment during the period since the preceding valuation date weighted in a reasonable and consistent manner.  Before allocation, the Accounts of Participants shall be reduced by any payments made therefrom. For purposes of revaluing and allocating the Fund, any annuity contracts or life insurance policies held under the Plan shall not be included, but shall be treated as segregated assets the value of such shall be added to the Account Balances of the Participants whose benefits are to be paid in whole or part through such contracts or policies.  If any contributions or other amounts are credited to the Account Balance of a Participant between revaluation dates, the Plan Administrator, in its discretion and in accordance with uniform and nondiscriminatory procedures, may direct that such contributions or amounts be separately invested and treated as segregated assets (the earnings on which, if any, will be credited to the Participant's Account Balance) until the next revaluation date.  Similarly, the Plan Administrator may in its discretion determine the earnings, if any, attributable to unallocated contributions and may allocate such earnings as part of the contributions in lieu of allocating such earnings as part of the general allocation of the revalued Fund
For the purpose of determining the value of Stock contributed as Company Contributions, and for the purpose of determining the price at which the Trustee shall purchase Company Stock from the Company, the value of Company Stock as of a date shall be computed on the basis of the average of the closing prices of the Shares, as reported on the composite tape for New York Stock Exchange listed securities, for the five (5) consecutive trading days immediately preceding such date.
4.06  Account Balance Subject to Change Until Distributed.  A Participant's Account Balance shall remain subject to revaluation and other change in accordance with the provisions of the Plan until actually distributed from the Fund to the Participant or Beneficiaries.

 Section 5.01

ARTICLE V
BENEFITS AND VESTING
5.01  Benefits Are Based on Account Balances.  The Plan is a combined 401(k) stock bonus plan and ESOP under which a Participant's benefits depend entirely on such Participant's Account Balance.  Plan benefits consist solely of distributions of Account Balances.  No particular level of benefits is guaranteed or assured under the Plan.  Any benefits provided under this Plan which are protected benefits under Section 411(d)(6) of the Code and Regulations thereunder shall be available to Participants (and their Beneficiaries) without regard to Employer consent or discretion.  All distributions under this Article V shall be subject to the securities law restrictions concerning short-swing profits for restricted Participants contained in Section 3.06(b)(iv) of the Plan.
5.02  Vesting in Account Balances.  Each Participant shall be fully vested at all times in all of his or her Account Balances other than his Additional Company Contribution Account.  The Participant’s Additional Company Contribution Account Balance, if any, shall be vested in accordance with the vesting schedule contained in Section 5.09(a).
5.03  Normal Retirement Benefits.  Upon retirement at the Normal Retirement Date, a Participant's Account Balances shall be fully vested and shall be distributed as provided in Article VI hereof.
5.04  Early Retirement Benefits.  The Plan does not provide for a retirement date earlier than a Participant's Normal Retirement Date.
5.05  Deferred Retirement Benefits.  Any Participant employed by the Company beyond such Participant's Normal Retirement Date shall be fully vested in such Participant's Account Balances, which shall be distributed as provided in Article VI hereof upon actual retirement or at such earlier date as may be required for payments to begin by the Participant's Required Beginning Date.  A Participant continuing as an Employee following such Participant's Normal Retirement Date shall continue to be eligible to qualify for Company Mandatory, Company Additional and Company matching contributions and revaluations of the Fund under Article IV hereof made while such Participant is still an Employee and a Participant.  Unless otherwise determined under Section 6.02 hereof, deferred retirement payments will commence no later than a Participant's Required Beginning Date and generally on or as soon after the Participant's actual retirement date as administratively feasible.
5.06  Disability Retirement Benefits.  Upon retirement on account of Permanent Disability, a Participant's Account Balances shall be fully vested and shall be distributed as provided in Article VI hereof.  Unless otherwise

 Section 5.06

determined under Section 6.02 hereof, disability retirement payments will commence on or as soon after the Participant's disability retirement date as administratively feasible.
5.07  Death Benefits.
(a) Death While Employed by Company.  Upon death while employed by the Company or a Related Employer, a Participant's Account Balances shall be fully vested and shall be distributed in full to the Beneficiary designated as provided in Article VI hereof.  Unless otherwise determined under Section 6.02 hereof, death benefit payments will commence on or as soon after the Participant's death as administratively feasible.
(b) Death After Employment Has Ended.  Upon death after employment with the Company or Related Employers has ended, the Participant's vested Account Balances, if any, shall be distributed in full to the Beneficiary designated as provided in Article VI hereof.  Unless otherwise determined under Section 6.02 hereof, death benefit payments will commence on or as soon after the Participant's death as administratively feasible.
5.08  Benefits Before Termination of Employment. Benefits assigned to an alternate payee under a qualified domestic relations order may be distributed to such alternate payee, in accordance with Section 6.17(g), below, prior to the date the Participant terminates employment with the Company. If a Participant qualifies for a distribution under the following provisions of this Section, requests such distribution by a signed writing filed with the Plan Administrator and the Plan Administrator in its discretion approves the same, then distributions may be made in accordance with the following provisions while the Participant remains employed.  Distributions under this Section shall be subject to uniform and nondiscriminatory rules and procedures (which, among other things, may limit the number of withdrawals per year, set maximum or minimum withdrawal amounts, and specify required information to be provided) approved by the Plan Administrator in its discretion from time to time.
(a) Distribution of Voluntary Contributions.  A Participant may receive a distribution of some part or all of his Voluntary After-Tax Contributions made to the Plan by filing a signed, written request for such distribution with the Plan Administrator.  Distribution shall be first made from that portion of the Participant’s Voluntary After-Tax Contribution Account that was attributable to matched TRAESOP Participant contributions, and then from that portion of the Voluntary After-Tax Contribution Account Balance that is attributable to reinvested dividends. Distributions under this Section 5.08(a) shall be subject to uniform and nondiscriminatory rules and procedures (which, among other things may limit the number of withdrawals per year and set maximum or minimum withdrawal amounts) approved by the Plan Administrator in its discretion from time to time.  Distributions under

 Section 5.08

this section shall be made on or as soon after the distribution date requested by the Participant as administratively feasible, and shall be made from and charged to the Voluntary After-Tax Contribution Account Balance of the Participant.
(b) Distribution of TRAESOP/PAYSOP Shares for Good Cause.  A Participant may, prior to his termination of employment by the Company, request a distribution of TRAESOP and PAYSOP Shares from his or her Account Balance.  A distribution prior to termination of employment shall be permitted only if the Participant furnishes evidence satisfactory to the Plan Administrator that the distribution is for good cause and may not include any TRAESOP or PAYSOP Shares allocated to Participant's Account from the Prior Plan less than eighty-four (84) full calendar months before the date of the distribution, nor shall it include any Shares acquired through dividends declared on such TRAESOP and PAYSOP Shares, Shares purchased with matching contributions , Shares purchased with Company mandatory contributions, or amounts attributable to Salary Reduction Contributions.  For the purpose of this Section, "good cause" shall mean a need for financial assistance in meeting obligations incurred or to be incurred with respect to the health, education, or welfare of the Participant or a member of his or her immediate family, or with respect to an accident or casualty to person or property suffered by such Participant or a member of his or her immediate family, as determined by the Plan Administrator in its sole discretion.  The Plan Administrator shall consider the application of the Participant and act on such application according to standards and rules uniformly applicable to all Participants similarly situated.  Distributions pursuant to this Section 5.08(b) shall be made at such times and in such manner as the Plan Administrator shall determine; provided, however, that distributions shall be made only in whole Shares.
(c) Age 59 ½ Distribution.  If the Participant is Age 59-1/2 or over, his entire Salary Reduction Account Balance may be distributed, as of the Valuation Date immediately following the Participant’s timely delivery of a request for distribution.
(d) Hardship Distributions.  If the distribution qualifies as a Hardship Distribution (as defined in the Glossary), then contributions made as a result of a Salary Reduction Agreement by the Participant, but not earnings credited thereon after December 31, 1988, may be distributed regardless whether the Participant has reached age 59 ½.  Withdrawals made in accordance with this section may not be repaid.  Before obtaining a Hardship Distribution, a Participant, if eligible, shall be required to request a loan pursuant to Section 5.12.  If a Participant receives a Hardship Distribution, Salary Reduction Contributions shall be suspended for the twelve (12) month period

 Section 5.08

following the date of the Hardship Distribution, and for Hardship Distributions made after December 31, 2001, Salary Reduction contributions shall be suspended for the six (6) month period following the date of the Distribution. With respect only to those Hardship Distributions made prior to January 1, 2002, when salary contributions resume, the Salary Reduction Agreement may not provide for Salary Reduction Contributions for the taxable year in which the Salary Reductions commence in excess of the applicable dollar amount specified in Code Section 402(g) reduced by the amount of such Participant's Salary Reduction Contribution for the taxable year of the Hardship Distribution. Unless otherwise determined under Section 6.02 hereof, payments under this Section will commence on or as soon after the distribution date requested by the Participant as administratively feasible.  Distributions shall be made from and charged to the Account Balance of the Participant.  Effective with respect to Plan Years beginning on and after January 1, 2006, to the extent that a Participant is entitled to choose between receiving dividends on qualifying employer securities in cash or reinvesting such dividends under Section 4.04(b)(2) of the Plan, a Participant seeking a hardship distribution must, prior to taking such a distribution, elect to receive such dividends in cash, in accordance with Treas. Reg.  §1.401(k)-1(d)(3)(iv)(E).
(e) Distribution or Reinvestment of Post-1986 Allocated Shares Subject to Diversification.  Effective with respect to Shares of Company Stock allocated to Participants' Account Balances after December 31, 1986 ("post-'86 allocations") as a result of Company contributions, Participants who have both reached age 55 and completed ten years of Plan participation ("Qualified Participants") shall, prior to January 1, 2007, have the right, by end of the ninetieth (90th) day following the close of each Plan Year during such Participant's applicable "qualified election period" as hereinafter defined, to direct that twenty-five percent (25%) of such Participant's post-'86 allocations (fifty percent (50%) in the case of the last year to which such election applies) be (i) distributed either in cash or in whole shares of Company Stock, with fractional shares being paid in cash, or (ii) reinvested among the investment options from time made available under the Plan. The post-1986 allocations available for distribution or reinvestment with respect to each Participant’s Account Balance shall be reduced by the value of post-1986 allocations already distributed or reinvested pursuant to this Section and Section 9.07. Distributions and reinvestments shall be made within ninety (90) days of the last day of the period during which the election can be made.  Distributions made in cash, rather than Company Stock, shall be valued in accordance with Section 3.07.  A qualified Participant's "qualified election period" shall be the six Plan Year period beginning with the first Plan Year in which the Participant first becomes a Qualified Participant.  The right to diversification or distribution of post ’86

 Section 5.08

allocations shall be replaced in its entirety by the right of diversification available to employees generally under Section 3.06(b)(ii), effective as of January 1, 2007.
5.09  Benefits Following Termination of Employment.
(a) Vesting.  Each Participant shall be fully vested at all times in all of his Account Balances other than his Additional Company Contribution Account Balance.  A Participant’s Additional Company Contribution Account Balance attributable to the contributions provided in Section 3.02(a)(3)(ii), if any, shall be vested in accordance with the following schedule:
For Plan Years beginning prior to January 1, 2007

Years of Vesting Service	Vested Percentage of Additional Company Contribution Account Balance
fewer than 5 years	0%
5 or more years	100%

For Plan Years beginning on or after January 1, 2007

Years of Vesting Service	Vested Percentage of Additional Company Contribution Account Balance
fewer than 2 years	0%
at least 2 years, but fewer than 3 years	20%
at least 3 years, but fewer than 4 years	40%
at least 4 years, but fewer than 5 years	60%
5 or more years	100%

Upon the earlier of (i) the Participant’s termination of service and receipt of the distribution of the vested portion of his Account Balance, or (ii) his incurring Five One-Year Breaks in Service following termination of employment with the Company and all Related Employers, any and all unvested amounts of such Participant's Additional Company Contribution Account Balance shall be forfeited and applied in accordance with Section 3.05 hereof.  If the Participant returns to the service of the Company or a Related Employer prior to having incurred five (5) consecutive One-Year Breaks in Service, that portion of the Participant's Additional Company Contribution Account Balance that was forfeited shall be restored either out of forfeitures arising in the year in which such Participant returns to employment or, if such forfeitures are insufficient, by additional Company contributions made with respect to such Year.  If a Participant has received a distribution of the vested portion of the Account Balances (i.e. a "Cash Out") following a Break in Service as a result of ceasing to be an Employee, and was less than 100%

 Section 5.09

vested as to the Account Balance at such time, then the Participant shall have the right to repay to the Plan the amount of the Cash Out distribution.  Such repayment must be made prior to the earlier of (i) five (5) years from the individual’s rehire date, or (ii) the completion of five (5) consecutive One Year Breaks in Service following the date of Cash Out distribution.  If the Participant makes such repayment within the time specified, then any non-vested portion of the Account Balance that was forfeited will be restored either out of forfeitures in such Plan Year or, if forfeitures are insufficient, by additional Company Contributions.
If a distribution is made to the Participant of some portion or all of his Additional Company Contribution Account Balance at a time when he is less than 100% vested in such Account Balance, either because (i) he receives a distribution upon termination of employment or (ii) he receives an in-service distribution (if permitted by the Plan’s terms) then, at any relevant time prior to the completion of five (5) consecutive One Year Breaks in Service, such Participant’s vested interest in such balance shall be determined by the formula X = P(AB +D) x D, where “X” is the vested amount; “P” is the vested percentage at the relevant time; “AB” is the account balance at the relevant time; and “D” is the amount of the prior distribution.
(b) Payment.  Payment of vested benefits will commence as follows:
(1) if the present value of the Participant's vested Account Balance (excluding any Rollover Account Balance such Participant may have with respect to Participants terminating service on or after January 1, 2002) does not exceed Five Thousand Dollars ($5,000), based on the most recent Plan Valuation Date, the Account Balance shall be paid in a single sum as soon as administratively feasible following the Participant's termination of service.  For purposes of this subsection and the Plan, if the value of a Participant’s vested Account Balance (including, with respect to Plan Years beginning on and after January 1, 2006, such Participant’s Salary Reduction Contribution Account Balance) is zero, the Participant shall be deemed to have received a distribution of such Account Balance.  In the event of a distribution made on or after March 28, 2005 that is greater than $1,000 but no more than $5,000, made in accordance with the provisions of this subsection 5.09(b)(1), if the Participant does not elect to receive the distribution directly or does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant under the direct rollover provisions of subsection 6.05 hereof, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan (i.e., an individual retirement

 Section 5.09

account under Code Section 408(a) or an individual retirement annuity described in Code Section 408(b)) designated by the Plan Administrator.
(2) If the present value of the Participant's vested Account Balance exceeds Five Thousand Dollars ($5,000) (without taking into account any amounts in such Participant’s Rollover Account Balance on or after January 1, 2002), the Account Balance shall, subject to receiving the written consent of the Participant, be paid as soon as administratively feasible following the Participant's termination of service, based on the most recent Plan Valuation Date preceding the date of distribution. In no event shall distribution be made later than 60 days after the close of the Plan Year in which the Participant's Normal Retirement Date occurs.
With respect to distributions made on or after January 1, 2002, for purposes of this subsection, the value of the Participant’s Account Balance shall be determined without regard to that portion of the Account Balance that is attributable to Rollover Contributions (and earnings allocable thereto).
5.10  Changes in Vesting Provisions.  The vested Account Balance of a Participant shall be nonforfeitable and shall not be reduced by any amendment to the Plan, unless such amendment is required or permitted by the Code or other law.  In the event that the vesting provisions of the Plan are amended, or the Plan is amended in any way that directly or indirectly affects the computation of a Participant's Account Balance vested percentage, or if the Plan is deemed amended by the application of the Top-Heavy provisions of Article VIII hereof, a Participant with at least three (3) Years of Vesting Service as of the expiration date of the election period described below may elect to have such Participant's vested Account Balance computed under the Plan without regard to such amendment.  If a Participant fails to make such election, then such Participant shall be subject to the new vesting provisions.  The election period shall commence on the adoption date of the amendment and shall end sixty (60) days after the latest of--
(a) the adoption date of the amendment,
(b) the effective date of the amendment, or
(c) the date the Participant receives written notice of the amendment from a Plan Fiduciary.
5.11  No Vesting or Benefits Except As Expressly Provided.  No action by the Company (including the establishment and maintenance of the Plan) or by any Employee, Participant, Beneficiary, Fiduciary, or any other

 Section 5.11

person shall vest in any Employee, Participant or Beneficiary any right, title or interest in and to any Plan assets or benefits except at the times and upon the terms and conditions and to the extent expressly set forth in the Plan.
5.12  Loans to Participants.  The Plan Administrator has established a loan program in accordance with Section 408(b)(1) of ERISA and consistent with the provisions of this Section 5.12.  Only a Participant or Beneficiary who (1) is a Party in Interest as defined in Section (3)(14) of ERISA, and (2) is not a Shareholder-Employee or an Owner-Employee as defined in the Glossary (hereinafter collectively referred to as "Eligible Borrowers") shall be eligible to participate in the loan program.
(a) General Rules.  Any Eligible Borrower with a vested interest in an Account Balance under the Plan may make an application to the Plan Administrator for a loan. Loan applicants may be required to pay a reasonable loan processing fee which shall be deducted from their Account Balance.  Loan applications shall be approved or denied by the Plan Administrator within a reasonable period of time after receipt.  Loans shall be made available to all Eligible Borrowers on a uniform and reasonably equivalent basis, without regard to an individual's race, color, religion, sex, age or national origin.  In reviewing a loan application, the Plan Administrator shall consider only those factors which would be considered in a normal commercial setting by an entity in the business of making similar types of loans.  Such factors may include the Eligible Borrower's creditworthiness and financial need.  If approved, the Plan Administrator shall direct the Trustee to make a loan to the Eligible Borrower.  Any loan made to an Eligible Borrower shall be treated as a segregated investment of a portion of the Eligible Borrower's Account Balance.  Loans shall be processed and made in accordance with rules and procedures from time to time adopted by the Plan Administrator in its discretion.  Such rules and procedures shall be in a written document and are hereby incorporated herein by reference.
(b) Amount.  Loans shall be made in amounts approved by the Plan Administrator in its discretion. Only one loan shall be outstanding at a time.  No loan shall be for less than One Thousand Dollars ($1,000).  No loan, when added to the outstanding balance of all other loans from the Plan to the Eligible Borrower, shall exceed the lesser of:
(1) Fifty Thousand Dollars ($50,000), reduced by the excess (if any) of the highest outstanding balance of loans from the Plan to the Eligible Borrower during the one-year period ending on the day before the date the loan is made, over the outstanding balance of loans from the Plan to the Eligible Borrower on the date the loan is made, or

 Section 5.12

(2) one-half (1/2) of the Eligible Borrower's vested Account Balance as of the valuation date coincident with or immediately preceding the date of the loan.
For purposes of this subsection 5.12(b) of the Plan, in determining the maximum amount available for a loan, Additional Company Contributions (and the income thereon), made in accordance with Section 3.02(a)(3)(ii) of the Plan, made on or after April 1, 2005, shall not be taken into account.
(c) Rate of Interest.  All loans shall be considered a segregated investment of the Trust Fund and shall bear a reasonable rate of interest to be determined by the Plan Administrator taking into consideration the interest rates being charged by regional and local banks, the prevailing prime rate and general economic conditions.  The interest rate shall not exceed the maximum rate allowed by state or federal law, provided, however, that the Plan Administrator shall have no obligation to make loans during any period in which the maximum rate allowed by state or federal law would not permit the loan to bear a reasonable rate of interest in light of the prevailing economic circumstances.
(d) Term of Loan.  Effective as of January 1, 2003, all loans, except those loans made for the acquisition of the principal residence of an Eligible Borrower, shall be for a maximum of four (4) years or for such shorter term as the Plan Administrator may determine. A loan provided to acquire a dwelling unit which within a reasonable time shall be used (as determined when the loan is made) as the principal residence of the Eligible Borrower shall be repaid within such reasonable time as the Plan Administrator determines, but in no event, shall the term exceed fifteen (15) years.
(e) Security.  All loans shall be secured by the pledge of the Eligible Borrower's vested Account Balance under the Plan and may be further secured by additional collateral acceptable to the Plan Administrator if the Plan Administrator determines, in a uniform and nondiscriminatory manner, that such additional collateral is necessary or desirable to ensure repayment of the loan.  No more than fifty percent (50%) of an Eligible Borrower's Vested Account Balance determined as of the valuation date coincident with or immediately preceding the date of the loan may be used to secure a loan.  In the event of default, foreclosure on the note and the attachment of the Plan's security interest in an Account Balance will not occur until a distributable event occurs under the Plan.
(f) Repayment.  All loans shall provide for substantially level amortization over the term of the loan, with payments of principal and interest made not less frequently than quarterly, provided, however, that the Eligible Borrower may prepay the loan at any time without penalty and the Plan Administrator may require repayment in full

 Section 5.12

 upon the Eligible Borrower's termination of employment.  A loan shall be deemed in default, and a deemed distribution of the entire outstanding loan balance shall result, if an installment is not paid by the last day of the calendar quarter following the calendar quarter in which the required installment payment was due (or such earlier date as may be promulgated by the Plan Administrator in its loan rules and procedures, and communicated to Eligible Borrowers during the loan application process).  If an Eligible Borrower withdraws a portion or all of such individual's vested Account Balance or becomes entitled to payment of benefits under the Plan, such payments or withdrawals shall first be applied toward any outstanding loan balance (including accrued interest), with the excess, if any, being paid directly to the individual.  To the extent permitted by law, repayments will be suspended during a bona fide leave of absence, either without pay from the Employer or at a rate of pay (after applicable employment tax withholdings) that is less than the amount of the installment payments required under the terms of the loan, although interest will continue to accrue during these periods of suspension.  Upon the Eligible Borrower’s return to employment, the accrued interest will be added to his outstanding loan balance, and the individual’s repayment schedule will be adjusted; provided that such adjustment shall not result in an extension of the original term of the loan.  If a leave of absence or layoff exceeds one year, the outstanding loan balance will become immediately due and payable as of the end of the one-year period.  If the Eligible Borrower is on leave of absence because of qualified military leave, loan repayments will be suspended under this plan as permitted under §414(u)(4) of the Internal Revenue Code. Accordingly, to the extent loan repayments for any part of a period during which an Employee is performing qualified military service are suspended, such suspension shall not cause the loan to be a deemed distribution even if the suspension exceeds one year and even if the term of the loan is extended.  However, the loan will not satisfy the repayment term requirement of Code Section 72(p)(2)(B) and the level amortization requirement of Code Section 72(p)(2)(C) unless loan repayments resume upon the completion of such period of military service and the loan is repaid thereafter by amortization in substantially level installments over a period that ends not later than the latest permissible term of the loan (i.e., four (4) or fifteen (15) years, as applicable).
(g) Outstanding Loan Balance at Termination of Employment.  Upon the termination of employment of an Eligible Borrower with an outstanding loan, the outstanding balance (including accrued interest) of any loan shall become due and must be paid no later than the last day of the calendar quarter following the calendar quarter in which the participant’s termination of employment occurred (or such earlier date as may be promulgated by the Plan Administrator in its loan rules and procedures, and communicated to Eligible Borrowers during the loan application

 Section 5.12

process), to avoid default.  If such outstanding loan balance is not repaid upon termination (subject to any grace period described in the preceding sentence), such amount shall be deducted from the Participant’s remaining Account Balance.  Thus, any distribution from the Plan following the Participant’s termination of employment shall be reduced by any outstanding loan balance (including accrued interest) remaining unpaid. The amount of the defaulted loan shall be taxable as a distribution, and shall be subject to the premature distribution penalty tax contained in Section 72(t) of the Code.
(h) Loan Defaults While Employed.  If a Participant fails to make an installment payment on an outstanding loan when due and the failure continues for sixty (60) days, the Administrator will provide the Participant written notice of his or her right to cure the failure by making the missed payment(s) or repaying the loan in full.  If the failure to make an installment payment is not cured by the last day of the calendar quarter following the calendar quarter in which the required installment payment first became due (or such earlier date as may be promulgated by the Plan Administrator in its loan rules and procedures, and communicated to Eligible Borrowers during the loan application process), the loan will be in default.  The amount of principal and interest on the loan remaining unpaid as of the date the loan defaults will be considered to be a “deemed distribution” and will be taxable to the Participant.  However the loan will still be required to be repaid and interest will continue to accrue interest.  To the extent that the loan has not be repaid by the Participant, the Plan is authorized to offset the entire outstanding amount of the loan (including accrued interest) against the Participant’s Account Balance at the time the Participant becomes eligible for a distribution from the Plan.

ARTICLE VI
PAYMENT OF BENEFITS
6.01  General Rules for Payment.
(a) General Rules.  Benefits under the Plan shall commence as provided in Section 6.02 hereof and shall be paid in a form permitted under Section 6.04 hereof.  Notwithstanding any provision of the Plan to the contrary, all distributions from this Plan shall be made in accordance with Section 401(a)(9) of the Code and regulations issued thereunder, including the minimum distribution incidental benefit requirement of Treasury Regulation Section 1.401(a)(9)-2.

 Section 6.01

(i) Effective Date.  The provisions of this Section 6.01 will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.  The provisions of Appendix C apply for purposes of determining required minimum distributions for calendar years prior to 2003.
(ii) Precedence.  The requirements this Section 6.01 will take precedence over any inconsistent provisions of the Plan.
(iii) Requirements of Treasury Regulations Incorporated.  All distributions required under this Section 6.01 will be determined and made in accordance with the Treasury regulations and Code section 401(a)(9).
(iv) TEFRA Section 242(b)(2) Elections.  Notwithstanding the other provisions of this Section 6.01, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.
(b) Time and Manner of Distribution.
(i) Required Beginning Date.  The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
(ii) Death of Participant Before Distributions Begin.  If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(A) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, then, except as provided in subsection (b)(ii)(E) below, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2 , if later.
(B) If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, then, except as provided in subsection (b)(ii)(E) below, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

 Section 6.01

(C) If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(D) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection (b)(ii) will apply as if the surviving spouse were the Participant, but the time by which distributions must begin will be determined without regard to subsection (b)(ii)(A).
(E) Election to Apply 5-Year Rule to Distributions to Designated Beneficiaries.  Notwithstanding subsections (b)(ii)(A) and (B) above, the Company elects to adopt the following optional provisions.
(1) Election to Apply 5-Year Rule to Distributions to Designated Beneficiaries.  If a Participant dies before distributions begin and there is a Designated Beneficiary, distribution to the Designated Beneficiary is not required to begin by the date specified in subsections (b)(ii)(A) or (B) above and subsection (d)(i) below, but, if such distribution does not begin by the date specified, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.  If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to either the Participant or the surviving spouse begin, this rule will apply as if the surviving spouse were the Participant.
(2) Election to Allow Participants or Beneficiaries to Elect 5-Year Rule.  Participants or Beneficiaries may elect on an individual basis whether the 5-year rule, above, or the Life Expectancy rule in subsection (d)(ii), below, applies to distributions after the death of a Participant who has a Designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under subsection (b)(ii)(C), above, or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, surviving spouse’s) death.  If neither the Participant nor Beneficiary makes an election

 Section 6.01

under this paragraph, distributions will be made in accordance with subsection (b)(ii)(E)(1).
For purposes of this subsection (b)(ii) and Section 6.01(d), unless subsection (b)(ii)(D) above applies, distributions are considered to begin on the Participant’s Required Beginning Date.  If subsection (b)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subsection (b)(ii)(A) above.   If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under subsection (b)(ii)(A) above, the date distributions are considered to begin is the date distributions actually commence.
(iii) Forms of Distribution.  Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with Sections 6.01(c) and 6.01(d) hereof.  If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.
(c) Required Minimum Distributions During Participant’s Lifetime.
(i) Amount of Required Minimum Distribution For Each Distribution Calendar Year.  During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
(A) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or
(B) if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury

 Section 6.01
regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.
(ii) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death.  Required minimum distributions will be determined under this Section 6.01(c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death
(d) Required Minimum Distributions After Participant’s Death.
(i) Death On or After Date Distributions Begin.
(A) Participant Survived by Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:
(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(2) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year.  For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
(3) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

 Section 6.01

(B) No Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(ii) Death Before Date Distributions Begin.
(A) Participant Survived by Designated Beneficiary.  Except as otherwise provided in Section 6.01(b)(ii), if the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in (d)(i) above.
(B) No Designated Beneficiary.  If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(C) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin.  If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 6.01(b)(ii)(A), above, this subsection (d)(ii) will apply as if the surviving spouse were the Participant.
(e) Definitions for purposes of Section 6.01.
(i) Designated beneficiary.  The individual who is designated as the Beneficiary and is the designated beneficiary under Code section 401(a)(9) and section 1.401(a)(9)-4, Q&A-A4, of the Treasury regulations.
(ii) Distribution calendar year.  A calendar year for which a minimum distribution is required.  For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar

 Section 6.01

year immediately preceding the calendar year which contains the Participant’s Required Beginning Date.  For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 6.01(b) hereof.  The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date.  The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.
(iii) Life expectancy.  Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.
(iv) Participant’s Account Balance.  The Account Balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date.  The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.
(v) Required Beginning Date.  The date specified in the definition of “Required Beginning Date” in the Glossary of the Plan.
6.02  Commencement of Benefits.  Payment of benefits under the Plan shall commence only after the Participant has qualified for the payment of benefits under the provisions of Article V hereof and then:
(a) normally will commence as of the day determined according to the provisions of Article V hereof;
(b) unless the Participant elects otherwise (subject to his Required Beginning Date and the incidental benefit rules under Treas. Reg. 1.401-1(b)(1)) shall not commence later than the sixtieth (60th) day after the close of the Plan Year in which occurs the later of the following events –
(1) the Participant's Normal Retirement Date; or
(2) the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan; or

 Section 6.02

(3) the date on which the Participant ceases to be an Employee of the Employer (including termination, death or disability); and
(c) shall not commence until a written claim for benefits containing all information reasonably necessary for the payment of benefits, together with such supporting evidence as the Plan Administrator may require, has been filed with the Plan Administrator.
6.03  Code Section 401(k) Restrictions on Distribution.  A Participant's Salary Reduction Contribution Account Balance subject to Code section 401(k) restrictions shall not be distributed to the Participant or his Beneficiary earlier than upon—
(a) prior to January 1, 2002, the Participant's retirement, death, disability, or separation from service;
(b) on or after January 1, 2002, the Participant’s retirement, death, disability or severance from employment, provided, however, that, with respect to distributions commencing in Plan Years beginning on and after January 1, 2006, a change in status from that of an Employee to that of a Leased Employee providing services to the Employer as service recipient is not a severance from employment;
(c) for distributions made prior to January 1, 2002, the sale or the disposition by the Company of substantially all its assets used in a trade or business to an unrelated entity, if the Company continues to maintain this Plan, but only with respect to employees who continue employment with the acquirer;
(d) for distributions made prior to January 1, 2002, the sale or other disposition by the Company of the Company's interest in a subsidiary to an unrelated entity, if the Company continues to maintain this Plan, but only with respect to employees who continue employment of with such subsidiary;
(e) termination of the Plan without establishment or maintenance of a successor plan;
(f) hardship, or;
(g) the attainment of age fifty-nine and one-half (59-1/2).
Such Account Balances shall not be distributable merely by reason of the lapse of a fixed number of years or the Participant having completed a stated period of participation in the Plan, and with respect to transfers in Plan Years beginning on and after January 1, 2006, shall not be transferred to a plan in a plan to plan transfer that does not provide that the transferred amounts continue to be subject to the distribution restrictions described in Treas.

 Section 6.03

Regulation §1.401(k)-1(d).  In the case of a distribution made on account of Hardship, only the Salary Reduction Contributions made by the Participant and not the earnings thereon may be distributed to the Participant.
6.04  Form of Payment.
(a) General Rules  A Participant's benefits under the Plan, including any death or disability benefits, will be paid to the Participant or, if deceased, the Participant's surviving spouse or other Beneficiary designated in accordance with Section 6.07 hereof, shall be paid in a single lump sum.  Distributions generally shall be made as soon as administratively feasible following the Participant's termination of service; provided, however, that if the Participant’s vested Account Balance exceeds $5,000 upon his termination of service, no distribution shall be made without his written consent.  In no event shall distribution of a Participant’s vested Account Balance be delayed beyond what would have been the Participant’s Normal Retirement Date.  Benefits may be paid in cash, or in kind, or partly in cash and partly in kind.  However, the portion of a Participant’s Account Balance that is attributable to Company matching contributions, TRAESOP and PAYSOP contributions, and Company mandatory contributions shall be paid in whole Shares of Company Stock (with fractional Shares being paid in cash), unless the Participant (or his Beneficiary) elects to receive such payment in cash.  Distributions made in cash rather than Company Stock shall be valued in accordance with Section 3.07.
(b) Special Rules for Account Balances Attributable to Stock Acquired After December 31, 1986.  Notwithstanding Sections 5.09(b) and 6.04(a) hereof, with respect to Account Balances attributable to Stock acquired by the Plan after December 31, 1986, such Account Balances shall be distributable, unless the Participant elects otherwise, not later than one year after the close of the Plan Year:
(1) in which the Participant separates from service on account of retirement (at normal retirement age), death or Permanent Disability; or
(2) which is the fifth plan year following the Plan Year in which the Participant otherwise separates from service, provided, however, that the Participant has not been reemployed by the Company before distribution is required to begin under this clause.
The preceding sentence shall not apply to Leveraged Shares until the close of the Plan Year in which the Acquisition Loan is repaid in full.  With respect to Account Balances attributable to Stock acquired by the Plan after December 31, 1986, unless the Participant elects otherwise, the distribution of the Participant's Account Balance will be in substantially equal period payments (not less frequently than annually) over a period not longer than five (5) years,

 Section 6.04

provided, however, that if the Participant's Account Balance exceeds Five Hundred Thousand Dollars ($500,000), the five (5) year period shall be increased by one year (to a maximum of five (5) additional years) for each One Hundred Thousand Dollars ($100,000) or fraction thereof by which the Participant's Account Balance exceeds Five Hundred Thousand Dollars ($500,000).  The dollar amount in the preceding sentence shall be adjusted for cost of living increases in accordance with Section 409(o)(2) of the Code.
(c) Special Rules for Transfer Account Balances.  If, as a result of a Transfer from a terminated or predecessor stock bonus plan maintained by the Company, a Participant has accrued benefits attributable to service before such Transfer which would be deemed to be decreased under Section 411(d)(6) of the Code if such benefit were paid only in accordance with the provisions of this Plan (other than this paragraph (c)), then such benefits shall be payable at the election of the Participant or the Participant's Beneficiary in accordance with the provisions of paragraphs (a) or (b), above, as provided in the terminated or predecessor plan, or as provided in The United Illuminating Company's Employee Savings Plan.  With respect to Transfer Account Balances from the Company's Savings Plan, all Section 411(d)(6) optional forms of payment including form and time of commencement and all other benefits, rights and features protected by Section 411(d)(6) and the Regulations thereunder shall survive the Transfer and continue to be applicable to such Transferred Account Balance.  In the event of any conflict between the provisions of this Plan and the provisions of the Company's Savings Plan in effect at the time of such Transfer, any protected benefit, right or feature under Section 411(d)(6) shall be governed by the provisions of the Company's Savings Plan in such a manner so as to result in no loss or forfeiture of any such protected benefit, right or feature.
6.05  Eligible Rollover Distributions.  A distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an "eligible rollover distribution" from this Plan paid directly to an "eligible retirement plan" specified by the distributee in a "direct rollover."  The provisions of Section 6.04(d) shall be interpreted in accordance with the proposed regulations under Sections 401(a)(31), 402(c), 403(b)(8), 403(b)(10) and 3405(c) of the Code and IRS Notice 93-3, and any changes adopted from time to time, including final regulations thereunder, all of which are incorporated herein by reference.
(a) An "eligible rollover distribution" is any distribution of all or any portion of the account balance to the credit of the distributee, but excluding:
(1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint

 Section 6.05

life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten (10) years or more;
(2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);
(3) and any distribution made on or after January 1, 1999 that qualifies as a Hardship Distribution, as provided under Section 5.08(d) hereof.
Notwithstanding the foregoing, effective with respect to distributions made from the Plan on or after January 1, 2002, a portion of such distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income.  However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.
(b) An "eligible retirement plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. Effective for distributions made on or after January 1, 2002, an eligible retirement plan shall also include an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. In the case of an eligible rollover distribution to a surviving spouse, an "eligible retirement plan" is an individual retirement account or individual retirement annuity; provided, however that on or after January 1, 2002, the definition of eligible retirement plan as amended to include 403(b) plans and governmental 457(b) plans shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.
(c) A "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.

 Section 6.05

(d) A “distributee” includes an Employee or former Employee.  In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of such spouse or former spouse.  Effective on and after July 1, 2008, a “distributee” shall also include a non-spouse Beneficiary, with respect to rollover distributions to an “inherited individual retirement account” or an “individual retirement annuity” (as defined in Code Section 408(d)(3)(C)), in accordance with Code Section 402(c) and the guidance issued thereunder.
6.06  Automatic Rollover Distributions.  In the event of a distribution made on or after March 28, 2005 that is greater than $1,000 but not more than $5,000, if the Participant does not elect to receive the distribution directly or to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover under the provisions of Sections 6.04 or 6.05, then the Plan Administrator will pay such distribution in a direct rollover to an individual retirement plan (i.e., an individual retirement account under Code Section 408(a) or an individual retirement annuity described in Code Section 408(b)) designated by the Plan Administrator.
6.07  Payment of Death Benefits.  In the event that a Participant dies, whether before or after his termination of employment for any reason, and has an undistributed vested Account Balance under the Plan, such Account Balance, if any, shall be distributed to his or her Beneficiary determined in accordance with Section 6.08.  Payment shall be made in the form of a lump sum.
6.08  Designation of Beneficiaries.  A Participant's spouse shall be the Participant's designated Beneficiary under the Plan unless the Participant designates a different Beneficiary and, if necessary, obtains a spousal consent in accordance with Section 6.09(b) hereof.  Subject to the spousal consent rules of Section 6.09(b) hereof, at any time a Participant or Beneficiary, by means of a signed writing filed with the Plan Administrator (including a written election under Section 6.09 hereof naming a joint annuitant or other Beneficiary), may designate a person or persons to be a Beneficiary or Beneficiaries hereunder, or revoke a prior designation.  The last un-revoked designation, if any, shall determine the designated Beneficiaries hereunder.  A designation shall automatically revoke any prior designation made by the same person.  A designated Beneficiary must survive the Participant (or prior Beneficiary) to be entitled to any benefits under the Plan.  If there shall be no un-revoked designation of a Beneficiary upon a Participant's or Beneficiary's death, or if a Beneficiary shall become entitled to benefits hereunder and shall thereafter die without benefit payments having commenced to said Beneficiary and without there being any

 Section 6.08

provision made for a successor Beneficiary, then benefits for which there is no designated Beneficiary shall be paid to the Participant's spouse, if then living, otherwise equally per stirpes to the Participant's then surviving issue, or if none, to the Participant's estate.  If benefit payments have commenced to a Beneficiary who dies without there being any provision made for successor Beneficiaries, then benefits for which there is no designated Beneficiary shall be paid to the estate of the last Beneficiary which had been receiving the payments.  Beneficiary designations by a Participant's Beneficiary shall only take effect if there are no living Beneficiaries designated by the Participant to receive the benefits in question.
6.09  Benefit Elections.
(a) Subject to the provisions of Section 6.09(b) hereof, any Participant, by means of a signed writing filed with the Plan Administrator within the appropriate Election Period, may elect to have benefits paid in any optional benefit form available to such Participant under Section 6.04 hereof or to revoke any election or revocation previously made under this Section 6.09.
(b) Any designation of a Beneficiary other than the Participant's spouse under Section 6.08 hereof, shall not be effective unless--
(1) the spouse of the Participant consents in writing to such designation and the spouse's consent acknowledges the effect of the same and is witnessed by a notary public; or it is established to the satisfaction of a Plan representative that spousal consent may not be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be provided in regulations under the Code; and
(2) the election designates a specific alternate beneficiary, including any class of beneficiaries or contingent beneficiaries, and a form of payment, which may not be changed without spousal consent (unless the spouse expressly permits designation by the Participant without any further spousal consent).
Any consent by a spouse obtained under this provision, or any determination that the consent of a spouse may not be obtained, shall be effective only with respect to such spouse.  A consent that permits designations by the Participants without any requirement of further consent by such spouse must acknowledge that the spouse has the right to limit consent to a specific Beneficiary and to a specific form of benefit (where applicable), and that the spouse voluntarily elects to relinquish either or both of such rights.  A revocation of a prior waiver may be made by a Participant without the consent of the spouse at any time before the commencement of benefits.  The number of revocations

 Section 6.10

shall not be limited.  No consent obtained under this provision shall be valid unless the Participant has received information, as provided in Section 6.10 hereof.
6.10  Information to be Furnished Participant.
(a) At least thirty (30) days and not more than one hundred eighty (180) days (ninety (90) days prior to January 1, 2007) before a distribution to a Participant, the Plan Administrator shall furnish the Participant with the following information:
(1) a general description or explanation of the forms of payment available under the Plan, the circumstances under which each will apply and the availability of elections among them;
(2) any rights which the Participant has to defer commencement of benefits, if benefits are scheduled to commence before such Participant's Normal Retirement Date; and
(3) such other information, if any, as the Plan Administrator may determine to be useful or appropriate.
Such information shall include a written explanation of the Participant's right to make or revoke, and the effect of making or revoking, an election under Section 6.09 hereof and the rights of the Participant's spouse under Section 6.09(b) hereof.
6.11  Payments to Minors or Incompetents.  Upon proof satisfactory to the Plan Administrator that any person entitled to receive a distribution under the provisions of the Plan has become incapable or incompetent to receive and receipt therefor, the Plan Administrator in its sole discretion may direct the Trustee to make payment of such distribution to the duly appointed and qualified guardian or conservator of the estate of such person, or if there shall be no such duly appointed and qualified guardian or conservator, to any person or persons appearing to the Plan Administrator to have assumed and to be reasonably responsible for the financial affairs of such person.
6.12  Settlement of Small Benefits.  Notwithstanding the preceding provisions of this Article VI, in the sole discretion of the Plan Administrator, any Account Balances of Five Thousand ($5,000) or less may be paid in a cash lump sum in full settlement of the Plan's liability therefor.  With respect to distributions made on or after March 28, 2005, in the event of a distribution greater than $1,000 but no more than $5,000, made in accordance with the provisions of this subsection 6.12, if the Participant does not elect to receive the distribution directly or does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant under the direct rollover provisions of subsection 6.04(d) hereof, then the Plan Administrator will pay the distribution in a direct

 Section 6.12

rollover to an individual retirement plan (i.e., an individual retirement account under Code Section 408(a) or an individual retirement annuity described in Code Section 408(b)) designated by the Plan Administrator.
6.13  Suspension of Benefits Upon Reemployment.  Notwithstanding any other provisions of this Article VI, if a Participant receiving or entitled to receive benefits under the Plan returns to active service as an Employee of the Company prior to such Participant's Normal Retirement Date, payment of benefits under the Plan shall be suspended until the Participant subsequently terminates active service or attains Normal Retirement Date, whichever first occurs, provided, however, that (1) benefits to be paid in accordance with Section 5.08 hereof shall not be suspended, and (2) if the Participant continues active service beyond the Normal Retirement Date, the provisions of Section 5.05 hereof shall apply.  The suspension of benefits under this Section 6.13 shall not affect a Participant's entitlement to or the timing of normal retirement benefits under the Plan.
6.14  Discharge of Obligation; Receipt and Release.  All distributions from the Fund pursuant to the provisions of the Plan shall be made by the Trustee in accordance with the Plan Administrator's written directions.  All payments and distributions made hereunder shall to that extent constitute complete discharge of all obligations of the Company, the Plan Administrator and the Trustee, any of whom may require the distributee, as a condition precedent to any such payment or distribution, to execute a receipt and release therefor in a form satisfactory to the Fiduciaries of the Plan.
6.15  Nonalienation of Benefits.
(a) The Plan is intended by the Company to provide a system of deferred compensation for the support of Participants, Beneficiaries and their families related to the loss of earning power upon the happening of certain events.  Except as expressly provided in Section 3.03 hereof or in this Section 6.15 or as otherwise permitted under ERISA and the Code, no benefits under the Plan will be subject to assignment or alienation, either voluntarily or involuntarily.
(b) A Participant's benefits under the Plan shall be paid in accordance with the applicable requirements of any "qualified domestic relations order" (as defined in ERISA and the Code) which applies to the Participant's benefits under the Plan.
(c) A Participant’s benefits may be reduced, as provided under Code Section 401(a)(13)(C), as a result of an order or requirement to pay under—
(i) a judgment or conviction for a crime against the Plan;

 Section 6.15

(ii) a civil judgment in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA; or
(iii) pursuant to a settlement agreement between the Participant and the Secretary of Labor or the Pension Benefit Guaranty Corporation in connection with a violation (or alleged violation) of Part 4 of such Subtitle by a fiduciary or any other person.
(d) In the event a Participant's benefits are attached by an order of any court, other than a "qualified domestic relations order" (as defined in ERISA and the Code) or by an order or requirement to pay (as described in Section 6.15(c) above), the Plan Administrator may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan.  During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient it deems proper at the close of said action.
6.16  Benefit Claims Procedures.  The provisions of this Section 6.16 shall be effective for claims filed on or after January 1, 2002.  Claims for benefits must be in writing, signed by the Participant, or his personal representative or his Beneficiary, and presented to the Plan Administrator.  If a claim for benefits is denied in whole or in part by the Plan Administrator, the claimant shall be given written notice thereof within ninety (90) days following receipt of the claim by the Plan.  If the Plan Administrator determines that an extension is necessary, it shall notify the claimant of the reasons for the extension before the end of the initial ninety (90) day period. The extended period may not exceed one hundred eighty (180) days after the date of the filing of the claim.
A notice of adverse benefit determination must be in written or electronic form.  Such notice shall set forth, in a manner calculated to be understood by the claimant:
(a) the reasons for denial of the claim;
(b) a reference to the particular provisions of the Plan on which denial of the claim is based;
(c) a statement as to any additional facts or information necessary to perfect the claim and an explanation as to why the same is required; and
(d) a description of the Plan’s procedures hereinafter set forth for review of the denial of the claim, and a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

 Section 6.16

If a claim for benefits relates to benefits because of disability under the Plan, and the claim is denied in whole or in part by the Plan Administrator, the claimant shall be given written notice thereof within forty-five (45) days following receipt of the claim by the Plan.  This period may be extended by the Plan Administrator for up to thirty (30) days, provided that the Plan Administrator determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the claimant, prior to the expiration of the initial forty-five (45) day period, of the reasons for the extension.  If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period, of the reasons for the extension. A notice of extension under this paragraph shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information (the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information).
Every person whose claim for benefits under the Plan is denied in whole or in part by the Plan Administrator shall have the right to request a review of such denial.  Such review shall be granted upon written request therefor filed by the claimant with the Plan Administrator within sixty (60) days following receipt of the notice of the denial (within one hundred and eighty (180) days for disability benefit claims).  Such review shall be conducted by a Review Committee of three persons to be designated by the Employer.  For any review by the Review Committee, the claimant, in person or by duly authorized representative, may submit written comments, documents, records and other information related to the benefit claim on appeal.  The claimant shall be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim.  The review on appeal will consider all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.  The Review Committee shall decide the matter with reasonable promptness and in any event within sixty (60) days (forty-five (45) days for disability benefit claims) after receipt of the appeal.  If the Review Committee

 Section 6.16

determines that an extension is necessary, the Review Committee shall notify the claimant of the reasons for the extension before the end of such initial period.  The extended period may not exceed one hundred and twenty (120) days (ninety (90) days if the claim relates to disability benefits) following receipt of a request for review.  Its decision shall be in written or electronic form, and, in the event of an adverse benefit determination, shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reasons for the decision,  (ii) the provisions of the Plan on which the determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim; and (iv) a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a).
6.17  Qualified Domestic Relations Order Procedures.
(a) Following the receipt of a domestic relations order which may affect the payment of a Participant's benefits under the Plan, the Plan Administrator shall promptly notify the Participant and any alternate payee specified in the order (at the address included in the order) of the receipt of the order and the Plan's procedures for determining the qualified status of such order.
(b) By written direction to the Plan Administrator any alternate payee specified in the order may designate a representative for receipt of copies of notices sent to the alternate payee with respect to the order.
(c) Within a reasonable period after receipt of the order, the Plan Administrator shall determine whether such order is qualified and notify the Participant and any alternate payee involved of such determination.  Such determination shall be made in accordance with provisions of ERISA and the Code and regulations thereunder.  In making such determination, the Plan Administrator may obtain and rely upon the legal opinion of counsel as to the qualification of the order.
(d) During any period during which the issue of the qualification of an order is being determined, whether by the Plan Administrator, by a court of competent jurisdiction, or otherwise, the Plan Administrator shall segregate in a separate account in the Plan or in an escrow account the amounts which would have been payable to an alternate payee during such period if the order had been determined to be qualified.
(e) If within eighteen (18) months of receipt of the order by the Plan Administrator, the order (as it may have been modified)--
(1) is determined to be a qualified order, the segregated amounts (plus any interest thereon) shall be paid to the person or persons entitled thereto under the order (as it may have been modified), or

 Section 6.17

(2) is either determined not to be qualified or the issue of qualification is not resolved, the segregated amounts (plus any interest thereon) shall be disposed of in the manner which would have applied if there had been no order.
(f) Any determination that the order (as it may have been modified) is qualified made after the close of the eighteen (18) month period shall be applied prospectively only.
(g) If the order is determined to be a qualified order, the segregated amounts (plus any interest thereon) may be paid to the person or persons entitled thereto, as soon as administratively feasible after such determination, if so specified in the order, even though the Participant bound by the order has not yet terminated service.
(h) Effective with respect to Plan Years beginning on and after January 1, 2008, the Plan Administrator, may, in its discretion, implement a policy whereby reasonable expenses associated with the determination of QDRO status shall be chargeable directly to the Participant whose account is the subject of such QDRO; provided, however, that the terms of a QDRO may provide that the assigned benefit be reduced by all or a portion of the amount charged to the Participant by the Plan for such determination.
6.18  Unclaimed Benefits.  If the Plan Administrator has not been able to ascertain the whereabouts of any person to whom a payment is due under the Plan after diligent efforts have been made to locate the person, and if, after five (5) years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Plan Administrator or the Company, and within three (3) months after such mailing such person has not made written claim therefor, the Plan Administrator, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining benefits under the Plan otherwise due or to become due to such person be cancelled on the records of the Plan and the cancelled benefits be treated as a forfeiture to be reallocated in accordance with Sections 3.05 and 4.03 hereof to other Participants' accounts in the same manner as Additional Company Contributions.  Upon such cancellation and reallocation, the Plan shall have no further liability therefor except that, in the event such person later contacts the Plan Administrator, provides an address and requests the benefits due under the Plan, the cancelled benefits shall be reinstated without any adjustment for interest or earnings, and the Company shall make such additional contribution as may be necessary to fund the reinstated benefits.  Effective with respect to Plan Years beginning on and after January 1, 2008, the provisions of this Section 6.18 shall also apply in the event a person to whom payment is due under the Plan has been located but fails to provide information necessary for the Plan Administrator to make such

 Section 6.18

payment. Reasonable expenses attendant to locating a missing or unresponsive Participant or Beneficiary may be charged to the individual’s account.   In the event of Plan termination, Section 10.04 shall govern the disposition of unclaimed benefits.

ARTICLE VII
LIMITATIONS ON BENEFITS
7.01  Limitation on Defined Contribution Plan Annual Additions.  This Section 7.01 shall apply with respect to Limitation Years beginning on and after January 1, 2008, except as otherwise specified.  Limitations on Defined Contribution Annual Additions as in effect prior to January 1, 2008, are contained in Appendix B to the Plan.  As and to the extent necessary to satisfy the limitations of Section 415 of the Code, the limitations of this Section 7.01 shall apply notwithstanding any other provision of this Plan.  Annual Additions with respect to a Participant under this and all other defined contribution plans (whether terminated or not) ever maintained by the Company or a Related Employer (or, effective as of Plan Years beginning on or after January 1, 2008, a predecessor employer, as defined in Treas. Reg. §1.415(f)-(1)) consisting of:
(a) all Employer contributions and the Contributions made pursuant to a Salary Reduction Agreement, and all Employee contributions, if any; provided, however, that Make-up contributions made in accordance with the qualified military service provisions of Code Section 414(u) and 20 C.F.R. Part 1002 shall be considered Annual Additions with respect to the Limitation Year(s) to which they relate, not with respect to the Limitation Year(s) in which they are made;
(b) forfeitures, if any;
(c) the Participant’s voluntary contributions, if any;
(d) amounts allocated after March 31, 1984, to an individual medical account, as defined in Section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Company; and
(e) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post -retirement medical benefits allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company;

 Section 7.01
but not consisting of:
(a) “Catch-up Contributions” made pursuant to Code Section 414(v);
(b) Effective for Plan Years beginning on or after January 1, 2008, “Restorative Payments” as defined in Treas. Reg. §1.415(c)-1(b)(ii)(C) as payments made to a plan to restore losses stemming from actions that are reasonably likely to lead to liability for breach of fiduciary duty under ERISA or other applicable state or federal law; or
(c) Employer contributions to restore previously forfeited account balances upon the Participant’s repayment of a prior distribution, in accordance with Treas. Reg. §1.415(c)-1(b)(2)(ii), shall not, with respect to any Limitation Year, except to the extent permitted under Section 3.02(a)(4) hereof and Section 414(v) of the Code, if applicable, exceed the lesser of:
(i) one-hundred percent (100%) of the Code Section 415 Compensation of the Participant for the year; or
(ii) Forty Thousand Dollars ($40,000), as indexed (i.e., $44,000 for 2006, $45,000 for 2007 and $46,000 for 2008).
Effective as of Plan Years beginning on or after January 1, 2008, all defined contributions plans maintained by the Employer or a Related Employer (or any predecessor employer) shall be aggregated as required under Code Section 415(f) and the regulations thereunder, which are hereby incorporated by reference.
The Compensation limit referred to in (i) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition.  Effective for Plan Years beginning on or after January 1, 2008, if a plan, annuity contract or other arrangement (such as a plan or arrangement providing the medical benefits described in the previous sentence) is subject to a special limitation in addition to, or instead of, the regular limitations described in Code Section 415(c), and is aggregated under Code Section 415(c) and the regulations thereunder with a plan which is subject only to the regular Code Section 415(c) limitations, the following rules apply: (1) each plan so aggregated must separately satisfy the requirements of Code Section 415(c) and the regulations thereunder, and (2) the limitation that applies to the plans as aggregated is the greater of the limits applicable to the separate plans.
Any Company contributions which are applied by the Trustee (not later than the due date, including extensions, for filing the Company's federal income tax return for that Plan Year) to pay interest on an Acquisition

 Section 7.01

 Loan shall not be included as Annual Additions under this Section; provided, however, that the provisions of this sentence shall be applicable only in Plan Years for which not more than one-third (1/3) of the Company contributions applied to pay principal and interest on an Acquisition Loan are allocated to Account Balances of Highly Compensated Employees.
7.02  Benefit Reductions to Meet Annual Addition Limitations.  If as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's annual compensation or other reason permitted under Treas. Reg. 1.415-6(b)(6), a Participant's defined contribution plan annual additions exceed the limitation of Section 7.01 hereof, the “Excess Amount” shall be disposed of as follows:
(a) Any nondeductible Voluntary Contribution, and unmatched Elective Deferrals shall be returned to the Participant to the extent that they would reduce the Excess the Amount.  To the extent necessary to reduce the Excess Amount, Non-Highly Compensated Employees will have Elective Deferrals returned whether or not there is a corresponding match.
(b) To the extent an Excess Amount still remains after the application of (a) above, the Excess Amounts in the Participant’s Account will be used to reduce Employer Contributions (including the allocation of any forfeitures) for such Participant in the next Limitation Year, and in each succeeding Limitation Year, as necessary, provided that the Participant otherwise satisfies the requirements to receive an allocation of Employer contributions in each such Limitation Year;
(c) To the extent that an Excess Amount exists after the application of (a) above, and the Participant is not covered by the Plan at the end of the Limitation Year, the Excess Amount will be held unallocated in a suspense account.  The suspense account will be applied to reduce future Employer Contributions for all remaining Participants in the next Limitation Year and in each succeeding Limitation Year as necessary.
To the extent that a Participant has an Excess Amount attributable to his participation in more than one defined contribution plan, the required reduction in such additions shall be prorated among all affected defined contribution plans, including this Plan, making provision for such reductions.
7.03  Handling of Forfeitures Caused by Annual Additions Limitation. Any reduction in Company contributions or forfeitures to be allocated to a Participant under this Plan in order to meet the limitation on defined contribution plan annual additions, other than a reduction in Salary Reduction Contributions, shall be treated as a forfeiture, and, as provided in Section 3.05 and Section 4.03 hereof and in accordance with Treas. Reg. 1.415-

 Section 7.03

6(b)(6)(i), shall be disposed of in accordance with Sections 7.02 (b) and (c).  Any portion of the reduction which cannot be so allocated because all Participants have reached their maximum annual addition shall be placed in a suspense account to be reallocated as a forfeiture in the next and subsequent Plan Years as necessary until exhausted.  All amounts in a suspense account created pursuant to this Section 7.03 shall be allocated to Participants' Account Balances before any further Employer or Employee contributions which would constitute annual additions.  The suspense account shall not share in the revaluation of the Fund under Section 4.05 hereof but shall remain fixed in amount until reallocated to the Accounts of Participants.  Any reduction in Salary Reduction Contributions to meet the limitation on defined contribution plan annual additions shall be returned to the Company for payment to the affected Participant as current compensation.
Any income produced by unallocated Stock held in the suspense account provided for under this Section 7.03 shall also be held in the suspense account pending reallocation.  The suspense accounts provided for under this Section 7.03 shall remain fixed in amount until allocated or reallocated to a Participant's account.  Unallocated stock held in a suspense account shall be released on a first-in, first-out basis.  Excess Amounts may not be distributed to Participants or former Participants.
7.04  Salary Reductions in Excess of Permissible Dollar Limits.
(a) Excess Salary Reductions.  During any taxable year no Participant shall be permitted to have Salary Reduction Contributions made under this Plan or any other qualified Plan maintained by the Company in excess of the dollar limitation contained in Section 402(g) of the Code in effect at the beginning of such taxable year.  A Participant may assign to this Plan any Excess Salary Reduction Contributions made during a taxable year to another qualified plan by notifying the Plan Administrator of the amount of Excess Salary Reduction Contributions to be assigned to this Plan by no later than March 1 of the following calendar year.  Deemed notification of the Plan Administrator occurs if Excess Salary Reduction Contributions arise solely from Salary Reduction Contributions under this Plan or any other Plans of the Company.  Notwithstanding any provisions of this Plan to the contrary, Excess Salary Reduction Contributions, plus any income or minus any loss allocable thereto, shall be distributed no later than April 15 to such Participant to whose account Excess Salary Reduction Contributions are assigned for the preceding year and who claims Excess Salary Reduction Contributions for such taxable year.  For Plan Years commencing on or after January 1, 2002, the Plan Administrator may in its discretion re-characterize Excess Salary Reduction Contributions that would otherwise be distributed pursuant to this Section 7.04(a) as Catch-up

 Section 7.04

Contributions in accordance with Section 3.02(a)(5) hereof and section 414(v) of the Code, provided that the applicable dollar amount has not already been met for the calendar year.
(b) Calculations of Earnings on Excess Salary Reductions.  Excess Salary Reductions shall be adjusted for any income or loss up to the date of distribution.  The income or loss allocable to Excess Salary Reductions is the sum of: (1) income or loss allocable to the Participant's Salary Reduction Account for the taxable year multiplied by a fraction, the numerator of which is such Participant's Excess Salary Reductions for the year and the denominator is the Participant's Account Balance without regard to any income or loss occurring during such taxable year; and (2)ten percent (10%) of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Participant's Taxable year and the date of distribution, counting the month of distribution if distribution occurs after the fifteenth (15th) of such month.
7.05  Limitations on Salary Reduction Contributions.  The following limitations shall apply to Salary Reduction Contributions with respect to any Plan Year in which the Safe Harbor provisions of Section 3.02(a)(2) are not in effect:
(a) Salary Reduction Contributions Must Satisfy Section 401(k) Test.
(1) Salary Reduction Contributions under Section 3.02 hereof with respect to a Plan Year that are subject to Code Section 401(k) restrictions shall satisfy one of the following tests—
(A) The Actual Deferral Percentage for the Highly Compensated group of Eligible Participants for the Plan Year is not more than the Actual Deferral Percentage for the Non-Highly Compensated group of Eligible Participants for the prior Plan Year multiplied 1.25; or
(B) The excess of the Actual Deferral Percentage for the Highly Compensated group of Eligible Participants for a Plan Year over the Actual Deferral Percentage for the Non-Highly Compensated group of Eligible Participants for the prior Plan Year is not more than two (2) percentage points, and the Actual Deferral Percentage for the Highly Compensated group of Eligible Participants for a Plan Year is not more than the Actual Deferral Percentage for the Non-Highly Compensated group for the prior Plan Year multiplied by two (2).
  Notwithstanding the foregoing, the Company may elect to switch (by Plan amendment) from the prior Plan Year testing method to the current Plan Year testing method for purposes of the ADP test, provided that (1) with respect to Plan Years beginning prior to January 1, 2007, such an election is made prior to the end of the Plan Year

 Section 7.05

 immediately before the Plan Year to which such election will apply, (2) with respect to Plan Years beginning on or after January 1, 2007, such election may be made at any time, and (3) regardless of when such an election is made, once the Company elects to use current year testing, it can switch the Plan to prior year testing (by Plan amendment) only in accordance with the requirements of Treas. Reg. §1.401(k)-2(c): (i) the Plan has (or if aggregated, both the Plan and the plan(s) with which it is aggregated have) used current year testing for the lesser of 5 years or since the Plan has been in effect; and (ii) it was switched for the 1997 or 1998 Plan Years; or (iii) a transaction described in Code Section 410(b)(6)(C)(i) and Treas. Reg.  §1.410(b)–2(f) occurs and— (1) as a result of the transaction, the employer maintains both a plan using the prior year testing method and a plan using the current year testing method; and (2) the change from the current year testing method to the prior year testing method occurs within the transition period described in Code Section 410(b)(6)(C)(ii).
(2) Aggregation and Disaggregation.
(i) In the event that this Plan satisfies the requirements of sections 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section 7.05 shall be applied by determining the Actual Deferral Percentage of employees as if all such Plans were a single plan.
(ii) All plans that are treated as a single plan for purposes of performing the ADP test of this Plan must use the same testing method (i.e., either current year or prior year).  A plan that uses the ADP safe harbor provisions of Code Section 401(k)(12) may not be aggregated with a plan that uses the ADP test to satisfy applicable nondiscrimination requirements.  Notwithstanding the foregoing, the elective deferrals of HCEs under multiple plans of the Employer or a Related Employer shall be aggregated for purposes of the ADP test under this Plan, to the extent such plans are permitted to be aggregated under Treas. Reg.  §1.410(b)-7 (without regard to Treas. Reg. §§1.410(b)-7(c)(1) and (c)(2)), regardless of the testing method(s) used in the other plan(s), in accordance with Treas. Reg. §1.401(k)-2(a)(3)(ii), and regardless of whether or not the plans are, in fact, aggregated.
(iii) If the plans to which an HCE made elective deferrals have different plan years, the HCE’s elective deferral ratio for this Plan is determined by aggregating his or her elective

 Section 7.05

 deferrals under the other plan(s) made within the Plan Year of this Plan.  In addition, in determining Compensation for the HCE, compensation paid under the other plan(s) during the Plan Year of this Plan shall be taken into account, using the definition of Compensation in this Plan.
(iv) With respect to Plan Years beginning on and after January 1, 2006, if the Plan fails the ADP  test, then, to the extent that contributions made with respect to a Highly Compensated Employee under more than one plan of the Employer or a Related Employer with respect to the Plan Year being tested are aggregated for purposes of the ADP test, the amount required to be distributed as an excess deferral shall not exceed the amount of the contributions made to this Plan, in accordance with Treas. Reg.  §1.401(k)-2(b)(2)(iii).
(v) Effective with respect to Plan Years beginning on and after January 1, 2006: (i) the ESOP portion of the Plan and the non-ESOP portion of the Plan, which would otherwise be mandatorily disaggregated under Treas. Reg.  §1.410(b)-7(c)(2), are permitted to be aggregated for purposes of ADP testing; and (ii) the 401(k) portion of the Plan, and the 401(m) portion of the Plan, if any, which would otherwise be mandatorily disaggregated under Treas. Reg.  §1.410(b)-7(c)(1), are permitted to be aggregated for purposes of ADP testing.
(3) For purposes of determining the Actual Deferral Percentage test, Salary Reduction Contributions and qualified non-elective contributions and Company matching contributions must be made before the last day of the twelve-month period immediately following the Plan Year to which contributions relate.
(4) The Company shall maintain records sufficient to demonstrate satisfaction of the Actual Deferral Percentage Test and the amount and types of Contributions used in such test.
(b) Excess.  If the tests in Subsection (a)(1), above, otherwise would not be met, the following adjustment shall be made to the Salary Reduction Contributions for Highly Compensated Employee Participants so that after adjustment one of the two tests is met.
(1) On or before the fifteenth (15th) day of the third (3rd) month following the close of the Plan Year with respect to which the limits in subsection (a)(1) are exceeded (i.e., March 15th), but in no event later than the last day of the following Plan Year, each Highly Compensated Employee Participant,

 Section 7.05

 beginning with the Participant having the highest dollar deferral, shall have Salary Reduction Contributions in excess of the permissible deferral percentage limits ("Excess Contributions") returned to such Participant (together with income or loss allocable thereon) until such Participant’s elective contributions are reduced to the dollar amount of the elective contributions of the Highly Compensated Employee with the next highest dollar amount of elective contributions and continuing in descending order with the next Highly Compensated Employee with the next highest dollar deferral, until one of the tests set forth in Section 7.05(a)(1) are satisfied.  If such amounts are distributed more than two and one-half (2-1/2) months after the last day of the Plan Year in which the excess arose, a ten percent (10%) excise tax will be imposed on the Company.  Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each such Employee. Determination of income or loss for Excess Contributions up to the date of distribution shall be made in the same manner as income or loss for Excess Salary Reductions. Excess Contributions shall be determined under the following procedures:
(A) Calculate the dollar amount of Excess Contributions for each affected Highly Compensated Employee as follows:
(i) Rank all Highly Compensated Employees in descending order based on their Actual Deferral Percentage and then reduce the Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage by the amount required to cause such Highly Compensated Employee’s Actual Deferral Percentage to equal the Actual Deferral Percentage of the Highly Compensated Employee with the next highest Actual Deferral Percentage (or, if less, by the reduction necessary to enable the Plan to satisfy the ADP test);
(ii) Repeat the process in (i) above with respect to all Highly Compensated Employees with the next highest Actual Deferral Percentage, until the Plan satisfies the ADP test and the highest permitted Actual Deferral Percentage is determined ;
(iii) The amount of Excess Contributions for each Highly Compensated Employee shall be an amount equal to such Highly Compensated Employee’s Salary Reduction Contributions, plus any qualified non-elective contributions or qualified

 Section 7.05

 matching contributions taken into account in determining such Highly Compensated Employee’s Actual Deferral Percentage prior to applying (i) and (ii) above, minus an amount determined by multiplying such Highly Compensated Employee’s Actual Deferral Percentage, determined after applying (i) and (ii) above, by the Compensation used in determining such Highly Compensated Employee’s Actual Deferral Percentage;
(B) Determine the total of the dollar amounts (total Excess Contributions) calculated in Step (A);
(C) Distribute the total Excess Contributions determined in (B) above as follows:
(i) Rank all Highly Compensated Employees in descending order based on the dollar amount of their Salary Reduction Contributions and reduce the Salary Reduction Contributions of the Highly Compensated Employee with the highest dollar amount of Salary Reduction Contributions by the amount required to cause that Highly Compensated Employee’s Salary Reduction Contributions to equal the dollar amount of the Salary Reduction Contributions of the Highly Compensated Employee with the next highest dollar amount of Salary Reduction Contributions.
(ii) Distribute the amount determined in (i) above to the Highly Compensated Employee with the highest dollar amount until all Excess Contributions are consumed, or until the Salary Reduction Contributions of this Participant are reduced to the dollar amount of the Highly Compensated Employee with the next highest dollar amount of Salary Reduction Contributions;
(D) If the total amount distributed under (C) above is less than the Total Excess contributions, repeat step (C).
(2) Alternatively, with respect to such Plan Year, the Company may, in its discretion, make qualified non-elective and qualified matching contributions, as defined in Treas. Reg. §1.401(k)-6, as necessary in order for the tests in subsection (a)(1) to be satisfied, subject to the following restrictions:
(A) Such contributions shall be fully vested and subject to the same restrictions on distribution as elective deferrals;

 Section 7.05

(B) If the same testing method (i.e., prior year or current year testing) is not used for both the ADP and ACP tests, qualified matching contributions may not be used to satisfy the ADP test;
(C) Qualified non-elective contributions and qualified matching contributions can be taken into account only once (i.e., if used to satisfy ADP test, such contributions cannot be used to satisfy the ACP test or the ADP or ACP tests of any other plans of the Employer or a Related Employer), and if the Plan switches from current year testing to prior year testing, such contributions cannot be taken into account in the following year for prior year testing if taken into account in the current year for current year testing;
(D) If the Plan uses prior year testing, then the ADP test must be met for each Plan Year, regardless that qualified non-elective Contributions allocated to Non-Highly Compensated Employees in one Plan Year will count toward the Actual Deferral Percentage test for the following Year.  Regardless of whether the Plan uses prior year or current year testing, qualified non-elective contributions and qualified matching contributions can be taken into account only if contributed to the Plan no later than 12 months following the end of the Plan Year to which the contributions relate;
(E) With respect to Plan Years beginning on or after January 1, 2006, qualified non-elective contributions allocated to Non-Highly Compensated Employees cannot be used to satisfy the requirements of the ADP test to the extent they exceed the product of that Non-Highly Compensated Employee’s Compensation and the greater of 5% (10% if the qualified Non-elective contribution is being made in connection with an Employer’s obligation to pay prevailing wages under the Davis-Bacon Act)  or two (2) times the Plan’s “representative contribution rate.”  For purposes of this paragraph, “representative contribution rate” means the lowest applicable contribution rate of any eligible Non-Highly Compensated Employee among a group of eligible Non-Highly Compensated Employees that consists of half of all eligible Non-Highly Compensated Employees for the Plan Year (or, if greater, the lowest applicable contribution rate of any eligible Non-Highly Compensated Employee in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year).  For purposes of this paragraph, the “applicable contribution rate” for an eligible

 Section 7.05

Non-Highly Compensated Employee is the sum of the qualified matching contributions taken into account under this paragraph (b)(2) for the eligible Non-Highly Compensated Employee for the Plan Year and the non-elective contributions made for the eligible Non-Highly Compensated Employee for the Plan Year, divided by the eligible Non-Highly Compensated Employee’s Compensation for the same period; and
(F) Qualified matching contributions can be taken into account for the ADP test only if they would not be precluded from being taken into account for the ACP test under Treas. Reg.  §1.401(m)-2(a)(5)(ii).
(3) Notwithstanding the foregoing, the amount of Excess Contributions to be re-characterized or distributed under this Section 7.05(b) with respect to a Highly Compensated Employee for a Plan Year is reduced by any excess deferrals previously distributed to such Employee for the Employee’s taxable year ending with or within the Plan Year, and the amount of excess deferrals to be distributed under this Section 7.05(b) with respect to a Highly Compensated Employee for a Plan Year is reduced by any Excess Contributions previously re-characterized or distributed to such Employee for the Employee’s taxable year ending with or within the Plan Year.
(4) For Plan Years commencing on or after January 1, 2002, the Plan Administrator may in its discretion first re-characterize Excess Contributions that would otherwise be distributed pursuant to this Section 7.05(b) as Catch-up Contributions in accordance with Section 3.02(a)(5) hereof and section 414(v) of the Code, provided that the applicable dollar amount has not already been met for the calendar year.
7.06  Average Contribution Percentage Test for Company Matching and Voluntary After-Tax Contributions.
(a) With respect to any Plan Year in which the Safe Harbor provisions of Section 3.02(a)(2) are not in effect, Company matching contributions under Section 3.02 hereof with respect to a Plan Year that are subject to Code Section 401(m) shall satisfy one of the following tests--
(1) The Average Contribution Percentage for a Plan Year for Highly Compensated Employees who are Eligible Participants shall not exceed the Average Contribution Percentage for Non-Highly Compensated Employees who are Eligible Participants for the prior Plan Year, multiplied by 1.25; or

 Section 7.06

(2) The Average Contribution Percentage for a Plan Year for Highly Compensated Employees who are Eligible Participants shall not exceed the Average Contribution Percentage for the prior Plan Year for the Non-Highly Compensated Employees who are Eligible Participants by more than two (2) percentage points, and the Average Contribution Percentage for such Highly Compensated Employee group for a Plan Year shall not be more than the Average Contribution Percentage for such Non-Highly Compensated Employee group for the prior Plan Year, multiplied by two (2).
Notwithstanding the foregoing, the Company may elect to switch (by Plan amendment) from the prior Plan Year testing method to the current Plan Year testing method for purposes of the ACP test, provided that (1) with respect to Plan Years beginning prior to January 1, 2007, such an election is made prior to the end of the Plan Year immediately before the Plan Year to which such election will apply, (2) with respect to Plan Years beginning on or after January 1, 2007, such election may be made at any time, and (3) regardless of when such an election is made, once the Company elects to use current year testing, it can switch the Plan to prior year testing (by Plan amendment) only in accordance with the requirements of Treas. Reg. §1.401(m)-2(c): (i) the Plan has (or if aggregated, both the Plan and the plan(s) with which it is aggregated have) used current year testing for the lesser of 5 years, or since the Plan has been in effect; (ii) it was switched for the 1997 or 1998 Plan Years; or (iii) a transaction described in Code Section 410(b)(6)(C)(i) and Treas. Reg. §1.410(b)–2(f) occurs and— (1) as a result of the transaction, the employer maintains both a plan using the prior year testing method and a plan using the current year testing method; and (2) the change from the current year testing method to the prior year testing method occurs within the transition period described in Code Section 410(b)(6)(C)(ii).
(b) Aggregation and Disaggregation.
(i) In the event that this Plan satisfies the requirements of sections 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section 7.06 shall be applied by determining the Contribution Percentage of employees as if such plans were a single plan.
(ii) All plans that are treated as a single plan for purposes of performing the ACP test of this Plan must use the same testing method (i.e., either current year or prior year).  A plan that uses the ACP safe harbor provisions of Code Section 401(m)(11) may not be aggregated with a plan that uses the ACP test to satisfy applicable nondiscrimination requirements.  Notwithstanding the foregoing, the contributions made

 Section 7.06

with respect to an HCE under multiple plans of the Employer or a Related Employer shall be aggregated for purposes of the ACP test under this Plan, to the extent such plans are permitted to be aggregated under Treas. Reg.  §1.410(b)-7 (without regard to Treas. Reg. §§1.410(b)-7(c)(1) and (c)(2)), regardless of the testing method(s) used in the other plan(s), in accordance with Treas. Reg. §1.401(m)-2(a)(3)(ii), and regardless of whether or not the plans are, in fact, aggregated.
(iii) If the plans to which matching contributions were made on behalf of a Highly Compensated Employee have different plan years, the Highly Compensated Employee’s Contribution Percentage for this Plan is determined by aggregating the matching contributions made with respect to the Highly Compensated Employee under the other plan(s) made within the Plan Year of this Plan.  In addition, in determining Compensation for the Highly Compensated Employee, compensation paid under the other plan(s) during the Plan Year of this Plan shall be taken into account, using the definition of Compensation in this Plan.
(iv) With respect to Plan Years beginning on and after January 1, 2006, if the Plan fails the Average Contribution Percentage  test, then, to the extent that contributions made with respect to a Highly Compensated Employee under more than one plan of the Employer or a Related Employer with respect to the Plan Year being tested are aggregated for purposes of the ACP test, the amount required to be distributed (or forfeited) from this Plan as an excess aggregate contribution shall not exceed the amount of the contributions made to this Plan, in accordance with Treas. Reg.  §1.401(m)-2(b)(2).
(v) Effective with respect to Plan Years beginning on and after January 1, 2006: (1) the ESOP portion of the Plan, if any, and the non-ESOP portion of the Plan, which would otherwise be mandatorily disaggregated under Treas. Reg.  §1.410(b)-7(c)(2), are permitted to be aggregated for purposes of the ACP test; and (2) the 401(k) portion of the Plan, and the 401(m) portion of the Plan, which would otherwise be mandatorily disaggregated under Treas. Reg.  §1.410(b)-7(c)(1), are permitted to be aggregated for purposes of ACP testing.
(c) Excess.  If the tests in subsection (a) above otherwise would not be met, the following adjustment shall be made with respect to the excess Company matching contributions of Highly Compensated Participants so that after adjustment one of the two tests is met--

 Section 7.06

(1) On or before the fifteenth (15th) day of the third (3rd) month following the close of the Plan Year with respect to which the limits in subsection (a) are exceeded, but in no event later than the close of the following Plan Year, the Plan Administrator may direct the Trustee to distribute to each Highly Compensated Participant, beginning with the Participant having the greatest excess aggregate contributions, the amount of such excess aggregate contributions (together with income or loss allocable thereon determined in the same manner as for Excess Salary Reductions under this Plan) and continuing as necessary, until his aggregate contributions are reduced to the aggregate contributions of the Highly Compensated Employee with the next highest aggregate contributions and so forth, until subsection (a) is satisfied.  Such distributions shall be made to each Highly Compensated Employee on the basis of the respective portions of the excess aggregate contributions attributable to such Highly Compensated Employee as determined under the following procedures:
(A) Calculate the dollar amount of excess aggregate contributions for each affected Highly Compensated Employee as follows:
(i) reduce the Average Contribution Percentage of the Highly Compensated Employee with the highest Average Contribution Percentage by the amount required to cause the ACP test to be met or, if greater, by the amount required to cause such Highly Compensated Employee’s Average Contribution Percentage to equal the Average Contribution Percentage of the Highly Compensated Employee with the next highest Average Contribution Percentage;
(ii) repeat the process in (i) above, until the Plan satisfies the ACP test and the highest permitted Average Contribution Percentage is determined ;
(iii) the amount of excess aggregate contributions for each Highly Compensated Employee shall be an amount equal to such Highly Compensated Employee’s Company matching contributions taken into account in determining such Highly Compensated Employee’s Average Contribution Percentage prior to applying (i) and (ii) above, minus an amount determined by multiplying such Highly Compensated Employee’s Average Contribution Percentage, determined after applying (i) and (ii) above, by the

 Section 7.06

 Compensation used in determining such Highly Compensated Employee’s Average Contribution Percentage;
(B) Determine the total of the dollar amounts (excess aggregate contributions) calculated in Step (A);
(C) Distribute the total excess aggregate contributions determined in (B) above as follows:
(i) Reduce the Company matching contributions of the Highly Compensated Employee with the highest dollar amount of Company matching contributions by the amount required to cause that Highly Compensated Employee’s Company matching contributions to equal the dollar amount of the Company matching contributions of the Highly Compensated Employee with the next highest dollar amount of Company matching contributions.
(ii) Distribute the amount determined in (i) above to the Highly Compensated Employee with the highest dollar amount (however, if a lesser reduction, when added to the total dollar amount already distributed under this step, would equal the total excess aggregate contributions, distribute the lesser reduction amount);
(D) If the total amount distributed under (C) above is less than the total excess aggregate contributions, repeat step (C).
(2) Effective January 1, 2006, if the Company has timely elected that the Average If the Company has timely elected that the Average Contribution Percentage Tests in Subsection (a) above will be applied using the Average Contribution Percentages of Non-Highly Compensated Employees for the current Plan Year, then, with respect to the Plan Year for which the Company has elected to use the current year Average Contribution Percentages of Non-Highly Compensated Employees, the Company may, in its
discretion, make such qualified Non-elective contributions, elective contributions, as necessary in order for the tests in subsection (a) to be satisfied, subject to the following restrictions:
(A) Such contributions shall be fully vested and subject to the same restrictions on distribution as Salary Reduction Contributions;

 Section 7.06

(B) With respect to Plan Years beginning on and after January 1, 2006, qualified non-elective contributions allocated to Non-Highly Compensated Employees cannot be used to satisfy the requirements of Section 7.06(a) to the extent they exceed the product of that Non-Highly Compensated Employee’s Compensation and the greater of 5% (10% if the qualified Non-elective contribution is being made in connection with an Employer’s obligation to pay prevailing wages under the Davis-Bacon Act) or two (2) times the Plan’s “representative contribution rate.”  For purposes of this paragraph, “representative contribution rate” means the lowest applicable contribution rate of any eligible Non-Highly Compensated Employee among a group of eligible Non-Highly Compensated Employees that consists of half of all eligible Non-Highly Compensated Employees for the Plan Year (or, if greater, the lowest applicable contribution rate of any eligible Non-Highly Compensated Employee in the group of all eligible Non-Highly Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year).  For purposes of this paragraph, the “applicable contribution rate” for an eligible Non-Highly Compensated Employee is the sum of the Company matching contributions taken into account under this paragraph (c)(2) for the eligible Non-Highly Compensated Employee for the Plan Year and the qualified non-elective contributions made for the eligible Non-Highly Compensated Employee for the Plan Year, divided by the eligible Non-Highly Compensated Employee’s Compensation for the same period.
(C) With respect to Plan Years beginning on and after January 1, 2006, qualified matching contributions allocated to Non-Highly Compensated Employees cannot be used to satisfy the requirements of the Average Contribution Percentage  test to the extent they exceed the greatest of (i) 5% of Compensation, (ii) the Employee’s elective deferrals for the Plan Year, and (iii) the product of two (2) times the Plan’s “representative matching rate” for the Plan Year and the Employee’s elective deferrals for the Plan Year.  For purposes of this paragraph, “representative matching rate” means the lowest matching rate for any eligible Non-Highly Compensated Employee among a group of Non-Highly Compensated Employees that consists of half of all eligible Non-Highly Compensated Employees who make elective deferrals for the Plan Year (or, if greater, the lowest matching rate for all eligible Non-Highly Compensated Employees

 Section 7.06

in the Plan who are employed by the Employer on the last day of the Plan Year).  Except as otherwise provided in Treas. Reg. §1.401(m)-2(a)(5)(ii)(D), with respect to after-tax contributions, for purposes of this paragraph, the “matching rate” for an eligible Non-Highly Compensated Employee is generally the matching contributions made for such Employee divided by the Employee’s elective deferrals for the Plan Year, provided, however, that if the matching rate is not the same for all levels of elective deferrals for an Employee, the Employee’s matching rate is determined assuming that an Employee’s elective deferrals are equal to 6% of Compensation.
(3) In its discretion, Plan Administrator may limit Employee or matching contributions in a manner that prevents excess aggregate contributions from being made, provided that any such limit shall be nondiscriminatory, applied on a uniform basis and permitted by applicable provisions of the Code and regulations thereunder.
(4) Alternatively, instead of distributing excess aggregate contributions, the Plan Administrator may forfeit excess matching contributions, if forfeitable, and apply such forfeitures in accordance with Section 3.05.
(d) For purposes of determining the Contribution Percentage test matching contributions will be considered made for a Plan Year if made no later than the end of the twelve (12) month period beginning on the day after the close of the Plan Year.
(e) The Company shall maintain records sufficient to demonstrate satisfaction of the Average Contribution Percentage Test and the amount and types of Contributions used in such test.

ARTICLE VIII
TOP-HEAVY REQUIREMENTS
8.01  When Top-Heavy Provisions Are Operative.  The Top-Heavy provisions of this Article VIII shall be operative for any Plan Year beginning after December 31, 1983 with respect to which the Plan is Top-Heavy, and for such Plan Year they shall supersede any Plan provisions failing to meet or exceed the requirements for Top-Heavy plans under Section 416 of the Code.  In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, or it should be judicially or otherwise determined that the Top-Heavy provisions provided for in this Plan, or any part thereof, are not necessary

 Section 8.01

 in order for the Plan to meet the requirements for a qualified profit sharing plan under the Code for a Plan Year, such provisions, or part thereof, shall become void and shall not apply for such Plan Year without the necessity of amendment to the Plan.
8.02  Top-Heavy Minimum Contributions.
(a) If the Plan is Top-Heavy for a Plan Year, the Company contribution (including reallocated forfeitures) allocated to each Non-Key Employee Participant who is employed by the Company at the end of the Plan Year shall not be less than the required Top-Heavy percentage of the Participant's compensation (as defined in Code Section 415) for the Plan Year.  The required Top-Heavy percentage is the lesser of (1) three percent (3%), or (2) the percentage at which contributions (including reallocated forfeitures) are made (or required to be made) under the Plan for the Plan Year for the Key Employee Participant for whom such percentage is the highest for the Plan Year.  In determining a Key Employee's percentage for purposes of (2), above, (i) all defined contribution plans included in a required aggregation group with the Plan shall be treated as one plan, (ii) for Plan Years beginning after December 31, 1988, elective contributions and, for Plan Years beginning after December 31, 1984, amounts contributed pursuant to a salary reduction agreement shall be included in determining the amount contributed on behalf of a Key Employee, and (iii) the contributions allocated to the Key Employee shall be divided by so much of the Key Employee's total compensation for the Plan Year as does not exceed the limitation on Compensation under the Plan.  The Top-Heavy minimum allocation shall be determined without regard to any social security contribution by the Company, and, for Plan Years beginning after December 31, 1988, without regard to any elective contributions made on behalf of Employees other than Key Employees.
(b) Any individual who would otherwise fail to be allocated Company contributions for the Plan Year because such individual has (1) failed to complete 1,000 Hours of Service (or the equivalent), (2) declined to make mandatory contributions to the Plan, (3) declined to elect Salary Reduction Contributions to the Plan, or (4) been excluded from the Plan because such individual's compensation is less than a stated amount (even though the individual must be considered a participant to satisfy the coverage requirements of Code Section 410(b) in accordance with Code Section 401(a)(5)), shall be considered a Participant for purposes of applying the Top-Heavy minimum contribution requirements of this Section 8.02.
(c) If for any Plan Year, prior to January 1, 2000, in which the Plan is Top-Heavy, but not Super Top-Heavy, the Company maintains both a defined benefit plan and a defined contribution plan and the adjusted Code

 Section 8.02

 Section 415 limits under Code Section 416(h)(1) would otherwise be exceeded, then, to meet the requirements of Code Section 416(h)(2) and to avoid the application of Code Section 416(h)(1), the three percent (3%) requirement in Section 8.02(a)(1), above, shall be increased to four percent (4%) for Participants covered only by a defined contribution plan.
(d) The foregoing notwithstanding, no Top-Heavy minimum benefit shall be provided under this Plan for any Participant with respect to any Plan Year for which the Participant is covered under another qualified plan or plans of the Company or a Related Employer and is receiving the Top-Heavy minimum benefits or contributions required by Code Section 416 under such other plan if the Company has provided that the minimum allocation or benefit requirement will be met in the other plan or plans.  The Company maintains a defined benefit pension plan covering Employees who are also in this Plan. To the extent that a Top-Heavy minimum benefit is due to a Participant, such minimum benefit shall be provided under this Plan.
(e) Salary Reduction Contributions made on behalf of Non-Key Employees may not be taken into account in satisfying the top-heavy minimum contribution requirements.  Prior to Plan Years commencing on and after January 1, 2002, if matching contributions are taken into account for purposes of satisfying minimum top-heavy contribution requirements, they may not also be taken into account for purposes of the average contribution percentage tests of Section 401(m), but instead must meet the general nondiscrimination tests of Section 401(a)(4) of the Code.  Effective for Plan Years commencing on or after January 1, 2002, Company matching contributions that are taken into account for purposes of satisfying the minimum top-heavy contribution requirements of section 416(c)(2) of the Code and the Plan may nevertheless be treated as matching contributions for the purposes of the average contribution percentage tests and other requirements of section 401(m) of the Code.
8.03  Top-Heavy Minimum Vesting.  If the Plan is Top-Heavy for a Plan Year, and if the Plan contains a Vesting Schedule, vesting in Account Balances under the Plan for such Plan Year shall be determined under a Top-Heavy Minimum Vesting Schedule at least as favorable as the following:
Schedule (1)

Years of	Vested Percentage
Vesting Service	of Accrued Benefits
less than 3	0%
3 or more	100%

 Section 8.03

If the Plan is, and then subsequently ceases to be, Top-Heavy, the alternate Vesting Schedule last in force when the Plan was Top-Heavy shall continue in force as the Plan's Vesting Schedule unless and until specifically amended.  Any change in Vesting Schedules under this Section shall be deemed to be a Plan amendment subject to the limitations on reduction of vested benefits and Participant election rights as set forth in Section 5.10.  To the extent required to be nonforfeitable under Section 416(b) of the Code, the minimum Top-Heavy allocation may not be forfeited under Section 411(a)(3) of the Code.
8.04  Determination of Top-Heavy Status.  Whether this Plan or any other Plan included in a required aggregation group of which this Plan is a part is Top-Heavy (within the meaning of Section 416(g) of the Code) shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Related Employees, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

ARTICLE IX
LEVERAGE, VOTING RIGHTS AND OTHER PROVISIONS RELATING TO STOCK
9.01  Leverage.  The Plan Administrator may direct the Trustee to incur debt obligations from time to time to finance the acquisition of Company Stock for the Trust.  Any such debt obligation ("Acquisition Loan") shall bear a reasonable rate of interest, an ascertainable period of maturity, and may be secured by a collateral pledge of the Company Stock so acquired.  All Company Stock acquired with the proceeds of the Acquisition Loan, whether or not pledged, shall be placed in a Loan Suspense Account until released in accordance with Section 4.03(f).  No other Trust assets may be pledged as collateral by the Trustee, and no lender shall have recourse against Trust assets other than any shares of Company Stock remaining subject to pledge.  An Acquisition Loan must provide that, in the event of default, the value of Plan assets transferred in satisfaction of the Acquisition Loan must not exceed the amount of default.  If Company or any disqualified person (within the meaning of section 4975 of the Code) is the Lender, the Acquisition Loan must provide for a transfer of Plan assets on default only upon, and to the extent of, the failure of the Plan to meet the payment schedule of the Acquisition Loan.  Payments of principal and interest on any debt obligation shall be made by the Trustee (as directed by either the Administrative or Investment Committee) only from Employer Contributions in cash to the Trust and from any cash dividends received by the Trust on such

 Section 9.01

 Company Stock.  The proceeds of an Acquisition Loan shall be used only to acquire Company Stock, to repay such loan, or to repay a prior Acquisition Loan within a reasonable period of time after receipt.
9.02  Voting of Stock.
(a) The Trustees, subject to Section 9.02(b), below, shall have the right to exercise the general voting rights appurtenant to the Company Stock allocated to each Participant's Account Balance.
(b) Each Participant (or, in the event of the Participant's death, the Participant's Beneficiary) shall have the right to direct the Trustee to the manner in which whole and partial shares, if any, of Company Stock, allocated to the Participant's Account as of the record date, are to be voted on each matter brought before an annual or special shareholders' meeting.  Before such meeting of shareholders, the Trustee shall furnish to each Participant (or Beneficiary) a copy of the proxy solicitation material, together with a form requesting directions on how such shares of Company Stock allocated to such Participant's account shall be voted on each such matter.  Upon timely receipt of such directions, the Trustee shall on each such matter vote as directed the number of shares of Company Stock allocated to such Participant's Stock Account, and the Trustee shall have no discretion in such matter.  The directions received by the Trustee from Participants shall be held in confidence and not divulged to any person unless determined to be necessary by the Trustee or pursuant to an order issued by a court or agency with jurisdiction over such matters.  The Trustee shall vote allocated shares for which it has not received direction in the same proportions as the voting directions received from Participants for shares allocated to their Accounts.  In addition, the Trustee which is responsible for voting unallocated shares shall vote such unallocated shares in the same proportion as those allocated shares for which voting directions were received.  The voting instruction form prepared by the Trustee(s) shall state clearly, and in a manner calculated to be understood by Participants and Beneficiaries, this provision concerning the voting of allocated shares for which no valid voting direction is received, as well as the provision concerning the voting of unallocated shares of Company Stock, so that the Participants and Beneficiaries can understand the consequence of their failure to vote.
(c) The Plan Administrator shall adopt procedures designed to safeguard the confidentiality of information relating to the purchase, holding, and sale of securities, and the exercise of voting, tender and similar rights with respect to such securities by Participants (and Beneficiaries), except to the extent necessary to comply with Federal laws or state laws not preempted by ERISA.

 Section 9.02

(d) The Secretary of the Company and of each Participating Employer is hereby designated as the fiduciary of the Plan for the purpose of ensuring, with respect to the purchase, holding and sale of securities, that the procedures are in fact sufficient to safeguard the confidentiality of such information and such procedures are being followed.  Such individual is also hereby designated as a fiduciary of the Plan for the purpose of ensuring that an independent fiduciary is appointed who shall carry out activities relating to any situations which the Secretary determines involve a potential for undue influence upon Participants and Beneficiaries with regard to the direct or indirect exercise of shareholder rights.  For purposes of the preceding sentence, a fiduciary is not independent if the fiduciary is affiliated with any sponsor of the Plan.
(e) Upon commencement of a tender offer for any Company Stock, or any exchange offer or offer to purchase Company Stock each Participant and Beneficiary shall have the right to determine whether shares allocated to their Accounts will be tendered or sold. The Company shall notify each Plan Participant and Beneficiary of this right and distribute, or cause to be distributed to them in a timely manner the same information that is distributed to other shareholders in connection with the proposed tender offer, exchange or sale, together with a voting instruction form.  Directions from a Participant or Beneficiary to the Trustee concerning the tender or sale of Company Stock shall be communicated in writing, and the Trustee shall tender or sell, or otherwise dispose of the Company Stock allocated to the Participant’s or Beneficiary’s Account as directed.  To the extent that Plan Participants or Beneficiaries do not issue valid directions to the Trustee to sell, exchange or otherwise dispose of the Company Stock allocated to their Accounts such individuals shall be deemed to have directed the Trustee that such shares remain invested in Company Stock.
In the case of a tender offer, with respect to unallocated shares of Company Stock, including Leveraged Shares, the Trustee which is responsible for voting and tendering such unallocated shares of Company Stock shall tender that number of shares of Company Stock not credited to Plan Participants’ and Beneficiaries’ accounts determined by multiplying the total number of such unallocated shares by a fraction, of which the numerator is the number of shares of Company Stock credited to Participants’ and Beneficiaries’ Accounts for which the Trustee has received valid voting directions to tender, and of which the denominator is the total number of shares of Company Stock credited to Plan Participants’ and Beneficiaries’ Account.

 Section 9.02

The voting instruction form shall state clearly, and in a manner calculated to be understood by Participants and Beneficiaries, the effect of the Participant or Beneficiary failing to issue valid voting instructions, and the manner in which unallocated shares of Company Stock will be voted.
9.03 Voting of Unallocated Stock.
As provided in Section 9.02(b), the Trustee which is responsible for voting unallocated shares of Company Stock shall exercise voting rights appurtenant to any Stock not allocated to Participants' accounts, including Stock held in a suspense account pursuant to Section 7.03 hereof and Leveraged Shares in the Loan Suspense Account. Such Trustee shall vote such shares of Company Stock in the same proportion on each issue as those shares credited to Participants’ and Beneficiaries’ Account, for which valid voting directions are received, are voted; provided, however, to the extent such shares are subject to a stock pledge which provides for the voting of such shares, the Trustee shall follow the terms of the Stock Pledge.  The voting instruction form prepared by the Trustee shall state clearly, and in a manner calculated to be understood by Participants and Beneficiaries, this provision concerning the voting of unallocated shares of Company Stock.
9.04  Restrictions on Stock Distributed.   Stock distributions under the Plan shall be in whole Shares, containing such legends and upon such terms and conditions and with such restrictions as the Plan Administrator may determine to be necessary or appropriate to satisfy requirements of the Securities and Exchange Commission or other applicable laws or regulations.
9.05  Puts, Calls and Options.   Except as otherwise provided in this Article IX, no Stock shall be subject to a put, call, or other option, or buy-sell or similar arrangement while held in the Fund or at the time of distribution therefrom.
9.06  Protections and Rights Are Nonterminable.  The protections contained in Section 9.05 hereof shall be nonterminable and, accordingly, shall continue to exist, even if the Plan ceases to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code.
9.07  Diversification Election Rights Prior to January 1, 2007.
(a) With respect to shares of Company Stock acquired by or contributed to the Plan after December 31, 1986, any Participant who has attained Age 55 and completed at least ten (10) years of participation in the Plan shall, prior to January 1, 2007, have the right, in accordance with the terms of this Section 9.07, to make an election

 Section 9.07

to receive a distribution of a portion of such Participant's Account Balance or to have such portion invested in any of the other available investment options offered under the Plan.
(b) An election to receive a distribution of a portion of an Account Balance or to have such portion reinvested must be made within ninety (90) days after the close of a Plan Year within the Participant's qualified election period in accordance with the provisions of Section 5.08(e) of this Plan.
(c) An election pursuant to this Section 9.07 may be made with respect to up to twenty-five percent (25%) of the Participant's Account Balance, to the extent such portion exceeds the amount to which a prior election under this Section 9.07 applies, provided, however, that with respect to the last year in a Participant's qualified election period, such election may be made with respect to up to fifty percent (50%) of the Participant's Account Balance, to the extent such portion exceeds the amount to which a prior election under this Section 9.07 applies.
(d) The portion of the Participant's Account Balance covered by the election made pursuant to this Section 9.07 shall either be distributed to the Participant or reinvested at the Participant’s direction within ninety (90) days after the period during which the election is made; provided, however, that the Participant may not elect to redirect investment of his ESOP Account Balance back into Company Stock.  Effective as of January 1, 2007, this section shall be superseded by the diversification rights contained in Section 3.06(b)(ii).
9.08  Dissenters’ Rights.  In accordance with the requirements of Connecticut General Statutes Section 33-855 et. seq.,  a Participant who successfully dissents regarding a corporate action enumerated by such statute shall be entitled to demand payment for their shares of Company Stock held in the KSOP.  The proceeds of such payment: (i) shall be available for reinvestment in any of the other investment choices available in the Plan, in accordance with Section 3.06 of the Plan; and (ii) shall not be available for distribution unless otherwise distributable under the terms of the Plan.

 Section 9.08

ARTICLE X
AMENDMENT, MERGER OR TERMINATION
10.01  Amendment.  The Company reserves the right, at any time and from time to time, by action of its Board of Directors or its duly authorized officers or committee, to amend or modify the Plan in part or in whole, for any reason and without the consent of any Fiduciary, Employee, Participant, Beneficiary or other person.  Unless required or permitted by the Code or other law, no such amendment or modification (including those made in connection with establishing or maintaining the qualified status of the Plan) shall authorize or permit any part of the funds held under this Plan to be used for, or diverted to, purposes other than the payment of taxes, the payment of Plan administrative expenses or for the exclusive benefit of Employees or their Beneficiaries, or shall be effective to the extent that it has the effect of decreasing a Participant's accrued benefit, including any early retirement benefit, retirement-type subsidy or optional form of benefit protected by Code Section 411(d)(6).  For purposes of this paragraph, a Plan amendment which has the effect of decreasing a Participant's Account Balance or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment, shall be treated as reducing an accrued benefit.  Any amendment or modification of the Plan may be retroactive if (a) it does not impair any rights to any benefit under the Plan which any Participant, Beneficiary or other person would otherwise have had at the date of such amendment by reason of contributions theretofore made or (b) it is necessary or appropriate to qualify or maintain the Plan as a plan and trust exempt from federal income taxation under Sections 401(a), 501(a) and related provisions of the Code, the provisions of ERISA, or any other applicable provisions of federal or state law, as now in effect or hereafter amended or adopted, and any regulations issued thereunder, including without limitation any regulations issued by the United States Treasury Department or the United States Department of Labor.  Any amendment to the vesting provisions of the Plan shall be subject to the rights of certain Participants to elect to have their vested benefits determined under the Plan without regard to such amendment, as provided in Section 5.10 hereof.
10.02  Merger or Consolidation.  The Company reserves the right at any time and from time to time by action of its Board of Directors or its duly authorized officers or committee to merge or consolidate the Plan with, or to transfer any assets or liabilities to, any other plan, provided, however, that no such merger, consolidation or transfer may be undertaken unless each Participant would be entitled to receive a benefit immediately after such merger, consolidation or transfer if such other plan then terminated which would be equal to or greater than the

 Section 10.02

benefit each Participant would have been entitled to receive immediately prior to such merger, consolidation or transfer if this Plan had then terminated.
10.03  Termination.  Although the Company expects to continue this Plan indefinitely, it reserves the right at any time and from time to time by action of its Board of Directors or its duly authorized officers or committee to suspend or terminate prospectively its obligation to pay the costs of or make contributions to the Plan or to terminate or partially terminate the Plan.  Complete and permanent discontinuance of contributions under the Plan shall constitute a termination of the Plan.  All affected Participants with respect to whom the Plan has been completely or partially terminated shall be fully vested in their Account Balances as of the date of termination.  During the termination process the named Fiduciaries of the Plan shall remain in existence and the provisions of the Plan which are necessary or appropriate for the execution of the Plan and the distribution or transfer of the assets of the Plan shall remain in force.
10.04  Termination Distributions.  Upon termination or partial termination of the Plan, no amount shall thereafter be payable under the Plan to or in respect of a Participant affected by such termination except as provided in this Section 10.04.  In the event of the termination of the Plan, the Account Balance of each affected Participant will be non-forfeitable.  To the maximum extent permitted by law, transfers or distributions of Plan assets as provided in this Section 10.04 shall constitute a complete discharge of all liabilities under the Plan.  After provision for all expenses of administration and liquidation, any remaining assets of the Plan which are available to provide benefits shall be liquidated and the proceeds distributed among, or applied to provide benefits for or in respect of, the Participants affected by such termination.  Such distributions or benefits shall be made or paid in such manner as the Plan Administrator shall determine from among the forms of payment permitted by Section 6.04 hereof or other payment forms as may be approved by the Internal Revenue Service, and, effective as of January 1, 2008, in the case of missing or unresponsive Participants or Beneficiaries, may also be distributed, in the discretion of the Plan Administrator, in an automatic rollover described in Section 401(a)(31) of the Code (without regard to: (i) the amount of the individual’s account balance; and (ii) whether the individual is a Participant prior to normal retirement age), to an interest bearing, federally insured bank account, or escheated to the state of the Participant or Beneficiary’s last known address or work location, in accordance with applicable state law.  Reasonable expenses attendant to locating a missing or unresponsive Participant or Beneficiary may be charged to the individual’s

 Section 10.04

account.  In the discretion of the Plan Administrator or as may be required by applicable law or regulation, benefit payments, including regular payments to retirees under the Plan, may be made during the Plan termination process.

ARTICLE XI
PARTICIPATING EMPLOYERS
11.01  Application of Plan to Participating Employers. A list of the Company and all Participating Employers showing the dates of each Employer's participation in the Plan shall be attached as Exhibit A to this plan document and shall be kept up to date by the Plan Administrator.
11.02  Adoption of Plan.  With the consent of and in such manner and upon such terms and conditions as may be required or approved by the Company, any Related Employer or other employer may adopt and maintain this Plan and become a Participating Employer hereunder by appropriate action of its board of directors or other governing body.  An Employer may separately adopt this Plan with respect to different divisions or other reasonable classifications of its employees and may vary the optional provisions of the Plan (including, without limitation, eligibility, vesting or contribution provisions) as they relate to the separate divisions or classifications, provided, however, that such action shall only be permitted with the consent of the Company and then only as long as and to the extent that it does not adversely affect the qualified status of the Plan under the Code.
11.03  Extent of Participation.  The participation of each Participating Employer in this Plan shall be limited to providing benefits for Participants who are or have been in the employ of such Employer.  Contributions by a Participating Employer shall be determined on the basis of Participants who have been employed by that particular Employer.  The Plan shall be administered as a single plan and not as separate plans of the Company and each Participating Employer.  Accordingly, unless otherwise directed by the Company, all funds shall be commingled, held and invested as one fund.  All contributions made by the Company and by Participating Employers under the Plan, together with any increment attributable thereto, shall be used to pay benefits to a Participant under the Plan in accordance with the provisions of the Plan and without regard to which participating Employer or Employers have funded the Participant's benefits.  Forfeitures for a Plan Year shall be allocated among all Participants who would be eligible to share in any discretionary contributions made by their Employer for the Plan Year, whether or not any such discretionary contributions are made.
11.04  Transfer of Employees Among Employers.  It is anticipated that a Participant may be transferred between and among the Company and Participating Employers and Related Employers who are not participating in

 Section 11.04

the Plan. In the event of any such transfer, the Participant involved shall continue to be credited Years of Vesting Service.
11.05  Plan Administration and Expenses.  The Company or its Board of Directors shall have authority to appoint a Trustee from time to time, the Administrative Committee (the “Plan Administrator”), the Investment Committee, the Review Committee and any successors thereto.  The Plan Administrator may delegate some or all of its duties as they relate to an Employer's participation in the Plan to the Employer or a committee appointed by the Employer to serve as plan administrator with respect to the Employer's participation in the Plan; provided, however, that any individual so appointed shall serve without compensation from the Plan for such services.  By its adoption of this Plan a Participating Employer shall be deemed thereby to appoint the Company, the Administrative Committee, the Investment Committee, the Review Committee, the Trustee and other named Fiduciaries of the Plan its exclusive agents to exercise on its behalf all of the power and authority conferred upon them by the Plan, said appointment to continue until the Plan is terminated as to such Employer and the portion of the Fund attributable to the then Employees of such Employer has been disposed of as provided in Section 11.07 hereof.  The Company, or with its approval, the Plan Administrator, shall have authority to make any and all necessary or appropriate rules and regulations, binding upon all persons, including Employers, Employees, Participants and their Beneficiaries, relating to the participation of Employers in the Plan.  Upon request of the Company or the Plan Administrator, each Employer shall pay a proportionate part of the cost of any necessary or appropriate expenses incurred in respect of the Plan.  An Employer's proportionate part of any cost shall be determined on the basis of its proportionate share of contributions to the Fund for the Plan Year, unless the Company or the Plan Administrator, from time to time or with respect to particular expenses, determines that another reasonable basis of allocation shall apply.
11.06  Plan Amendment.  The Company may amend the Plan as provided in Section 9.01 hereof with respect to any Participating Employer and such Employer's Employees as well as with respect to itself and its Employees, provided that any Participating Employer within thirty (30) days of notice of an amendment affecting such Employer or its Employees may make written objection to the Company concerning the same and, if the matter is not satisfactorily resolved within a further period of thirty (30) days, such objecting Employer may voluntarily withdraw from the Plan under Section 11.07 hereof within ten (10) days of the expiration of such second thirty (30) day period without the amendment in question becoming effective as to such Employer or its Employees.  If such timely written objection and voluntary withdrawal is not made by an Employer, the amendment in question shall be

 Section 11.06

applicable according to its terms.  With the consent of the Company, any Participating Employer may amend the Plan as it applies to itself and its Employees, but any such amendment shall not apply to the Company or to other Employers or their Employees unless with the consent of the Company such amendment is adopted by them.  If a Participating Employer or Employers purport to adopt an amendment to the Plan which is not consented to by the Company, such amendment shall not be effective and the Company may at its option require such adopting Employer or Employers to terminate their participation in this Plan pursuant to Section 11.07 hereof or may take whatever alternative action it determines to be appropriate under the circumstances.
11.07  Termination of an Employer's Participation.  Without affecting the continuing participation in the Plan of the Company or any other Employer, the Company, with or without cause, may terminate the participation of any Participating Employer in the Plan by written notice to the Employer, and any Employer may voluntarily terminate its participation in the Plan by written notice to the Company.  If any Participating Employer ceases to be a party to this Plan, the Plan Administrator shall cause to be determined that fraction of the Fund allocable to the then Employees of the terminating Employer.  Within a reasonable period of time the Trustee shall set aside sufficient assets from the Fund to equal in value such fraction of the entire value of the Fund.  The Plan Administrator may direct the Trustee to (a) distribute such assets as if the Plan had been terminated on the date such former Employer ceased to be a party to this Plan, (b) deliver such assets to another plan trustee designated by such former Employer, or (c) take whatever alternative action may be deemed appropriate under the circumstances.
11.08  Restrictions on Amendments, Mergers or Terminations by Employers.  Any amendment, merger, consolidation, transfer of assets, termination or partial termination of or with respect to the participation in the Plan of an Employer shall be subject to the same restrictions that apply to such actions on the part of the Company as set forth in Article IX hereof.

ARTICLE XII
PLAN FIDUCIARIES AND ADMINISTRATION
12.01  Administration by Named Fiduciaries.  The named Fiduciaries of the Plan are the Company, the Board of Directors, the Administrative Committee, the Investment Committee, the Review Committee, the Trustee and any other Fiduciary identified as a named Fiduciary from time to time by the Company.  The operation and administration of the Plan shall be controlled and managed by the named Fiduciaries.  Each named Fiduciary shall

 Section 12.01

have such duties, powers and authority and only such duties, power and authority as are set forth with respect to it in the Plan, and each shall be liable therefor only to the extent and under the conditions set forth in this Article XI.  The named Fiduciaries shall administer the Plan in a uniform and nondiscriminatory manner consistent with the intention that the Plan be a qualified plan under Section 401(a) and related provisions of the Code.
12.02  Administrative and Investment Committee.  The Board of Directors of the Employer shall appoint an Administrative Committee.  The Administrative Committee shall be the named Plan Administrator.  Effective as of August 1, 2005, the Plan Administrator is the Compensation and Executive Development Committee. Prior to that date the Plan Administrator was the Pension and Benefits Committee and, prior to September 27, 2004, the Employees’ Benefit Committee.  Unless otherwise determined by the Board, the Administrative Committee shall also function as the Investment Committee for the Plan.  Effective as of  August 1, 2005, the Strategic Direction and Finance Committee shall assume the investment responsibilities associated with  this Plan, and shall function as the Investment Committee for this Plan. The Board of Directors may designate a Chairman of such Committee, or each such Committee, and may fill any vacancy which may occur from time to time in accordance with the charters of Committees acting as the Administrative Committee and Investment Committee.  All members of the Administrative Committee and, if any, the Investment Committee, shall serve on the Board of Directors and may be Employees and Participants, provided, however, that no member of the Administrative Committee or Investment Committee  shall be entitled to act on or decide any matter relating solely to himself or any of his rights or benefits under the Plan.  Members of the Administrative Committee and Investment Committee shall not receive any special compensation for serving as a member but shall be reimbursed for any reasonable expenses incurred in connection therewith.
12.03  Duties, Powers and Authority of the Plan Administrator  The Administrative Committee shall be the Plan Administrator of the Plan.  The Plan Administrator shall be responsible for the Plan's operation and administration, including but not limited to complying with reporting and disclosure requirements and maintenance of Plan records.  Except as to such powers and authority as are expressly reserved to other named Fiduciaries, the Plan Administrator shall possess and may exercise all power and authority with respect to the control, management, operation and administration of the Plan, including the power to allocate fiduciary responsibilities (other than those of the Trustee) among named Fiduciaries, to designate persons other than named Fiduciaries to carry out fiduciary responsibilities (other than those of the Trustee) and to engage such actuaries and accountants (who may be

 Section 12.03

accountants for the Company) as it may deem necessary or advisable for purposes of the Plan.  The Plan Administrator may adopt such rules for the conduct of its business and administration of the Plan as it considers desirable, including rules with respect to election periods, the presentation of claims for benefits under the Plan and appeals from any denial of such claims, provided such rules do not conflict with applicable law or the terms of the Plan.  The Plan Administrator shall have the exclusive right to interpret the provisions of the Plan, to determine any question arising thereunder or in connection with the administration of the Plan (including the authority to remedy any omissions, ambiguities or inconsistencies), to decide any claims concerning the eligibility of any person to participate in the Plan or the right of any person to receive benefits under the Plan and to authorize the payment of such benefits.  The Plan Administrator's decision or action in respect of any of the above shall be conclusive and binding upon all Participants and their Beneficiaries, heirs, assigns, administrators, executors and any other person claiming through or under them, subject to such persons' rights to a review of the denial of any benefit claim under the benefit claims provisions of Section 6.16 hereof.  The Plan Administrator shall keep records of its administration of the Plan and a Participant shall have the right to inspect such records as they relate to such Participant's interest under the Plan.
12.03A  Duties, Powers and Authority of the Investment Committee.  The Investment  Committee shall periodically review the investment performance and methods of the Trustee and any other funding agency, including any insurance company, under the Plan and shall make recommendations to the Board of Directors of the Company concerning the appointment, continuation, removal or change of the Trustee or any such funding agency. The Investment Committee shall determine the investment options (such as equity, cash equivalent or other funds managed by an investment adviser, the Trustee or others) to be made available under the Plan from time to time for investment by Plan Participants The Investment Committee shall have the power to direct the Trustee as to the management, acquisition or disposition of Plan assets constituting a portion, or portions or all of the Fund.  The Investment Committee shall have the power to appoint or remove from time to time one or more investment advisers and to delegate to any such adviser authority and discretion to manage, acquire or dispose of Plan assets constituting a portion or portions or all of the Fund.  The Investment Committee shall have such other powers with respect to the Plan as are set forth in its charter from time to time.
12.04  Agent for Service of Legal Process.  The Secretary of the Company or such other person as may from time to time be designated by the Plan Administrator shall be the Plan's agent for service of legal process.

 Section 12.05

12.05  Company Actions.  Whenever under the terms of the Plan the Company is required or permitted to do or perform any act, matter or thing, it shall be done or performed by a duly authorized officer of the Company.
12.06  Communications To and From Plan Fiduciaries.  All elections, designations, requests, notices, instructions, and other communications from a Participant, Beneficiary or other person to the Plan Administrator or other Fiduciary of the Plan required or permitted under the Plan shall be in such form as is prescribed by or acceptable to the Plan Administrator from time to time, shall be mailed by first-class mail or delivered to such location as shall be specified by the Plan Administrator, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Plan Administrator or other appropriate Fiduciary of the Plan at such location.  All notices, statements, reports and other communications from the Company, the Plan Administrator or other Fiduciary of the Plan to any Employee, Participant, Beneficiary or other person which are required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed first-class, postage prepaid to such Employee, Participant, Beneficiary or other person at the address last appearing on the records of the Plan Administrator for such Employee, Participant, Beneficiary or other person.  Notwithstanding the foregoing, all communications to and from Plan Fiduciaries described in this Section 12.06 of the Plan may be made in electronic form, to the extent prescribed by the Plan Administrator from time to time and approved by the Commissioner in regulations or other guidance.
12.07 Multiple Capacities; Fiduciary Duties.  Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.  Each Fiduciary shall discharge its duties with respect to the Plan:
(a) solely in the interest of Participants and Beneficiaries and for the exclusive purpose of providing benefits to them and defraying reasonable expenses of administering the Plan;
(b) with the care, skill, prudence and diligence under the circumstances that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims;
(c) to the extent it has investment authority, by diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and
(d) in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of ERISA.

 Section 12.05

12.08  Reliance; Fiduciary Liability; Exoneration.  Each Fiduciary shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports which shall be furnished by any accountant, actuary, auditor, counsel, insurance company or other expert who shall be employed or engaged by the Company.  No Fiduciary shall be liable:
(a) for its own act, or failure to act, except as it has thereby occasioned actual loss to the Plan or a Participant or Beneficiary by failing properly to discharge a duty or responsibility expressly imposed upon it by the Plan or by law;
(b) for the act, or failure to act, of another Fiduciary of the Plan, except as such Fiduciary may have committed one or more of the following breaches of its own fiduciary responsibilities—
(1) such Fiduciary knowingly participates in, or knowingly undertakes to conceal an act or omission of another Fiduciary, knowing such act or omission is a breach;
(2) such Fiduciary by its failure to observe applicable standards in the administration of its specific responsibilities which give rise to its status as a Fiduciary, has enabled another Fiduciary to commit a breach; or
(3) such Fiduciary has actual knowledge of a breach by another Fiduciary, unless such Fiduciary makes reasonable efforts under the circumstances to remedy the breach.
(c) with respect to a breach of fiduciary duty if such breach was committed before the fiduciary became a fiduciary or after a fiduciary ceased to be a fiduciary.
Subject to the foregoing and the provisions of ERISA, in the absence of fraud or bad faith, no Fiduciary shall incur or suffer any liability or responsibility to the Company, the Trustee, any Committee, any Participant or such Participant's  Beneficiaries, heirs, administrators, executors and assigns, or to anyone else as the result of the exercise or non-exercise of any power vested in such Fiduciary under the Plan, nor, without limiting the generality of the foregoing, as a result of any investment made or continued in the discretion or at the direction of such Fiduciary.
12.09  Indemnification of Fiduciaries.  To the maximum extent permitted by law, no officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated shall be personally liable by reason of any contract or other instrument executed by or on behalf of such individual in a Fiduciary capacity with

 Section 12.09

respect to the Plan, nor for any action taken or omitted or mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company's own assets) against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.
12.10  Bonding.  Except as otherwise required by ERISA, no bond or other security need be required of any Fiduciary of the Plan in any jurisdiction.  The Plan Administrator shall be responsible to assure that every Fiduciary of the Plan and official of the Plan, as defined in Section 412 of ERISA, shall be bonded in the manner and to the extent required by said Section 412.  The amount of any required bond generally shall not be less than ten percent (10%) of the amount of funds handled, provided that in no case shall such bond be less than One Thousand Dollars ($1,000) or more than Five Hundred Thousand Dollars ($500,000) unless the Secretary of Labor shall properly prescribe an amount in excess of Five Hundred Thousand Dollars ($500,000).

ARTICLE XIII
MISCELLANEOUS PROVISIONS
13.01  Plan for Exclusive Benefit of Employees.  This Plan has been entered into for the exclusive benefit of Employees, Participants and their Beneficiaries.  Except as expressly permitted under the provisions of the Plan or as may otherwise be permitted or required by law, no funds of the Plan shall at any time revert to, or be used or enjoyed by the Company, or otherwise than for the benefit of Employees and their Beneficiaries or to pay taxes or Plan administrative expenses.
13.02  Rights of Participants Not Expanded.  Neither the Plan, nor any provisions thereof, nor the action of the Company in establishing or participating in the Plan, nor any action taken or done by the Plan Administrator or the Trustee or other Fiduciary of the Plan, nor participation in the Plan shall be construed as giving to any person the right to be employed by or to remain in the employ of the Company or, except to the extent and in the manner provided for in and subject to all the terms and conditions of the Plan, the right to any payment or benefit whatsoever.  All Employees shall be subject to discharge to the same extent as if this Plan had never been adopted and the Company hereby expressly reserves such right to discharge any Employee without liability on the part of it, the Plan Administrator, the Trustee or other Fiduciary of the Plan.

 Section 12.09

13.03  Plan Subject to Insurance Contracts and Trusts.  To the extent that payment of any benefit under the Plan is provided for by an annuity contract or any other contract with an insurance company the payment of such benefit shall be subject to all the provisions of such contract.  In the event that the Employer establishes a Trust,
13.04  Governing Law and Savings Clause.  To the extent not preempted by federal law, the Plan shall be construed according to the laws of the State of Connecticut.  If any provision herein is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and the Plan shall be construed and enforced as if such provision had not been included.
13.05  Headings.  The Article and Section headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction or interpretation of the provisions of the Plan.
13.06  Gender and Number.  As used in the Plan and unless otherwise plainly required by the context, any gender may be construed to include all genders, and the singular or plural may be construed to include the plural or singular respectively.
13.07  Definitions.  Unless otherwise plainly required by the context, the capitalized words and phrases used in the Plan shall have the meanings set forth in the following Glossary.

GLOSSARY

"Account Balance" shall mean Participant's share in the Fund from time to time as shown by the records of the Plan Administrator, and shall include Salary Reduction Contributions, Company mandatory and Additional Company Contributions, Company matching contributions, Rollover Contributions, Transfers and such other different amounts as the Plan Administrator may determine to be appropriate from time to time.  A Participant's Account Balance shall reflect all contributions allocated to his Account as adjusted for earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

"Acquisition Loan" shall mean a loan or other extension of credit used by the Trust to finance the acquisition of Company Stock, which loan may constitute an extension of credit to the trust from a party in interest (as defined in ERISA) or other loan or extension of credit to the Trust which complies with the requirements of Article IX and ERISA.

"Actual Deferral Percentage" shall mean, with respect to a group of Participants, the average of the ratios, calculated separately for each Participant in the group, of the amount of Salary Reduction Contributions allocated under the Plan with respect to a Plan Year (plus any Additional Company Contributions taken into account in the Average Contributions Percentage test) to the Participant's Compensation for the same Plan Year.  Company contributions on behalf of any Participant shall include:

(1) any Salary Reduction Contributions made pursuant to a Salary Reduction Agreement, including Excess Salary Reductions of Highly Compensated Employees, but excluding (a) Excess Salary Reductions of Non-Highly Compensated Employees that arise solely from Salary Reduction Contributions under this Plan or any Plan of the Company; and (b) Salary Reductions that are taken into account in the Average Contributions Percentage test (provided the Actual Deferral Percentage test is satisfied both with and without exclusion of these Salary Reductions); and

Glossary

(2) at the election of the Company, qualified non-elective contributions and qualified matching contributions, subject, with respect to Plan Years beginning on and after January 1, 2006, to the restrictions described in Sections 7.05(b)(2) and 7.06(c)(2) of the Plan.

For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make a Salary Reduction shall be treated as a Participant on whose account no Salary Reduction Contributions are made.

"Additional Company Contribution Account Balance" shall mean that portion of a Participant's Account Balance attributable to Additional Company Contributions, as adjusted to reflect their share of the earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

“Administrative Committee” shall mean the committee appointed by the Board of Directors  pursuant to the provisions of Section 12.02 hereof to administer the Plan, or if no such committee is appointed or there are no members in office, the Board of Directors. Effective as of August 1, 2005, the Plan Administrator is the Compensation and Executive Development Committee. Prior to that date the Plan Administrator was the Pension and Benefits Committee and, prior to September 27, 2004, the Employees’ Benefit Committee.

"Age" shall mean the age of a person at his last birthday.

"Annuity Starting Date" shall mean the first day of the first period with respect to which benefits are to be paid in the form of an annuity or in any other form (not the date benefits actually commence).  A payment will not be deemed to occur after the Annuity Starting Date if payment is being reasonably delayed for calculation of the amount of the benefit.

"Applicable Life Expectancy" shall mean the life expectancy (or joint and last survivor expectancy) calculated using the attained Age of the Participant (or designated Beneficiary) as of the Participant's (or designated Beneficiary's) birthday in the applicable calendar year reduced by one for each calendar year which has elapsed since the date life expectancy was first calculated.  If life expectancy is being recalculated, the applicable life expectancy shall be the life expectancy as so recalculated.  The applicable calendar year shall be the first Distribution Calendar Year, and if life expectancy is being recalculated such succeeding calendar year.

"Average Contribution Percentage" shall mean, with respect to a group of Participants, the average, expressed as a percentage, of the Contribution Percentages of the Participants in each group.

"Beneficiary" or "Beneficiaries" shall mean the person or persons designated in accordance with the provisions of Section 6.08 hereof or otherwise entitled under the Plan or as provided in Code Section 401(a)(9) and regulations thereunder to receive any benefits to be paid under the Plan on account of, or following, the death of a Participant.

"Board of Directors" shall mean the Board of Directors of the Company (or its delegate).

"Code" shall mean the Internal Revenue Code of 1986, as amended and in force from time to time, or any successor or substitute provisions of law enacted from time to time.

“Code Section 415 Compensation" shall, for purposes of applying the benefit limitations of Article VII, include a Participant's Earned Income, wages, salaries and fees received for personal services actually rendered in the course of employment with the Company to the extent that the amounts are includable in gross income, but excluding:
(a) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and
(b) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option.

 Glossary

For Limitation Years beginning on or after January 1, 1998, Code Section 415 Compensation shall also include any elective deferral as defined in Code Section 402(g)(3) and any amount which is contributed or deferred by the Company at the election of the Employee and which is not otherwise includable in the gross income of the Employee by reason of Code Sections 125 or 457.  For Limitation Years beginning prior to January 1, 1998, such elective deferrals are not included in Code Section 415 Compensation. For Limitation Years beginning on or after January 1, 2001, for purposes of applying the limitations described in this definition of Code Section 415 Compensation, compensation paid or made available during such Limitation Years shall include elective amounts that are not includable in the gross income of the Employee by reason of Code Section 132(f)(4).

Effective with the Limitation Year beginning in 1998, Code Section 415 Compensation shall include salary reduction amounts deemed contributed under Section 125 of the Code because the Employee is unable (or fails) to certify that he or she has other health insurance coverage and, thus, is unable to elect unreduced salary instead of health insurance benefits, but only if the Company relies on employee certifications of coverage and does not otherwise request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the health plan.

Effective for Plan Years beginning on or after January 1, 2008, Code Section 415 Compensation also includes amounts includible in income under Code Section 409A or 457(f)(1)(A).

Effective with respect to Plan Years beginning on or after January 1, 2008, the Code Section 415 Compensation taken into account with respect to any Participant shall not exceed the limitation in effect under Code Section 401(a)(17) that applies to that Limitation Year.  Notwithstanding the foregoing, as permitted in the preamble to the final Treasury Regulations under Code Section 415, the Plan shall not be limited to determining a Participant’s Code Section 415 Compensation for a Limitation Year on the basis of the earliest payments of compensation during a Limitation Year.

Notwithstanding the foregoing, with respect to Plan Years beginning on or after January 1, 2008, compensation must be paid prior to severance from employment to be considered “Code Section 415 Compensation,” except that the following types of payments, if paid by the later of 2 ½ months following severance from employment, or the end of the Limitation Year that includes the date of severance from employment, shall be considered “Code Section 415 Compensation”: (i) regular pay for services during the individual’s working hours, overtime or shift differential premiums, commissions, bonuses, or other similar payments, if such payments, absent a severance from employment, would have been paid to the individual while the individual continued in employment with the Employer; and (ii) payments for accrued bona fide sick, vacation, or other leave, but only if the employee would have been able to use the leave if employment had continued.  Any payments not described in (i) and (ii) above shall not be considered “Code Section 415 Compensation” if paid after severance from employment, even if they are paid within the timeframe specified above, except that payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of §414(u)(1)) shall be considered “Code Section 415 Compensation” to the extent the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service. “Code Section 415 Compensation” does not include amounts paid after severance from employment that are severance pay, unfunded nonqualified deferred compensation, or parachute payments within the meaning of Section 280G(b)(2), even if such amounts are paid within the timeframe specified above.

Effective with respect to Plan Years beginning on or after January 1, 2008, the determination of whether compensation paid to a non-resident alien is compensation for purposes of Code Section 415 is made without regard to whether the compensation is includible in gross income on account of the location of the services, provided, however, earnings shall not include amounts paid as compensation to a nonresident alien as defined in Code §7701(b)(1)(B), who is not a Participant in the plan to the extent the compensation is excludible from gross income and is not effectively connected with the conduct of a trade or business within the United States.

Effective with respect to Plan Years beginning on or after January 1, 2008, Code Section 415 Compensation for a Limitation Year shall include amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates, provided the amounts are paid during the first few weeks of the

Glossary

 next Limitation Year, the amounts are included on a uniform and consistent basis with respect to all similarly situated employees, and no compensation is included in more than one Limitation Year.

"Company" shall mean The United Illuminating Company, or any successor thereto which assumes the Plan or any predecessor employer which maintained this Plan.  As and to the extent provided in Article XII hereof, Company may also refer to a participating Employer as regards its own participation in the Plan.

"Company Mandatory Contribution Account Balance" shall mean that portion of a Participant's Account Balance attributable to Company mandatory contributions (i.e., dividend matching contributions) made on or before January 1, 2003.

"Company Matching Contribution Account Balance" shall mean that portion of a Participant's Account Balance attributable to Company matching contributions as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses, and other diminutions to the Fund.

"Company Stock" shall mean the common stock of the Company prior to the close of business on July 20, 2000 and, thereafter, the common stock of  UIL Holdings Corporation, the parent of the Company, or any successor to UIL Holdings Corporation.   “Company Stock” shall also include the stock of any corporation which is a member of the same controlled group of corporations (as defined in Section 409(l) of the Code) with the Company, if such stock would constitute “employer securities” as defined in Section 409(l) of the Code.  The Trustee may acquire Company Stock on the open market or from any other source; provided that no commission shall be charged with respect to a purchase of Company Stock from the Company or UIL Holdings Corporation or any successor to UIL Holdings Corporation.  Such Company Stock may be authorized and previously unissued Shares.

“Company Stock Fund” (or the UIL Stock Fund) means the unitized investment fund under the Plan that invests primarily in the common stock of UIL Holdings Corporation.  Company Matching Contributions shall be invested n the Company Stock Fund.

"Compensation" (except for Code Section 415 Compensation, above) shall mean the total compensation paid to an Employee by the Company with respect to each Plan Year which is currently includable in gross income and required to be reported as wages on the Employee's W-2 Form, plus any additional amount of compensation which the Employee could have elected to receive in cash with respect to the applicable period but which was instead contributed by the Company to an employee benefit plan under a Code Section 401(k) or Code Section 125 arrangement, but excluding any other amounts contributed to or the value of benefits under this Plan or any other deferred compensation, employee benefit or fringe benefit program or plan or any other extraneous form of compensation.

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the Annual Compensation of each Employee taken into account under the Plan in determining allocations shall not exceed $150,000 as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code ($170,000 for Plan Years beginning on or after January 1, 2000; $200,000 for the Plan Year beginning January 1, 2002; $225,000 for the Plan Year beginning January 1, 2007).  The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning with or within such calendar year.  If a determination period consists of fewer than 12 months, the Annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

With respect to Plan Years beginning on and after January 1, 2008, compensation can only be taken into account for purposes of Article III of the Plan if it is “compensation within the meaning of section 415(c)(3)” in accordance with Treas. Reg. §1.415(c)-2(e) (regarding post-severance compensation), as required by Treas. Reg. §1.401(k)-1(e)(8).
"Contribution Percentage" shall mean, with respect to a group of Participants, the ratios (expressed as a percentage) of the matching contributions (plus voluntary after-tax contributions, if any) allocated under the Plan on behalf of each Eligible Participant in the group, with respect to a Plan Year, to the Participant's Compensation for

Glossary

 the Plan Year. For purposes of determining such ratios, “Eligible Participant” is defined below in this Glossary and is further defined to mean:

(a) an Employee who is directly or indirectly eligible to make a Salary Reduction Contribution or to receive an allocation of matching contributions (including matching contributions derived from forfeitures) under the Plan for a Plan Year;

(b) an Employee who is unable to make a Salary Reduction Contribution or to receive an allocation of matching contributions because the Employee has not contributed to another plan;

(c) an Employee who would be eligible to make Salary Reduction Contributions but for a suspension due to a distribution, a loan or an election not to participate in the Plan (other than certain one-time elections), even though  the Employee may not make such Salary Reduction Contributions or receive an allocation of matching contributions by reason of such suspension; or

(d) an Employee who is unable to make a Salary Reduction Contribution or to receive an allocation of matching contributions because such Employee may receive no additional annual additions because of Section 415(c)(1) or 415(e) of the Code.

In the case of a Participant described in paragraphs (a), (b), (c) or (d) above who makes no Salary Reduction Contributions and receives no matching contributions under the Plan for a Plan Year, the Contribution Percentage for such Participant that is to be included in determining the Average Contribution Percentage for such Plan Year shall be zero.  In determining the Contribution Percentage, the Plan Administrator may elect, to the extent permitted in regulations, to take into account elective deferrals (defined in Code Section 402(g)(3)(A) and qualified non-elective deferrals which are subject to Code Section 401(k) restrictions (as defined in Code Section 401(m)(4)(C)) contributed to any Plan maintained by the Company or a Related Employer.

In determining the Contribution Percentage, the following matching contributions shall be excluded:

(i) matching contributions that a Participant forfeits because they correspond to Salary Reduction Contributions in excess of the permissible dollar limits contained in Code Section 402(g);

(ii) matching contributions forfeited, or returned to the Participant in order to correct an allocation in excess of Section 415(c) of the Code; and

(iii) matching contributions that a Participant forfeits in conjunction with a distribution made to correct a failure of the ADP, ACP or multiple use test.

Effective January 1, 2006, elective deferrals may be used to satisfy the ACP test, subject to the requirements of Treas. Reg.  § 1.401(m)-2.  Elective deferrals under a safe harbor plan or other plan that is not subject to ADP testing may not be used to satisfy the ACP test.  If the same testing method (i.e., prior year or current year testing) is not used for both the ADP and ACP tests, Elective deferrals cannot be used to satisfy the ACP test, nor can they be re-characterized as after-tax contributions for purposes of the ACP test.

"Distribution Calendar Year" shall mean a calendar year for which a minimum distribution is required.  For distributions beginning before a Participant's death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant's Required Beginning Date. For distributions beginning after a Participant's death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin as provided in Section 6.01 or Appendix C, as applicable.

"Effective Date" for purposes of this restated Plan shall mean January 1, 2002.

“Election Period” shall mean the period provided under Section 6.10 hereof.

Glossary

"Eligible Participant" shall mean a Participant who has satisfied the eligibility requirements of Article II and who is therefore eligible to make salary reduction contributions, and to receive a Company matching contribution whether or not the Participant actually makes Salary Reduction contributions.

"Employee" shall mean any person, other than an independent contractor, in the actual employ of the Company or a Related Employer, who receives therefor a regular stated compensation, whether on an hourly or salaried basis.  A director of the Company shall not be considered to be an Employee solely because of such status as a director.

"Employer" shall mean and include the Company and any Related Employer or other employer participating in the Plan.  “Employer” may refer to all Participating Employers collectively, or to each one individually as the context may require.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended and in force from time to time, or any successor or substitute provisions of law enacted from time to time.

“ESOP Account” shall mean that portion of the Participant’s Account Balance consisting of his TRAESOP and PAYSOP Account Balance, his Company Matching Contribution Account Balance, his Company Mandatory Contribution Account Balance and any After-tax Contribution Account Balance.

"Excess Contributions" shall mean shall mean with respect to any Plan Year, the excess of (a) the aggregate amount of Company contributions actually taken into account in computing the Actual Deferral Percentage of Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such contributions permitted by the Actual Deferral Percentage test (determined by reducing contributions made on behalf of Highly Compensated Employees in order of dollar deferral amounts, beginning with the highest of such dollar deferral amounts.)

"Excess Salary Reductions" shall mean those Salary Reductions that are includable in a Participant's gross income under Section 402(g) of the Code to the extent such Participant's Salary Reductions exceed the dollar limitation under such Code Section. Excess Salary Reductions shall be treated as annual additions under the Plan, unless such amounts are distributed no later than the first April 15th following the close of the Participant’s taxable year.

"Fiduciary" shall mean any person who--

(a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets,

(b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan or has any authority or responsibility to do so, or

(c) has any discretionary authority or discretionary responsibility for the administration of the Plan.

"Fund" shall mean the cash, securities or other Plan assets held by the Trustee (or other funding agencies under the Plan) for the purposes of the Plan.

"Hardship Distribution" shall mean a distribution necessary in light of immediate and heavy financial needs of the Participant.  Such needs shall be deemed to include tuition payments for post-secondary education and major medical expenses of the Participant, members of his immediate family or his dependents, and major expenses relating to the purchase of Participant's principal residence or to prevent eviction from, or foreclosure on, the Participant's principal residence, and, with respect to Plan Years beginning on or after January 1, 2007, payments for burial or funeral expenses for the employee’s deceased parent, spouse, children or dependents (as defined in section 152, without regard to section 152(d)(1)(B)); and expenses for the repair of damage to the employee’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).  Such needs shall be determined in accordance with uniform and nondiscriminatory policies and rules approved by the Plan Administrator in its discretion from time to time and on the basis of written information furnished to the Plan Administrator and represented to be true by the

Glossary

Participant.  The Plan Administrator shall be entitled to conclusively rely upon such written information, without the necessity of independent investigation, unless it has reason to doubt the validity of such information on the basis of other information then in its possession.  Effective with respect to Plan Years beginning on and after January 1, 2007, the representation provided by a Participant applying for a hardship distribution, to the effect that his or her heavy and immediate financial need exists and cannot be relieved by other resources, may be provided in writing or in such other form as may be approved by the Commissioner.

"Highly Compensated Employee" includes Highly Compensated Active Employees and Highly Compensated Former Employees.  For purposes of this definition, the determination year shall be the plan year.  The look-back year shall be the twelve-month period immediately preceding the determination year. A Highly Compensated Active Employee includes any Employee who (i) was a 5-percent owner at any time during the determination year or the look-back year, or (ii) for the look-back year had compensation (defined herein as “Code Section 415 Compensation”) from the Employer in excess of Eighty Thousand Dollars ($80,000) (One Hundred Five Thousand Dollars beginning January 1, 2008) (as adjusted pursuant to Section 415(d) of the Code).  A Highly Compensated Former Employee includes any Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Employer during the determination year, and was a Highly Compensated Active Employee for either the separation year or any determination year ending on or after the Employee's fifty-fifth (55th) birthday. The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the number of Employees treated as 5% owners, and the compensation that is considered, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

"Hour of Service" shall mean each hour for which:

(a) An Employee is paid, or entitled to payment for the performance of duties for the Company or a Related Employer.

(b) An Employee is paid, or entitled to payment by the Company or a Related Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, leave of absence or the like.

(c) Back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or a Related Employer.

(d) Credit is required under applicable state or federal law, including for periods of service in the Armed Forces of the United States under the Military Selective Service Act as amended.  The nature, extent and timing of such credit shall be as required under applicable law.

An Hour of Service to be credited to an Employee in connection with a period of no more than thirty-one (31) days falling in two (2) Plan Years shall be credited in the second such Year; otherwise Hours of Service shall be credited in the Plan Year in which the duties are performed under Subparagraph (a), above, in which occurs the period during which no duties are performed under Subparagraph (b), above, and to which the award or agreement for back pay pertains under Subparagraph (c), above.  Hours of Service for purposes of subparagraph (b), above, will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations, which is incorporated herein by this reference.  The number of Hours of Service to be credited under either Subparagraph (b) or (c) for periods described in Subparagraph (b) shall be the number of working hours regularly scheduled for such periods of time.  In the case of an Employee without a regular work schedule, an average of such Employee's actual hours worked for comparable periods of time shall be credited.

Notwithstanding the foregoing, the same Hour of Service shall not be credited under more than one of the foregoing Subparagraphs and for purposes of crediting Hours of Service under either Subparagraph (b) or (c) for periods described in Subparagraph (b):

(i) Except in the case of an authorized leave of absence or required government service as described in the definition of One-Year Break in Service in this Glossary, no more than five hundred one

Glossary

(501) Hours of Service shall be credited to an Employee on account of any such single continuous period (whether or not such period occurs in a single Plan Year) and such hours shall be credited until exhausted beginning with the first day of such period; and

(ii) No Hour of Service shall be credited to an Employee for payments made or due under a plan maintained solely for the purpose of complying with applicable workmen's compensation, unemployment compensation or disability insurance or for payments which solely reimburse the Employee for medical or medically related expenses incurred by such Employee.

Hours of Service will be credited for employment with other members of an affiliated service group under Section 414(m), a controlled group of corporations under Section 414(b), a group of trades or business under common control under Section 414(c) of which the Company is a member, and other entity required to be aggregated with the Company, pursuant to Section 414(o) and the regulations thereunder.  Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under Section 414(n) of the Code.

"Key Employee" shall mean any employee or former employee of the Company or of any Related Employer (and any beneficiary of such an employee) who at any time during the five (5) plan years ending on the determination date for the Plan Year in question (as defined under "Top-Heavy" in this Glossary) was:

(a) an officer of the Company or of any Related Employer, provided, however, that for plan years beginning after December 31, 1983 only officers having an Annual Compensation greater than fifty percent (50%) of the dollar limitation in effect under Section 415(b)(1)(A) of the Code for the calendar year in which the Plan Year ends shall be included and further provided that no more than fifty (50) persons or, if lesser, the greater of three (3) persons or ten percent (10%) of the employees of the Company and the Related Employers shall be treated as officers;

(b) one of the ten (10) employees having Annual Compensation of more than the dollar limitation in effect under Section 415(c)(1)(A) of the Code for the calendar year in which the Plan Year ends and owning (or considered as owning within the meaning of Section 318 of the Code) both more than a one-half percentage (1/2%) interest and one of the ten (10) largest percentage interests in the Company and Related Employers (if two (2) employees have the same interest in an employer, the employee having greater annual compensation shall be treated as having a larger interest);

(c) a person who, without application of the aggregation rules of subsections (b), (c) and (m) of Section 414(b) of the Code, owned (or was considered as owning within the meaning of Section 318 of the Code) more than five percent (5%) of the outstanding stock (or in the case of an unincorporated business, of the capital or profits interest) of the Company or Related Employer or stock possessing more than five percent (5%) of the total combined voting power of all of the stock of the Company or Related Employer; or

(d) a person who had Annual Compensation from the Company and/or Related Employers of more than One Hundred Fifty Thousand Dollars ($150,000) and who, without application of the aggregation rules of subsections (b), (c) and (m) of Section 414(b) of the Code, owned (or was considered as owning within the meaning of Section 318 of the Code) more than one percent (1%) of the outstanding stock (or in the case of an unincorporated business, of the capital or profits interest) of the Company or Related Employer or stock possessing more than one percent (1%) of the total combined voting power of all of the stock of the Company or Related Employer.

Annual Compensation for purposes of this definition means compensation defined as “Code Section 415(c) Compensation.”  The determination of who is a Key Employee shall be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

For Plan Years commencing on or after January 1, 2002, “Key Employee” shall mean any Employee or former Employee of the Company or of any Related Employer (and any Beneficiary of such

Glossary

an Employee) who at any time during the Plan Year ending on the determination date for the Plan Year in question (as defined under “Top-Heavy” in this Glossary) was:

(a) an officer of the Company or of any Related Employer having an Annual Compensation greater than one hundred thirty thousand dollars ($130,000) (One Hundred Forty Five Thousand Dollars beginning on January 1, 2007), as adjusted pursuant to Section 415(d) of the Code, provided that no more than fifty (50) persons (or, if lesser, the greater of three (3) persons or ten percent (10%) of the employees of the Company and the Related Employers) shall be treated as officers;

(b) a person who, without application of the aggregation rules of subsections (b), (c) and (m) of Section 414(b) of the Code, owned (or was considered as owning within the meaning of Section 318 of the Code) more than five percent (5%) of the outstanding stock (or in the case of an unincorporated business, of the capital or profits interest) of the Company or Related Employer or stock possessing more than five percent (5%) of the total combined voting power of all of the stock of the Company or Related Employer; or

(c) a person who had Annual Compensation from the Company and/or Related Employers of more than One Hundred Fifty Thousand Dollars ($150,000) and who, without application of the aggregation rules of subsections (b), (c) and (m) of Section 414(b) of the Code, owned (or was considered as owning within the meaning of Section 318 of the Code) more than one percent (1%) of the outstanding stock (or in the case of an unincorporated business, of the capital or profits interest) of the Company or Related Employer or stock possessing more than one percent (1%) of the total combined voting power of all of the stock of the Company or Related Employer.

"Leased Employee" shall mean any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ("leasing organization") has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient.  Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

A leased employee shall not be considered an employee of the recipient if:  (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Section 125, Section 402(a)(8), Section 402(h) or Section 403(b)of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than twenty percent (20%) of the recipient's nonhighly compensated workforce.

"Leveraged Stock" shall mean shares of Company Stock which has been acquired by the Plan by means of an Acquisition Loan.

"Life Expectancy" and "Joint and Last Survivor Expectancy" are computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.  Unless otherwise elected by the Participant (or spouse, if applicable) by the time distributions are required to begin, life expectancies shall be recalculated annually.  Such election shall be irrevocable as to the Participant (or spouse) and shall apply to all subsequent years.  The life expectancy of a non spouse beneficiary may not be recalculated.

"Limitation Year" shall mean the Plan Year.  Effective with respect to Plan Years beginning on or after January 1, 2008, if the Plan is terminated on a date other than the last day of the Limitation Year, the Plan is deemed to have been amended to have changed Limitation Years, and the dollar limit described in Section 7.01, above, is pro-rated accordingly.

"Loan Suspense Account" shall mean the suspense account used to hold Leveraged Stock until released and allocated pursuant to the terms of the Plan.

 Glossary

"Non-Highly Compensated Employee" shall mean any employee or former employee of the Company or a Related Employer who is not a Highly Compensated Employee.

"Non-Key Employee" shall mean any employee or former employee of the Company or of any Related Employer (and any beneficiary of such an employee) who is not a Key Employee.

"Normal Retirement Date" shall mean a Participant’s sixty-fifth (65th) birthday, provided however, that on and after April 1, 2005, with respect to Additional Company Contributions, “Normal Retirement Date” shall mean the later of a Participant’s sixty-fifth (65th) birthday or the fifth anniversary of the date he commenced  participation in the Plan.

"One-Year Break in Service" shall mean any Plan Year during which an Employee has not been credited with more than five hundred (500) Hours of Service, provided, however, that

(a) no Break in Service shall occur during the term of or as a result of--

(1) a leave of absence including written extensions thereof (if the original term or duration of an extension is not stated for purposes of the Plan each shall be deemed to be for a six (6) month period) granted by the Company in accordance with a non-discriminatory and uniform policy, or

(2) an Employee's absence while on active service with the government, including the armed forces, during a period of national emergency or as required by law,

provided the Employee returns to the service of the Company immediately following such leave of absence in the case of (1) or within the period during which his employment rights are protected by law following his severance from such government service in the case of (2), and further provided, in the event the Employee shall not return to service as provided above, such Employee's employment with the Company shall be treated for purposes of this Plan as terminated at the inception of the leave of absence or service with the government, as the case may be, and further provided that any periods of leave with respect to (2) that are qualified military leave shall be deemed to include the necessary preparation time prior to the beginning of military service and recuperation time following the completion of military service, as described in 20 C.F.R. §§1002.74 and 1002.259; and

(b) if an Employee shall furnish the Plan Administrator such timely information as the Plan Administrator may require to establish the number of days that the Employee has been absent from work by reason of the pregnancy of the Employee, the birth of a child of the Employee, the placement of an adopted child with the Employee or the care of a newly born or adopted child of the Employee for a period beginning immediately following the birth or placement of such child, then, solely for determining whether a One-Year Break in Service has occurred which must be taken into account in determining the Employee's Years of Eligibility Service and Years of Vesting Service under the Plan, the following shall be treated as Hours of Service under the Plan --

(1) the number of Hours of Service which otherwise normally would have been credited to the Employee but for such absence, or

(2) in any case in which the Plan Administrator is unable to determine the number of Hours of Service described in (1) above, eight (8) Hours of Service per day of such absence,

provided, however, that the total number of Hours of Service to be so credited on account of any such single pregnancy, birth or adoption shall not exceed five hundred one (501) and all of such Hours of Service with respect to any such single event shall be credited in the Plan Year in which the absence from work begins if such crediting prevents the Employee from incurring a One-Year Break in Service for such Plan Year, otherwise all of such Hours of Service shall be credited in the immediately following Plan Year.

Glossary

"Owner Employee" means an individual who is a sole proprietor or who is a partner owning more than ten percent (10%) of either the capital or profits interest of the partnership.

"Participant" shall mean an Employee or former Employee who has become a Participant in the Plan in accordance with Article II hereof and whose interest under the Plan has not been fully distributed or terminated.

"Participating Employer" shall mean the Company, and any other Related Employer which by action of the Company’s Board of Directors has been designated a Participating Employer herein and which has adopted this Plan, in accordance with the provisions of Article XI hereof.

“Pension and Benefits Committee shall mean the committee provided for by the provisions of Section 12.02 hereof, or if no such committee is appointed or there are no members in office, the Board of Directors.

"Permanent Disability" shall mean the incapacity of a Participant to perform the duties of such Participant's regular occupation because of a medically determinable physical or mental impairment which results in termination of the Participant's employment therefor.  Permanent Disability shall commence under the Plan upon the occurrence of the permanent disability and shall continue so long as the Participant continues to be so disabled.  Determinations of Permanent Disability shall be made by the Plan Administrator upon competent medical evidence, including the opinion of a licensed physician, in a uniform and nondiscriminatory manner.

"Plan" shall mean The United Illuminating Company 401(k)/Employee Stock Ownership Plan (“KSOP”), including this plan document and any other agreement or Trust Agreement forming a part hereof, together with any and all amendments or supplements thereto.

"Plan Administrator" shall mean the Administrative Committee appointed by the Board of Directors pursuant to the provisions of Section 12.02 hereof to administer the Plan, or if no such committee is appointed or there are no members in office, the Board of Directors. Effective as of August 1, 2005, the Plan Administrator is the Compensation and Executive Development Committee. Prior to that date the Plan Administrator was the Pension and Benefits Committee and, prior to September 27, 2004, the Employees’ Benefit Committee.

"Plan Year" shall mean a twelve (12) month period running from the first of January through the end of December.

"Prior Plan" shall mean The United Illuminating Company 401(k)/Employee Stock Ownership Plan (“KSOP”) prior to its restatement in this Plan.

"Related Employer" shall mean a corporation or other business organization during the period it is--

(a) a member with the Company of a controlled group of corporations,

(b) a member with the Company of a group of trades or businesses under common control,

(c) a member with the Company of an affiliated service group, all as determined pursuant to Sections 414(b), (c) and (m) of the Code, as applicable, or

(d) any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

"Required Beginning Date" shall mean April 1st of the calendar year following the calendar year in which the Participant attains age 70-1/2 regardless when the Participant retires.

"Salary Reduction Contributions" shall mean any employer contributions made to the plan at the election of the Participant, in lieu of unreduced compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism.  For non-discrimination and other employee benefit testing purposes, with respect to any taxable year, a Participant's Salary Reduction Contribution is the sum of all employer contributions made on behalf of such participant pursuant to an election to defer under any qualified CODA as described in section 401(k) of the Code, any simplified employee pension cash or deferred arrangement as described in

Glossary

§402(h)(1)(B), any eligible deferred compensation plan under §457, any plan as described under §501(c)(18), and any employer contributions made on the behalf of a Participant for the purchase of an annuity contract under §403(b) pursuant to a salary reduction agreement.  Salary Reduction Contributions shall not include any Contributions properly distributed as excess annual additions.

"Salary Reduction Contribution Account Balance" shall mean that portion of a Participant's Account Balance attributable to salary deferral or Salary Reduction Contributions as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

"Share(s)" or "Stock" shall mean Company Stock.

"Super Top-Heavy" shall be determined in the same manner and shall mean the same as Top-Heavy, except that the present value of accrued benefits for Key Employees must exceed ninety percent (90%) of the accrued benefits for all Employees, rather than sixty percent (60%) as in the case of Top-Heavy.

"Three Months of Service" shall mean any three (3) consecutive calendar month period beginning on or after the date an Employee is first credited with an Hour of Service for the Company.

"Top-Heavy" shall mean that, as of the determination date with respect to a Plan Year commencing after December 31, 1983--

(a) if the Plan is not included in a required or permissive aggregation group, the present value of the accrued benefits for Key Employees under the Plan exceeds sixty percent (60%) of the present value of the accrued benefits for both Key and Non-Key Employees under the Plan, or

(b) if the Plan is included in a required or permissive aggregation group, the sum of the present value of accrued benefits for Key Employees under all defined benefit plans and all defined contribution plans included in such group exceeds sixty percent (60%) of the sum of the present value of accrued benefits for both Key and Non-Key Employees.

For purposes of making the above Top-Heavy determination:

(1) The determination date for a given plan year shall be the last day of the preceding plan year, or, in the case of the first plan year of a plan, the last day of such first plan year.

(2) A required aggregation group consists of: (A) the Plan; and (B) other qualified plans required to be aggregated with the Plan under Section 416(g) of the Code in testing for top-heaviness, i.e., (i) each qualified plan of the Employer (all employers required to be aggregated under Sections 414(b), (c) or (m) of the Code are considered to be a single employer) in which at least one Key Employee participates (in the Plan Year containing the determination date or any of the four (4) preceding Plan Years) (regardless of whether the Plan has terminated), and (ii) any other qualified plan which enables the Plan or a plan described in (i), above, to meet the requirements of Sections 401(a)(4) and 410(b) of the Code.

(3) A permissive aggregation group consists of (A) the Plan; (B) any plans required to be aggregated with the Plan under (2)(B), above and (C) any other qualified plans permitted to be aggregated with the Plan under Section 416(g) of the Code in testing for top-heaviness, i.e., any other such plan which, when considered as a group with the Plan, and any plans required to be aggregated with the Plan under (2)(B), above, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code, and which the Plan Administrator in its discretion chooses to include in the group.

(4) Where more than one plan is involved in the determination, the present value of accrued benefits (including distributions to be included therein in accordance with (10) below) shall be determined separately for each plan as of its own determination date falling in the same

Glossary

calendar year as the Plan's determination date with respect to the Plan Year in question, and the results of such separate determination shall then be aggregated as provided above.

(5) The present value of accrued benefits under a plan shall include the present value of accrued benefits derived from all contributions, including employer and employee (both voluntary and mandatory) contributions, except for the present value derived from tax deductible employee contributions which shall not be taken into account.

(6) The present value of accrued benefits under a plan shall be determined as of the plan's most recent valuation date that falls within the twelve (12) month period ending on the plan's determination date.  The Plan's valuation date is on December 31.

(7) The present value of a participant's accrued benefits under a defined contribution plan shall be the sum of the participant's account balance as of the relevant valuation date, plus an adjustment for contributions due as of the determination date.  In the case of a plan not subject to the minimum funding requirements of Code Section 412, the adjustment is the amount of contributions, if any, actually made after the valuation date but on or before the determination date, except in the first plan year of the plan when the adjustment should also reflect the amount of any contributions whenever made that would be allocated as of a date not later than the determination date.  In the case of a plan subject to the minimum funding requirements of Code Section 412, the adjustment is the amount of contributions whenever made that would be allocated as of a date not later than the determination date.

(8) The present value of a participant's accrued benefits under a defined benefit plan shall be based upon reasonable interest and mortality assumptions specified by the plan.  The accrued benefit of a Participant (who is not a Key Employee) under a defined benefit plan shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or (ii) if no such uniform method exists, then the slowest accrual method permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

(9) The accrued benefit of a participant in a plan who is a Non-Key Employee but who was a Key Employee in a prior year shall be disregarded.

(10) The present value of the accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by any distributions made with respect to the Employee under the Plan (and any plan aggregated with the Plan under Section 416(g)(2) of the Code), if such distribution is made during the 1-year period ending on the Determination Date and is on account of a separation from service, death or disability.  In the case of a distribution made for a reason other than separation from service, death or disability, these provisions shall be applied by substituting a ‘5-year period’ for a ‘1-year period’. This rule shall apply to distributions under a terminated plan which, if it had not been terminated, would have been required to be included in an aggregation group.  It shall also apply to any unrelated rollover or transfer (i.e. one initiated by the employee and made to a plan maintained by another, unrelated employer under Code Section 414(b), (c) or (m)).  The plan accepting an unrelated rollover or transfer shall not consider the rollover or transfer as part of its present value of accrued benefits unless the rollover or transfer was accepted prior to December 31, 1983.  In the case of a related rollover or transfer (i.e. one not initiated by the employee or made to a plan maintained by the same or related employer under Code Section 414(b), (c) or (m)), the rollover or transfer shall not be added back but shall be counted in the plan accepting the rollover or transfer whether the rollover or transfer was accepted before or after December 31, 1983.

(11) The accrued benefit of all participants in a plan who have not performed, or received credit for, any services for any employer maintaining the plan at any time during the five (5) year period ending on the plan’s determination date shall be disregarded.  For Plan Years beginning on or after January 1, 2002, the accrued benefit of all participants in a plan who have not performed,

Glossary

or received credit for, any services for any employer maintaining the plan  at any time during the one (1) year period ending on the plan’s determination date shall be disregarded.

(12) The Top-Heavy determination, including definition of Top-Heavy terms and application of the above rules and any other rules which may be necessary for the determination shall be made in accordance with Section 416 of the Code.

"Trust Agreement" shall mean a trust agreement, if such trust agreement is established by the Company, between the Company and such Trustees as may be appointed by the Company.  In the event that a trust agreement is established, the trust shall include any and all amendments or supplements thereto.

"Trustee" shall mean any Trustees or successor Trustees as in the future or from time to time thereafter may be appointed or designated by the Company to hold any portion of the Fund forming a part of this Plan.

"Voluntary Employee After-Tax Contributions" shall mean that portion of the Participant’s Account Balance that is attributable to (i) dividends voluntarily reinvested, prior to July 1, 1998, as after-tax contributions by the Participant in shares of Company Stock and (ii) the voluntary after-tax contributions that were permitted as part of the TRAESOP provisions of the Prior Plan and which were matched by a one-half percent (.5%) Company investment tax credit contribution.

"Years of Service" shall mean and include each Plan Year, whether commencing before or after the Effective Date, as to which an Employee is credited with not fewer than One Thousand (1,000) Hours of Service for the Company or a Related Employer.  If and to the extent that the Board of Directors of the Company so determines by rules uniformly applicable to all Employees similarly situated, an Employee who was in the employ of any business or enterprise substantially all of whose assets and property are acquired by the Company or a Related Employer by purchase, merger, consolidation or otherwise, may receive credit for his past service with such business or enterprise and such service shall be included in his Years of Service, provided that such past service credit is in accordance with the safe harbor provisions of Treas. Reg. §1.401(a)(4)-5(a)(3).

For purposes of determining eligibility and vesting under the Plan, the following definitions shall respectively apply:

(a) "Years of Eligibility Service" is not defined because eligibility is based upon months of service.

(b) "Years of Vesting Service", with respect to the vesting of the Additional Company Contribution Account Balance, shall mean and include each Year of Service (determined on the basis of Plan Years) credited to an Employee (whether before or after the adoption of the Plan or Prior Plans), provided, however, that:

(1) If a Participant is partially vested prior to incurring a Break in Service, Years of Vesting Service credited to a Participant after he had incurred five (5) consecutive One-Year Breaks in Service shall not be taken into account for purposes of determining the Participant's vesting in his Account Balance accrued before such Breaks in Service; provided, however, that Years of Vesting Service earned both before and after such five (5) Year Break in Service shall be included in determining the Participant’s vested interest in his employer contribution account balance attributable to employment after such Break in Service.  If the Participant incurs fewer than five (5) consecutive One-Year Breaks in Service at a time when the Participant is partially vested, then Vesting Service earned both before and after such Break in Vesting Service shall be included in determining the Participant’s vested interest in his employer contribution account balance attributable to employment both before and after such Break in Service;

(2) Years of Vesting Service credited prior to a One-Year Break in Service shall not be taken into account until the Employee has completed a Year of Service following such Break; and

(3) If the Employee had no vested right to his Account Balance under the Plan as of such Break, no Years of Vesting Service credited prior to such Break shall be taken into account if the

 Glossary

number of his consecutive One-Year Breaks in Service equals or exceeds the greater of five (5) of his aggregate Years of Vesting Service determined immediately before such Break.

(c) "Years of Top-Heavy Service" shall mean and include each Year of Service except that any Year of Service shall not be taken into account if:  (1) the Plan was not Top-Heavy for any Plan Year ending during such Year: or (2) such Year was completed in a Plan Year beginning before January 1, 1984.

Execution Page

EXECUTION PAGE

IN WITNESS WHEREOF, this plan document has been executed by a duly authorized officer of the Company.

THE UNITED ILLUMINATING COMPANY

Witness
/s/ Angel A. Bruno	By /s/Diane Pivirotto

Dated: 12/4/08

 Appendix A

APPENDIX A
Matching Contributions

Effective as of the date that Company Matching Contribution Account Balances are transferred to this Plan from The United Illuminating Company Employee Savings Plan ("UI Savings Plan"),the Company shall make a matching contribution in Company Stock in accordance with Section 3.02(a)(2) of The United Illuminating Employee Stock Ownership Plan in the following amounts:

Period                                                                                       Matching Contribution

June 1, 1996 -- December 31, 1996
one-half of one percent (.5%) for each one percent (1%) of the first six and one-fourth percent (6.25%) of compensation that a Participant elects to have withheld during such period and contributed to the UI Savings Plan pursuant to a Salary Reduction Agreement, up to a maximum Company matching contribution of three and one-eighth percent (3.125%) of a Participant's compensation for such period

January 1, 1997 -- December 31, 1997
one-half of one percent (.5%) for each one percent (1%) of the first six and one-half percent (6.5%) of compensation that a Participant elects to have withheld during such period and contributed to the UI Savings Plan pursuant to a Salary Reduction Agreement, up to a maximum Company matching contribution of three and one-fourth percent (3.25%) of a Participant's compensation for such period

January 1, 1998 –December 31, 2002
one-half of one percent (.5%) for each one percent (1%) of the first six and three-fourths percent (6.75%) of compensation that a Participant elects to have withheld during such period and contributed to the UI Savings Plan pursuant to a Salary Reduction Agreement, up to a maximum Company matching contribution of three and three-eighths percent (3.375%) of a Participant's compensation for such period

January 1, 2003 --	Safe Harbor contributions as provided in Section 3.02(a)(2)

 Appendix B

APPENDIX B
Limitation on Annual Additions
Prior to January 1, 2008

The provisions of this Appendix B shall be effective with respect to Limitation Years prior to January 1, 2008.

As and to the extent necessary to satisfy the limitations of Section 415 of the Code, the limitations of this Appendix H shall apply notwithstanding any other provision of this Plan.  Annual additions with respect to a Participant under this and all other defined contribution plans (whether terminated or not) ever maintained by the Company or a Related Employer consisting of:

(a) all Employer contributions and the Contributions made pursuant to a Salary Reduction Agreement, and all Employee contributions, if any;

(b) forfeitures, if any;

(c) the Participant’s voluntary contributions, if any;

(d) amounts allocated after March 31, 1984, to an individual medical account, as defined in Section 415(1)(2) if the Code, which is part of a pension or annuity plan maintained by the Company; and

(e) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post retirement medical benefits allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company, shall not, with respect to any Limitation Year, exceed the lesser of:

(i) one hundred percent (100%) of Code Section 415 Compensation of the Participant for Limitation Years commencing on or after January 1, 2002 (twenty-five percent (25%) of such Compensation before such date), excluding any medical benefits described in Sections 401(h) or 419A(f)(2) of the Code which are otherwise treated as annual additions under Sections 415(b) or 419A(d)(2) of the Code;

(ii) Thirty Thousand Dollars ($30,000) as indexed (Thirty-Five Thousand Dollars ($35,000) for Limitation Years beginning on or after January 1, 2001), and Forty Thousand Dollars ($40,000), as adjusted for increases in the cost-of-living under Section 415(d) of the Code for Limitation Years commencing on or after January 1, 2002 (i.e., $41, 000 for 2004, $42,000 for 2005, $44,000 for 2006, and $45,000 for 2007); or

(iii) prior to January 1, 2000, the maximum amount which, when considered in conjunction with benefits of the Participant under all defined benefit plans maintained by the Company or by Related Employers does not cause the limitations of Section 415 of the Internal Revenue Code of 1986, in effect from time to time, to be exceeded.

The annual additions for any Limitation Year beginning before January 1, 1987 shall not be recomputed to treat all Employee contributions as an annual addition.  The compensation limitation referred to in (i), above, shall not apply to any contribution for medical benefits (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition under Section 415(l)(l) or 419A(d)(2) of the Code.

In determining annual additions, forfeitures of Company Stock shall be based upon the fair market value of Company Stock as of the Anniversary Date.  Any Company contributions which are applied by the Trustee (not later than the due date, including extensions, for filing the Company's federal income tax return for that Plan Year) to pay interest on an Acquisition Loan, and any Leveraged Shares which are allocated as forfeitures, shall not be included

 Appendix B

as annual additions under this Section; provided, however, that the provisions of this sentence shall be applicable only in Plan Years for which not more than one-third (1/3) of the Company contributions applied to pay principal and interest on an Acquisition Loan are allocated to Account Balances of Highly Compensated Employees.

 Appendix C

APPENDIX C
Required Minimum Distributions
Prior to January 1, 2003

Notwithstanding any provision of the Plan to the contrary, all distributions from this Plan shall be made in accordance with Section 401(a)(9) of the Code and regulations issued thereunder, including the minimum distribution incidental benefit requirement of Treasury Regulation Section 1.401(a)(9)-2.  Specifically, the timing and form of benefits permitted under the Plan shall not violate any of the following requirements of the Code:

(a) Not later than the Participant's Required Beginning Date the Participant's entire benefits under the Plan either—

(1) shall be distributed to the Participant, or

(2) shall commence to be distributed—

(A) over the life of the Participant or over the lives of the Participant and a designated Beneficiary, or

(B) over a period not extending beyond the Life Expectancy of the Participant or the Life Expectancy of the Participant and a designated Beneficiary.

If the Participant’s benefit is to be distributed over (1) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and his designated Beneficiary, or (2) over the life of a designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary, then the amount required to be distributed for each calendar year beginning with distributions for the first Distribution Calendar Year must at least equal the quotient obtained by dividing the Participant's benefit by the lesser of (a) the Applicable Life Expectancy or (b) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q & A-4 of Section 1.401(a)(9)-2 of the Income Tax Regulations.  Distributions after the death of the Participant shall be distributed using the Applicable Life Expectancy as the relevant divisor without regard to regulations Section 1.401(a)(9)-2.  In the case of a Participant and spouse, such Life Expectancies may be re-determined from time to time, but no more frequently than annually, in accordance with regulations under the Code.

(b) The minimum distribution required for the Participant's first Distribution Calendar Year must be made on or before the Participant's Required Beginning Date.  The minimum distribution for other calendar years, including the minimum for the Distribution Calendar Year in which the Participant's Required Beginning Date occurs, must be made on or before December 31 of that Distribution Calendar Year.

(c) If after distribution has begun in accordance with Subsection (a)(2), above, a Participant dies and death benefits are payable under the Plan such death benefits shall be distributed at least as rapidly as the Participant's remaining interest in the Plan would have been distributed under the method of distribution in effect as of the date of the Participant's death.

(d) If before distribution has begun in accordance with Subsection (a)(2), above, a Participant dies and death benefits are payable under the Plan such death benefits shall be distributed as of December 31 of the calendar year which contains the fifth (5th) anniversary of the death of the Participant unless an election is made to receive distributions in accordance with (1) or (2) below:

(1) if any portion of the Participant's interest is payable to a designated Beneficiary, distributions may be made over the life or over a period certain not greater than the Life

 Appendix C

Expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the participant died;

(2) if the designated Beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (i) December 31 of the calendar year immediately following the calendar year in which the Participant died or (ii) December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70 1/2).

If the Participant has not made an election pursuant to this Appendix C time of his or her death, the Participant's designated Beneficiary must elect the method of distribution no later than the earlier of (i) December 31 of the calendar year in which the distributions would be required to begin under this section, or (ii) December 31 of the calendar year which contains the fifth (5th) anniversary of the date of death of the Participant.  If the Participant has no designated Beneficiary, or if the designated Beneficiary does not elect a method of distribution, distribution of the Participant's entire interest must be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant's death.

If the surviving spouse dies after the Participant, but before payments to such spouse begin, the provisions of this section with the exception of Section (d)(2) above, shall be applied as if the surviving spouse were the Participant.

(e) For purposes of satisfying the above requirements of this Appendix C, any amount paid to a child of the Participant shall be treated as if it had been paid to the Participant's surviving spouse if such amount will become payable to the surviving spouse upon such child reaching majority (or other designated event permitted under regulations under the Code).

(f) For purposes of this Appendix C, distribution of a Participant's interest is considered to begin on the Participant's Required Beginning Date or, if the last portion of (d), above, is applicable, the date distribution is required to begin to the surviving spouse pursuant to (d), above.

Exhibit A

EXHIBIT A
Participating Employers
As of January 1, 2008

The United Illuminating Company

UIL Holdings Corporation